Exhibit 2.1

Certain information marked as [***] has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential and is confidential.

EQUITY Purchase AGREEMENT

BY AND AMONG

SUNSHINE ACQUISITION SUB CORP.,

CLEAN STREAK VENTURES, LLC,

MDKMH PARTNERS, INC.,

Clean Streak Ventures Intermediate Holdco, LLC,

MKH Capital Partners Offshore Fund I, LP,

sellerS’ REPRESENTATIVE NAMED HEREIN

AND

CAR WASH PARTNERS, INC. (AS GUARANTOR)

Dated as of December 8, 2021

#151886077_v1

#151886077_v5

#151886077_v7

US-DOCS\127422482.11 055535-0015#151886077_v11

US-DOCS\127422482.16

TABLE OF CONTENTS

i

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A Definitions and Defined Terms

Exhibit B-1 WFCW Acquisition, LLC Redemption Agreement

Exhibit B-2 CFCW Curry Ford, LLC Redemption Agreement

Exhibit B-3 CFCW Red Bug LLC Redemption Agreement

Exhibit C Purchase Price Payment
Exhibit D Rules of Engagement for the Firm

Exhibit E Development Site Escrow Agreement

Exhibit F Locations

Exhibit G Escrow Agreement

Exhibit H Intentionally Omitted

Exhibit I Intentionally Omitted

Exhibit J Restrictive Covenant Agreements

SCHEDULES

Schedule 1.1	Sale Bonuses
Schedule 2.4	Sellers’ Representative Expense Fund Account
Schedule 2.5	Development Site Escrow Account and Escrow Account
Schedule 2.6(a)	Indebtedness
Schedule 2.6(b)	Closing Date Sellers Expenses to be Paid at Closing
Schedule 2.9(a)	Capital Expenditure Amount
Schedule 2.9(b)	Net Working Capital Principles
Schedule 3.2(a)	Conflicts
Schedule 3.2(b)	Consents of Third Parties
Schedule 3.3(a)	Target Equity Interests
Schedule 3.3(b)	Obligations to Purchase Target Equity Interests
Schedule 3.4(a)	Acquired Subsidiaries
Schedule 3.4(b)	Equity Owned by Acquired Companies
Schedule 3.5(a)	GAAP Exceptions
Schedule 3.6	Absence of Certain Developments
Schedule 3.7(l)	Profits Units

Schedule 3.8(a)	Real Property Leases
Schedule 3.8(b)	Owned Real Property
Schedule 3.8(c)	Leases
Schedule 3.8(f)	Options with respect to Leases
Schedule 3.8(i)	Capital Expenditure Budget for Development Sites
Schedule 3.8(k)	Outstanding Material Entitlement Approvals
Schedule 3.9	Tangible Personal Property
Schedule 3.10	Intellectual Property
Schedule 3.11	Material Contracts
Schedule 3.12(a)	Employee Benefit Plans
Schedule 3.12(h)	Transaction Payments
Schedule 3.13(a)	Labor
Schedule 3.14	Litigation
Schedule 3.17	Insurance
Schedule 3.18	Related Party Transactions
Schedule 3.19	Environmental Compliance
Schedule 3.20	Material Suppliers
Schedule 4.3(a)	Seller Conflicts
Schedule 4.3(b)	Seller Consents of Third Parties
Schedule 4.4	Capitalization; Ownership of Purchased Equity Interests
Schedule 5.5	Conflicts
Schedule 5.5(b)	Buyer’s Approvals and Consents
Schedule 6.1	Interim Operating Covenants
Schedule 6.2	Negative Covenants
Schedule 7.5(c)	D&O Policy
Schedule 7.10	Material Business Relationships
Schedule 7.11(g)	Purchase Price Allocation
Schedule 7.16	Reorganization Steps
Schedule 8.2(d)(v)	Restrictive Covenant Parties
Schedule 8.2(d)(x)	Terminated Affiliate Contracts
Schedule 11.19(a)	[***]

v

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of December 8, 2021, by and among Sunshine Acquisition Sub Corp., a Delaware corporation (“Buyer”), Clean Streak Ventures, LLC, a Delaware limited liability company (the “Company”), MDKMH Partners, Inc., a Delaware corporation (“CSV Blocker” and together with the Company, the “Acquired Targets”), Clean Streak Ventures Intermediate Holdco, LLC, a Delaware limited liability company (the “CSV Seller”), MKH Capital Partners Offshore Fund I, LP, a Delaware limited partnership (the “CSV Blocker Seller” and together with the CSV Seller, each a “Seller” and together the “Sellers”), Clean Streak Ventures Holdco, LLC, a Delaware limited liability company, as the representative of the Sellers (“Sellers’ Representative”) and solely for purposes of Section 11.18, Car Wash Partners, Inc., a Delaware corporation (“Guarantor”):

RECITALS

WHEREAS, immediately prior to the Closing, CSV Seller shall distribute the Blocker Percentage of its equity interests in the Company (the “Distributed Interests”) to Clean Streak Ventures Holdco, LLC (“CSV Holdco”), which in turn will distribute the Distributed Interests to Clean Streak Ventures Splitter LP (“CSV Splitter” and, together with CSV Holdco and CSV Seller, the “CSV Intermediate Entities”), which in turn will distribute the Distributed Interests to CSV Blocker in redemption of CSV Blocker’s equity interests in CSV Splitter (the “Reorganization”), such that immediately following the Reorganization CSV Blocker and CSV Seller will be the sole members of the Company;

WHEREAS, following the Reorganization and immediately prior to Closing, Sellers shall own, directly or indirectly, all of the issued and outstanding equity interests of the Acquired Targets;

WHEREAS, simultaneously with the execution and delivery of this Agreement, WFCW Acquisition, LLC, CFCW Curry Ford, LLC and CFCW Red Bug LLC are entering into the redemption agreements in substantially the forms attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3 (each a "Redemption Agreement", and collectively the "Redemption Agreements"), as applicable, pursuant to which, among other things, each of WFCW Acquisition, LLC, CFCW Curry Ford, LLC and CFCW Red Bug LLC shall, prior to the Reorganization, redeem all of the equity interests held by Clean Machine Holdings, LLC, TDE Curry Ford, LLC and TDE Distributing, LLC, as applicable, in each case pursuant to the terms and conditions set forth in the applicable Redemption Agreement (such transactions, the “Redemptions”), such that following the Redemptions the Company shall own, directly or indirectly, all of the issued and outstanding equity interests of each of WFCW Acquisition, LLC, CFCW Curry Ford, LLC and CFCW Red Bug LLC;

WHEREAS, CSV Seller desires to sell and transfer all of the equity interests in the Company owned by CSV Seller as of the Closing (the “Purchased Company Equity Interests”) to the Buyer, and CSV Blocker Seller desires to sell and transfer all of the shares in CSV Blocker owned by CSV Blocker Seller as of the Closing (the “Purchased CSV Blocker Equity Interests,” and together with the Purchased Company Equity Interests, the “Purchased Equity Interests”) to the Buyer, and the Buyer desires to purchase from the Sellers, for the Purchase Price (which payment shall be in accordance with Section 2.3) at the Closing the Purchased Equity Interests, all on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, as a result of the purchase of the Purchased Equity Interests, immediately following the Closing, Buyer will own, directly or indirectly, one hundred percent (100%) of the equity interests in the Acquired Companies;

WHEREAS, as an inducement for the Buyer to enter into this Agreement, CSV Holdco, the Company, each Profits Unit Holder and Landen Assets LLC have executed and delivered to CSV Seller a Rescission and Release Agreement;

WHEREAS, as an inducement for the Buyer to enter into this Agreement, the Company and each of Art Cordova, Colin Raskin, Daniel Lance, Gregory Ries, Leon Snow, Nicole Rodriguez, Steve Lipofsky and Tom Welter have executed a Transaction Bonus Agreement; and

WHEREAS, the Acquired Targets, the Sellers and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions, in each case, as set forth herein.

NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1. Definitions and Defined Terms. Unless the context otherwise requires or as otherwise defined herein, capitalized terms used in this Agreement shall have the respective meanings set forth in Exhibit A.

Section 1.2. Rules of Construction. Buyer, each Seller, each Acquired Target and Sellers’ Representative are collectively referred to herein as the “Parties” and each individually is referred to herein as a “Party”. All article, section, schedule and exhibit references in this Agreement are to the articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. The word “or” shall not be exclusive. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The terms “includes” and “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The phrases “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement.

References to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rule or regulation, in each case, as amended or otherwise modified from time to time.

Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

The Parties hereto acknowledge and agree that each Party hereto and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

Unless otherwise stated, accounting terms used and not expressly defined herein shall have the meanings given to them under GAAP.

Article II
Closing Transactions; Purchase Price; Closing

Section 2.1. Sale and Purchase of the Purchased Equity Interests. Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase, acquire and accept from the Sellers and the Sellers shall sell, assign, transfer and convey to Buyer, all right, title and interest in and to the Purchased Equity Interests, free and clear of all Liens (other than those that customarily arise under securities Laws in private transactions), and Buyer shall pay and deliver the Purchase Price as consideration for the Purchased Equity Interests in the manner and as set forth on Exhibit C. No later than three (3) Business Days prior to the Closing, the Sellers’ Representative will prepare and deliver an updated Exhibit C to Buyer (and Buyer shall have an opportunity to review and comment on such updated Exhibit C prior to the Closing, and Sellers shall consider any such comments in good faith).

Section 2.2. Purchase Price. Subject to the adjustments set forth in Section 2.9, the aggregate cash purchase price (the “Purchase Price”) to be paid by Buyer to the Sellers in consideration for the Purchased Equity Interests at the Closing shall be an amount equal to the sum of:

1) $390,000,000;

2) either:

a) plus any Estimated Net Working Capital Surplus; or

b) minus any Estimated Net Working Capital Deficit;

3) plus the Estimated Cash Equivalents;

4) minus the Estimated Indebtedness set forth on Schedule 2.6(a);

5) minus the Estimated Closing Date Seller Expenses set forth on Schedule 2.6(b);

6) either:

a) plus any Estimated Capital Expenditure Amount Surplus; or

b) minus any Estimated Capital Expenditure Amount Deficit; and

7) plus the Palm Beach Amount.

Section 2.3. Payment of Purchase Price. At the Closing, Buyer shall make, or shall cause to be made, payment of an aggregate amount (the “Closing Date Payment”) equal to (i) the Purchase Price, minus (ii) the Sellers’ Representative Expense Fund Amount, minus (iii) the Escrow Amount, minus (iv) the Development Site Escrow Amount, by wire transfer of immediately available funds to the Paying Agent for further distribution by the Paying Agent to the bank accounts and pursuant to the percentage allocations specified on Exhibit C to Sellers. Exhibit C shall set forth the pro rata percentage of Purchase Price being received by each of CSV Seller and CSV Blocker Seller (the “Allocation Percentage”) and any Purchase Price Adjustment pursuant to Section 2.9 shall be allocated to CSV Seller and CSV Blocker Seller in accordance with the Allocation Percentage.

Section 2.4. Sellers’ Representative Expense Fund.

(a) At the Closing, the Sellers’ Representative Expense Fund Amount shall be withheld from the Purchase Price otherwise payable to the Sellers and Buyer shall make, or shall cause to be made, payment of such Sellers’ Representative Expense Fund Amount by wire transfer of immediately available funds to the Paying Agent who shall then deposit such amount into a separate account set forth on Schedule 2.4 (the “Sellers’ Representative Expense Fund Account”). The amount so withheld from each Seller shall be equal to the product of (i) the Sellers’ Representative Expense Fund Amount and (ii) Allocation Percentage. The Sellers’ Representative Expense Fund shall be distributed in accordance with Section 2.4(c). No later than three Business Days prior to the Closing, Sellers’ Representative will prepare and deliver Schedule 2.4 to Buyer.

(b) Upon deposit into the Sellers’ Representative Expense Fund Account, the Sellers’ Representative Expense Fund Amount and all interest and other amounts earned thereon shall be maintained by Sellers’ Representative, and Sellers’ Representative shall have the right to recover the Charges from the Sellers’ Representative Expense Fund in accordance with Section 11.16. The Sellers shall be responsible for and shall pay and discharge all Taxes, assessments and governmental charges imposed on or with respect to the Sellers’ Representative Expense Fund. Sellers’ Representative shall be entitled to deduct and withhold from any funds or other assets otherwise payable out of the Sellers’ Representative Expense Fund to any Seller pursuant to this Agreement such amounts as Sellers’ Representative is required to deduct and withhold under any provision of federal, state, local or foreign Tax Law. If Sellers’ Representative so withholds amounts, such amounts shall be treated for the purposes of this Agreement as having been paid to the Seller in respect of which Sellers’ Representative made such deductions and withholding.

(c) Upon the determination of Sellers’ Representative, any remaining funds in the Sellers’ Representative Expense Fund at such time shall be released from the Sellers’ Representative Expense Fund and Sellers’ Representative shall distribute all of such funds to the Sellers based on each Seller’s proportional contribution to the Sellers’ Representative Expense Fund, less any amounts paid on behalf of such Seller from the Sellers’ Representative Expense Fund.

Section 2.5. Escrow Funds. At the Closing, the Escrow Amount shall be withheld from the Purchase Price otherwise payable to the Sellers and Buyer shall make, or shall cause to be made, payment of such Escrow Amount by wire transfer of immediately available funds to the Paying Agent who shall then deposit such amount in an escrow account (the “Escrow Account”) with the Escrow Agent which shall be established pursuant to the Escrow Agreement. The Adjustment Escrow Account shall be distributed in accordance with Section 2.9(d)(ii). The [***] shall be distributed in accordance with Section 11.19. At the Closing, the Development Site Escrow Amount shall be withheld from the Purchase Price otherwise payable to the Sellers and Buyer shall make, or shall cause to be made, payment of such Development Site Escrow Amount by wire transfer of immediately available funds to the Paying Agent who shall then deposit such amount in an escrow account (the “Development Site Escrow Account”) with the Development Site Escrow Agent which shall be established pursuant to the Development Site Escrow Agreement. The Development Site Escrow Account shall be distributed in accordance with the Development Site Escrow Agreement. No later than three Business Days prior to the Closing, the Sellers’ Representative will prepare and deliver Schedule 2.5 to Buyer.

Section 2.6. Payment of Estimated Indebtedness and Closing Date Seller Expenses. At the Closing, Buyer shall make, or shall cause to be made, payment of an aggregate amount equal to the amounts necessary to discharge fully the then‑outstanding balance of all Indebtedness set forth on Schedule 2.6(a) (the “Borrowed Indebtedness”) by wire transfer of immediately available funds to the Paying Agent who shall then repay the Borrowed Indebtedness on behalf of the Acquired Companies to the account(s) set forth on Schedule 2.6(a), in the amounts and in accordance with the payoff instructions indicated in the Payoff Letters delivered by the holders of such Borrowed Indebtedness. At the Closing, Buyer shall make, or shall cause to be made, payment of an aggregate amount equal to the amounts necessary to discharge fully all Closing Date Seller Expenses by wire transfer of immediately available funds to the Paying Agent who shall then repay the Closing Date Seller Expenses on behalf of the Acquired Companies, in the amounts and in accordance with the payment instructions set forth on Schedule 2.6(b) (such amounts, the “Estimated Closing Date Seller Expenses”); provided that the Estimated Closing Date Seller Expenses payable to recipients of Sale Bonuses shall be paid by Buyer through a special payroll run on the Closing Date (for the avoidance of doubt, following the Closing) utilizing the payroll system of the applicable Acquired Company, with all applicable payroll and other Taxes being withheld therefrom. No later than three Business Days prior to the Closing, Sellers’ Representative will prepare and deliver Schedule 2.6(a) and Schedule 2.6(b) to Buyer.

Section 2.7. Time and Place of the Closing. The closing of the Transactions shall take place at 10:00 a.m., Miami, Florida time, on the third Business Day following the date on which all of the conditions to the obligations of the Parties set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or, if permissible, waiver of those conditions) have been satisfied or waived as provided therein, or such other time and date mutually agreed upon in writing by the Buyer and Sellers’ Representative (the “Closing”); provided, that, notwithstanding anything to the contrary in this Agreement, in no event shall the Closing occur prior to December 21, 2021 (without the prior written consent of Buyer and the Sellers' Representative, and in any event, subject to the satisfaction or waiver of all of the conditions to closing set forth in Article VIII). The Closing shall take place at the offices of Holland & Knight, 701 Brickell Avenue, Suite 3300, Miami, FL 33131. The Closing may take place by delivery of the documents to be delivered at the Closing by electronic transmission. All document deliveries and payments by one Party to another Party at the Closing shall be deemed to have occurred simultaneously and none shall be effective until and unless all have occurred. Subject to the provisions of Article X, failure to consummate the Transactions on the date and time and at the place determined pursuant to this Section 2.7 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

Section 2.8. Transactions at the Closing. At the Closing: (a) the Parties shall deliver to each other the respective agreements, and other documents and instruments specified herein, including, the documents and instruments specified in Article VIII to be delivered as a condition precedent to the Closing; (b) in accordance with the provisions of Section 2.3, Buyer shall cause the Closing Date Payment to be paid to the Paying Agent who shall then pay such Closing Date Payment to Sellers by wire transfer in immediately available funds; (c) in accordance with Section 2.6, Buyer shall cause an aggregate amount equal to the sum of the Estimated Closing Date Seller Expenses and the Borrowed Indebtedness to be paid to the Paying Agent by wire transfer in immediately available funds who shall then repay such Estimated Closing Date Seller Expenses and Borrowed Indebtedness to the applicable recipients, (d) in accordance with Section 2.4, Buyer shall cause an amount equal to the Sellers’ Representative Expense Fund Amount to be paid to the Paying Agent by wire transfer in immediately available funds, who shall then deposit such Sellers’ Representative Expense Fund Amount to the account set forth on Schedule 2.4, and (e) in accordance with Section 2.5, Buyer shall cause an aggregate amount equal to the sum of the Escrow Amount and the Development Site Escrow Amount to be paid to the Paying Agent by wire transfer in immediately available funds, who shall then deposit such amounts to the Escrow Account and the Development Site Escrow Account, as applicable, in accordance with the instructions set forth on Schedule 2.5. All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless or until all are effective (except for any of same as to which the Party or Parties entitled to the benefit thereof has expressly waived in writing satisfaction or performance thereof as a condition precedent to the Closing).

Section 2.9. Adjustment to Purchase Price.

(a) The purpose of the purchase price adjustment set forth in this Section 2.9 is solely to measure any changes in Cash Equivalents, Net Working Capital, Indebtedness, Capital Expenditure Amount, and Closing Date Seller Expenses of the Acquired Companies from the target or estimated amounts used to determine the Purchase Price as of 11:59 p.m., Miami, Florida time, on the date immediately prior to the Closing Date (the “Calculation Time”) to the actual amounts of Cash Equivalents, Net Working Capital, Indebtedness, Capital Expenditure Amount and Closing Date Seller Expenses of the Acquired Companies as of the Calculation Time (except that (x) Pre-Closing Income Taxes shall be determined as of the end of the day on the Closing Date and (y) such amounts shall be calculated after giving effect to the Reorganization and the Redemptions) on the same accounting basis consistently applied to reflect the transactions or events up to and conditions existing as of the Closing. No later than three Business Days prior to the Closing, Sellers’ Representative shall in accordance with the terms of this Section 2.9, prepare and deliver to Buyer (i) an estimated consolidated balance sheet of the Acquired Companies as of the Calculation Time (the “Estimated Closing Balance Sheet”), which Estimated Closing Balance Sheet shall be calculated after giving effect to the Reorganization and the Redemptions and shall include a good faith estimation of (1) Cash Equivalents (“Estimated Cash Equivalents”), (2) Net Working Capital (“Estimated Net Working Capital”), (3) Indebtedness (“Estimated Indebtedness”) and (4) Capital Expenditure Amount (“Estimated Capital Expenditure Amount”) (such calculation shall be consistent with the format set forth on Schedule 2.9(a)), each of which shall be calculated as of the Calculation Time (except that (x) Pre-Closing Income Taxes shall be determined as of the end of the day on the Closing Date and (y) such amounts shall be calculated after giving effect to the Reorganization and the Redemptions), (ii) Schedule 2.6(b) setting forth the Estimated Closing Date Seller Expenses and Estimated Indebtedness, in each case as of the Calculation Time, and wire instructions therefor, and (iii) the resulting good faith calculation of Purchase Price for purposes of Section 2.2 based on the estimates described in clauses (i) and (ii) (collectively, the “Estimated Closing Statement”). Sellers’ Representative shall also deliver to Buyer at such time reasonable supporting or underlying documentation used in the preparation of Estimated Closing Statement. Following the delivery of the Estimated Closing Statement and prior to the Closing, Buyer shall have the opportunity to review the Estimated Closing Statement and Sellers’ Representative shall provide Buyer and its Representatives with reasonable access to the books and records of the Acquired Companies and other documents reasonably requested by Buyer. Sellers’ Representative shall, and shall cause the Sellers and the Acquired Companies and their respective Representatives, to reasonably cooperate with Buyer in good faith to respond to any questions regarding the Estimated Closing Statement raised by Buyer and shall consider in good faith any comments from Buyer if Buyer disputes any item on the Estimated Closing Statement. If Sellers’ Representative agrees to make any modification to the Estimated Closing Statement requested by Buyer, then the Estimated Closing Statement as so agreed by Sellers’ Representative to be modified shall be deemed to be the Estimated Closing Statement for purposes of this Agreement. The Estimated Closing Statement and the determinations and calculations contained therein will be prepared and calculated in accordance with (x) GAAP, (y) the definitions contained in this Agreement and (z) the accounting principles and methods used in the calculations set forth in

Schedule 2.9(b) (collectively, the principles described in clauses (x), (y) and (z), the “Accounting Principles”).

(b) Delivery of Closing Balance Sheet. Within sixty (60) days following the Closing, Buyer will, in good faith and in accordance with the terms of this Section 2.9, prepare and deliver to Sellers’ Representative (i) its good faith calculation of the actual Cash Equivalents, actual Net Working Capital, actual Indebtedness, actual Capital Expenditure Amount and actual Closing Date Seller Expenses in each case of the Acquired Companies as of the Calculation Time (except that (x) Pre-Closing Income Taxes shall be determined as of the end of the day on the Closing Date and (y) such amounts shall be calculated after giving effect to the Reorganization and the Redemptions) (the “Final Closing Statement”), which Final Closing Statement shall be calculated after giving effect to the Reorganization and the Redemptions, and (ii) a consolidated balance sheet of the Acquired Companies as of the Calculation Time (calculated after giving effect to the Reorganization and the Redemptions) (the “Final Closing Balance Sheet”). Calculation of the Final Closing Statement and the Final Closing Balance Sheet shall be prepared and calculated in accordance with the Accounting Principles. For the avoidance of doubt, the calculation of the Purchase Price Adjustment as set forth in this Section 2.9 does not (i) permit the introduction of different accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgments, assumptions, techniques or estimation methodologies, including with respect to the nature of accounts, level of reserves or level of accruals, or (ii) permit the introduction of new or removal of existing balance sheet accounts or line items, in each case of (i) and (ii) from those required by the Accounting Principles, it being the agreement of the Parties that the Final Net Working Capital be calculated consistently with the Estimated Net Working Capital in order to allow a meaningful comparison of the Final Net Working Capital to the Estimated Net Working Capital. The Final Closing Balance Sheet shall be prepared, and the Final Net Working Capital shall be determined, in accordance with the Accounting Principles. The Final Closing Statement, the Final Closing Balance Sheet and the Net Working Capital, Cash Equivalents, Indebtedness, Closing Date Seller Expenses and Capital Expenditure Amount reflected therein shall (i) exclude the impact of any decisions made or actions taken or omitted by Buyer or the Acquired Companies following the Closing, (ii) not reflect changes in assets or liabilities as a result of purchase accounting adjustments or reflect any events, conditions or circumstances which arise as a result of the change of control or ownership of the Acquired Companies contemplated by this Agreement and (iii) ignore events taking place after the Closing.

(c) Review of Final Closing Balance Sheet; Objection. Sellers’ Representative shall have thirty (30) days from the date of receipt of the Final Closing Balance Sheet to review the computations of Cash Equivalents, Net Working Capital, Indebtedness, Closing Date Seller Expenses and Capital Expenditure Amount reflected on the Final Closing Balance Sheet and the Final Closing Statement. In connection with such review, Buyer will make available to Sellers’ Representative and its auditors (if any) (subject to the execution of customary work paper access letters if requested) all records and work papers reasonably requested by Sellers’ Representative relating to the Acquired Companies and their calculation of Cash Equivalents, Net Working Capital, Indebtedness, Closing Date Seller Expenses and Capital Expenditure Amount that Sellers’ Representative and its auditors (if any) reasonably request in reviewing the Final Closing Balance Sheet, and Buyer will make available to Sellers’ Representative and its auditors (if any), during normal business hours and upon reasonable advance notice to Buyer, all its representatives responsible for or otherwise involved in the preparation of the Final Closing Balance Sheet and the Final Closing Statement (including, for the avoidance of doubt, any Persons involved in providing any information used or considered in the preparation of the Final Closing Balance Sheet and the Final Closing Statement) in order to fully respond to any questions Sellers’ Representative and its auditors may have; provided, that such access will not unreasonably interfere with the normal business operations of Buyer and the Acquired Companies. Buyer shall upon request by Sellers’ Representative promptly provide a list of all such Persons, specifying the information provided by and all other work performed by such Persons in preparation of the Final Closing Balance Sheet and the Final Closing Statement. If Sellers’ Representative claims that Buyer has failed to comply with its obligations under this Section 2.9(c) to provide access to records, work papers and calculations, Sellers’ Representative may initiate the appointment of the Firm and the Firm shall have the authority to determine if Buyer has complied with such obligations and to order Buyer to comply with any such obligations (and the time frames for any proceedings before the Firm shall be adjusted accordingly). If Sellers’ Representative disagrees with Buyer’s calculation of Cash Equivalents, Net Working Capital, Indebtedness, Closing Date Seller Expenses or Capital Expenditure Amount, Sellers’ Representative shall deliver written notice (an “Objection Notice”) of such disagreement to Buyer on or before the thirtieth (30th) day following its receipt of the Final Closing Balance Sheet and the Final Closing Statement (the “Objection Notice Period”) and such Objection Notice shall specify in reasonable detail the items to which Sellers’ Representative is objecting, including the nature, amount and basis for such objection, and shall separately include Sellers’ Representative’s proposed calculations (prepared consistently with the requirements of this Section 2.9). If Sellers’ Representative does not deliver an Objection Notice to Buyer or delivers written notice of acceptance of the Final Closing Statement and Final Closing Balance Sheet during the Objection Notice Period, each of the calculations set forth in the Final Closing Statement and Final Closing Balance Sheet shall be final, binding and non-appealable by the Parties. All items not so objected to in the Objection Notice shall be binding and conclusive on the Parties. If Sellers’ Representative timely delivers an Objection Notice to Buyer, Buyer and Sellers’ Representative shall use commercially reasonable efforts to resolve any disagreements noted in the Objection Notice in good faith as soon as practicable after the delivery of such notice, but if they do not obtain a final resolution within thirty (30) days after Buyer has received the Objection Notice, then they shall, within five (5) days thereafter, commence the process to jointly retain the Firm (or if the Firm is unable to serve as the Firm for any reason whatsoever, including for reasons of conflict of interest, the Parties shall, within five (5) days thereafter, jointly retain the Second Firm, in which case the Second Firm shall be deemed to be the Firm for purposes of this Agreement or if the Firm and the Second Firm are both unable to serve as the Firm for any reason whatsoever, including for reasons of conflict of interest, Buyer and Sellers’ Representative shall, within five (5) days thereafter, jointly retain another accounting firm mutually acceptable to them to act as the Firm for purposes of this Agreement solely in accordance with the terms of this Agreement, to resolve any remaining disagreements; provided that if Buyer and Sellers’ Representative cannot agree on a mutually acceptable Firm (if neither the Firm nor the Second Firm is able to serve), a Firm shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association). In connection with engaging the Firm, Buyer and Sellers’ Representative agree, if requested by the Firm, to work with the Firm to negotiate and execute an engagement letter on terms reasonably satisfactory to Buyer and Sellers’ Representative. Buyer, Sellers’ Representative and their respective agents will cooperate with the Firm during its resolution of any disagreements included in the Objection Notice. Unless otherwise agreed by Buyer and Sellers’ Representative in writing, the Firm shall make its determination in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit D; provided that any delay in delivering such determination shall not invalidate the award or otherwise deprive the Firm of jurisdiction. The Firm will consider only those items and amounts set forth in the Objection Notice that Buyer, on the one hand, and Sellers’ Representative, on the other hand, are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Sellers’ Representative or less than the smallest value for such item claimed by Buyer or Sellers’ Representative. Except as otherwise specified herein, the scope of the disputes to be determined by the Firm is limited to whether the preparation of the Final Closing Balance Sheet and the calculation of Cash Equivalents, Net Working Capital, Indebtedness, Closing Date Seller Expenses and Capital Expenditure Amount were done in a manner consistent with Section 2.9(b) and whether there were mathematical errors in the preparation of the Final Closing Balance Sheet or the calculation of Cash Equivalents, Net Working Capital, Indebtedness, Closing Date Seller Expenses or Capital Expenditure Amount, and the Firm is not to make any other determination unless jointly requested in writing by Buyer and Sellers’ Representative. The Firm’s determination of Cash Equivalents, Net Working Capital, Indebtedness, Closing Date Seller Expenses and Capital Expenditure Amount, including each of the components thereof, shall be based solely on written materials submitted by Buyer and Sellers’ Representative (i.e., not on independent review) and on the definitions included herein. The fees and disbursements of the Firm and the reasonable attorneys’ fees and expenses of the Parties (collectively, the “Purchase Price Adjustment Dispute Expenses”) shall be borne (i) by Buyer, on the one hand, in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by Sellers’ Representative (as finally determined by the Firm) bears to the aggregate dollar amount of all disputed items and (ii) by Sellers’ Representative, on the other hand, in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by Sellers’ Representative (as finally determined by the Firm) bears to the aggregate dollar amount of all disputed items. For example, if Buyer and Sellers’ Representative dispute $1,000,000 of a proposed Purchase Price Adjustment to be paid to the Sellers, the Firm determines that such payment should be $400,000 and the Purchase Price Adjustment Dispute Expenses are $100,000, then (i) Buyer shall pay $40,000 (40%) of the Purchase Price Adjustment Dispute Expenses and (ii) Sellers’ Representative shall pay $60,000 (60%) of the Purchase Price Adjustment Dispute Expenses. The determination of the Firm as to any disputed matters shall be set forth in a written report of award delivered to Buyer and Sellers’ Representative, and shall be deemed final, conclusive and binding on the Parties and shall not be subject to collateral attack for any reason (absent manifest error). The Parties agree that judgment may be entered upon the written report of award of the Firm in any court having jurisdiction pursuant to Section 11.3. Prior to the Firm’s determination as provided for herein, (i) Buyer, on the one hand, and Sellers’ Representative, on the other hand, will each pay fifty percent (50%) of any retainer paid to the Firm; and (ii) during the engagement of the Firm, the Firm will bill fifty percent (50%) of the total charges to each of Buyer, on the one hand, and Sellers’ Representative, on the other hand. In connection with the Firm’s determination as provided for herein, the Firm shall also determine, taking into account all fees and expenses already paid by each of Buyer, on the one hand, and Sellers’ Representative, on the other hand, as of the date of such determination, the allocation of the Purchase Price Adjustment Dispute Expenses between Buyer and Sellers’ Representative, which such determination shall be conclusive and binding upon the Parties.

(d) Final and Binding Determination.

(i) The Final Closing Balance Sheet, Final Closing Statement and Cash Equivalents, Net Working Capital, Indebtedness, Closing Date Seller Expenses and Capital Expenditure Amount of the Acquired Companies, as of the Calculation Time as agreed to by Buyer and Sellers’ Representative or as determined by the Firm, as applicable, shall be conclusive and binding on all of the Parties and shall be deemed the “Actual Closing Balance Sheet,” “Actual Closing Statement”, “Final Cash Equivalents,” “Final Net Working Capital,” “Final Indebtedness”, “Final Closing Date Seller Expenses” and “Final Capital Expenditure Amount,” for all purposes herein.

(ii) Upon completion of the calculation of the Actual Closing Balance Sheet, Actual Closing Statement and Final Cash Equivalents, Final Net Working Capital, Final Indebtedness, Final Closing Date Seller Expenses and Final Capital Expenditure Amount in accordance with this Section 2.9, the Purchase Price shall be calculated using the Final Cash Equivalents (rather than the Estimated Cash Equivalents), Actual Net Working Capital Surplus (rather than the Estimated Net Working Capital Surplus), Actual Net Working Capital Deficit (rather than the Estimated Net Working Capital Deficit), Final Indebtedness (rather than the Estimated Indebtedness), Final Closing Date Seller Expenses (rather than Estimated Closing Date Seller Expenses), Actual Capital Expenditure Amount Surplus (rather than the Estimated Capital Expenditure Amount Surplus) and Actual Capital Expenditure Amount Deficit (rather than the Estimated Capital Expenditure Amount Deficit) (the “Purchase Price Adjustment”), and the following payments shall be made:

1) If the Purchase Price calculated using the Final Cash Equivalents, Actual Net Working Capital Surplus, Actual Net Working Capital Deficit, Final Indebtedness, Final Closing Date Seller Expenses, Actual Capital Expenditure Amount Surplus and Actual Capital Expenditure Amount Deficit shown on the Actual Closing Balance Sheet and Actual Closing Statement is greater than the Purchase Price calculated using the Estimated Cash Equivalents, Estimated Net Working Capital Surplus, Estimated Net Working Capital Deficit, Estimated Indebtedness, Estimated Closing Date Seller Expenses, Estimated Capital Expenditure Amount Surplus and Estimated Capital Expenditure Amount Deficit shown on the Estimated Closing Statement, (x) Buyer shall pay such difference (the “Purchase Price Adjustment Surplus”) to Sellers on or before the second (2nd) Business Day following the determination of the Purchase Price Adjustment as set forth in this Section 2.9(d)(ii), by wire transfer in immediately available funds to the account(s) and in accordance with the Allocation Percentage (subject to Section 2.3); provided, that the Purchase Price Adjustment Surplus shall be capped at the amount of the Adjustment Escrow Funds and in no event shall Buyer have any liability for any portion of the Purchase Price Adjustment Surplus in excess of the amount of the Adjustment Escrow Funds, and (y) all of the Adjustment Escrow Funds shall be distributed for the benefit of the Sellers to the account(s) and in accordance with the Allocation Percentage (subject to Section 2.3) (and Buyer and Sellers’ Representative will deliver on or before the second (2nd) Business Day following the determination of the Purchase Price Adjustment as set forth in this Section 2.9(d)(ii) a joint written instruction to the Escrow Agent to make such distributions).

2) If the Purchase Price calculated using the Final Cash Equivalents, Actual Net Working Capital Surplus, Actual Net Working Capital Deficit, Final Indebtedness, Final Closing Date Seller Expenses, Actual Capital Expenditure Amount Surplus and Actual Capital Expenditure Amount Deficit shown on the Actual Closing Balance Sheet and Actual Closing Statement is less than the Purchase Price calculated using the Estimated Cash Equivalents, Estimated Net Working Capital Surplus, Estimated Net Working Capital Deficit, Estimated Indebtedness, Estimated Closing Date Seller Expenses, Estimated Capital Expenditure Amount Surplus and Estimated Capital Expenditure Amount Deficit shown on the Estimated Closing Statement, the amount of such difference (the “Purchase Price Adjustment Shortfall”) will be distributed to Buyer from the Adjustment Escrow Funds (and Buyer and Sellers’ Representative will deliver a joint written instruction to the Escrow Agent to make such distribution). In the event that the Purchase Price Adjustment Shortfall is less than the Adjustment Escrow Funds, that portion of the Adjustment Escrow Funds which are not distributed to Buyer in accordance with the first sentence of this Section 2.9(d)(ii)2) (the “Excess Escrow Funds”) will be distributed for the benefit of the Sellers to the account(s) and in accordance with the Allocation Percentage (subject to Section 2.3) (and Buyer and Sellers’ Representative will deliver on or before the second (2nd) Business Day following the determination of the Purchase Price Adjustment as set forth in this Section 2.9(d)(ii) a joint written instruction to the Escrow Agent to make such distributions). Recovery from the Adjustment Escrow Funds shall be the sole and exclusive remedy available to Buyer for the Purchase Price Adjustment Shortfall and the Sellers and their respective Non-Recourse Parties shall not have any liability for any portion of the Purchase Price Adjustment Shortfall in excess of the Adjustment Escrow Funds.

(iii) Any payments made to Sellers pursuant to this Section 2.9 shall constitute an adjustment of the Purchase Price for Tax purposes to the extent permitted by applicable Law and shall be treated as such by the Parties on their Tax Returns.

Section 2.10. [INTENTIONALLY OMITTED]

Section 2.11. Withholding. Buyer, the Company, the Escrow Agent, and their Affiliates, successors and assigns (each, a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable to any Person in connection with the Transactions such amounts that the Payor is required to deduct and withhold with respect to any such deliveries and payments under the Code or applicable Tax Law. If a Payor determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement (other than in respect of payments treated as compensation or as a result of a failure of a Seller to deliver the certification described in Section 8.2(d)(vi))), such Payor shall provide written notice to Sellers' Representative no less than five (5) days prior to the date on which such deduction or withholding is to be made with a written explanation substantiating the requirement to deduct or withhold, and the Payor and Sellers' Representative shall use commercially reasonable efforts to cooperate to mitigate any such requirement to the maximum extent permitted by Law. The Payor shall promptly remit all such deducted or withheld amounts to the applicable Governmental Authority in accordance with applicable Law and shall promptly provide Sellers' Representative with a receipt issued by the Governmental Authority or other reasonable evidence of such remittance. To the extent that amounts are deducted or withheld and deposited with or otherwise paid to the appropriate Governmental Authority by the Payor, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES

Except as otherwise set forth in the disclosure schedules provided by the Acquired Targets and Sellers in connection with this Article III (the “Disclosure Schedules”), the Sellers and Acquired Targets, jointly and severally, represent and warrant, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1. Incorporation/Formation; Good Standing; Authorization; Enforceability. Each Acquired Company is duly organized or incorporated (as applicable), validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation (as applicable) and has all requisite entity power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. Each Acquired Target has all requisite entity power and authority to execute and deliver the Seller Documents to which it is a party and to consummate the Transactions, and to perform all obligations under this Agreement and the Seller Documents to which it is a party. The execution and delivery of this Agreement and the Seller Documents to which an Acquired Target is a party and the consummation of the Transactions by the Acquired Targets has been duly authorized by all requisite entity action on the part of each Acquired Target. Each Acquired Company is qualified to do business in every jurisdiction in which its ownership of property or assets or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. This Agreement has been, and each Seller Document to which an Acquired Target is a party will be at or prior to the Closing, duly and validly executed and delivered by the applicable Acquired Target and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes and each other Seller Document to which an Acquired Target is a party will constitute, the legal, valid and binding obligation of the applicable Acquired Target, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 3.2. Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 3.2(a), and provided that the notifications and approvals set forth in Section 3.2(b) or on Schedule 3.2(b) are made or obtained, none of the execution and delivery by the Acquired Targets of this Agreement or the Seller Documents, the consummation of the Transactions, or compliance by the Acquired Targets with any of the provisions hereof or thereof will conflict with, or result in any violation of, breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, modification or loss of any material benefit under, any provision of, or give rise to or accelerate any liability, payment or right under, or require the consent of any third party under or result in the imposition or creation of any Lien, other than Permitted Exceptions, upon any of the assets (whether tangible or intangible), properties or rights of any Acquired Company under (i) the Organizational Documents of any Acquired Company; (ii) any Contract or Permit to which any Acquired Company is a party or by which any of the properties or assets of any Acquired Company are bound or affected; (iii) any Order of any Governmental Authority applicable to any Acquired Company or by which any of the properties or assets of any Acquired Company are bound or affected; or (iv) any Law as applicable to the Acquired Companies, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, modifications or losses that would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole.

(b) Except as set forth on Schedule 3.2(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Acquired Company in connection with an Acquired Target’s execution and delivery of this Agreement or the Seller Documents or the compliance by an Acquired Target with any of the provisions hereof or thereof, or the consummation of the Transactions, except for (i) compliance with the applicable requirements of the HSR Act, (ii) any applicable filings under state securities, “Blue Sky,” or takeover laws, and (iii) such consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole.

Section 3.3. Capitalization.

(a) The issued and outstanding equity interests of each Acquired Target, both as of the date of this Agreement and immediately following the Reorganization, is set forth on Schedule 3.3(a) (such equity interests collectively, the “Target Equity Interests”). All of the Target Equity Interests were duly authorized for issuance, are validly issued, fully paid and non-assessable, were not issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Organizational Documents of the Acquired Targets or any Contract to which an Acquired Target is a party or by which any Acquired Target is bound, and were offered, issued, sold and delivered in compliance in all material respects with applicable federal and state securities Laws (or pursuant to exemptions from such Laws).

(b) Except as set forth on Schedule 3.3(b)(i) there is no existing option, warrant, call, right or other security, equity-based award exercisable or exchangeable for or convertible into Target Equity Interests or any other equity securities of an Acquired Company, Equity Equivalents or Contracts of any character to which an Acquired Company is a party, requiring, and there are no securities of an Acquired Company outstanding which upon conversion or exchange would require, the issuance of any Target Equity Interests or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase the Target Equity Interests or any other equity securities of an Acquired Company, (ii) there are no outstanding equity appreciation rights, phantom stock units, performance units, profit participation or similar equity based-rights with respect to an Acquired Company, (iii) there are no Contracts to which an Acquired Company is a party with respect to the voting, ownership or transfer of the Target Equity Interests or any other equity securities of an Acquired Company, (iv) there are no bonds, indentures, notes or other Indebtedness, in each case issued by an Acquired Company, providing for the right to vote (or convertible into securities that have the right to vote) on any matters on which holders of the Target Equity Interests may vote, and (v) no Acquired Company has any obligation to purchase, redeem or otherwise acquire any of its equity interests or any interests therein.

(c) No Acquired Company has granted any rights to have its equity interests registered for sale to the public pursuant to the Laws of any jurisdiction.

Section 3.4. Subsidiaries; CSV Blocker Operations.

(a) Schedule 3.4(a) sets forth the name of each Subsidiary of the Acquired Targets (collectively, the “Acquired Subsidiaries”), and, with respect to each Acquired Subsidiary, (i) the jurisdiction in which it is incorporated or organized and the jurisdictions, if any, in which it is qualified to do business and (ii) both as of the date of this Agreement and immediately following the consummation of the Redemptions, the number of its authorized equity interests, the number and class of equity interests duly issued and outstanding, the names of all equity owners and the amount of equity owned by each equity owner.

(b) The entities named on Schedule 3.4(a) constitute all of the Subsidiaries of the Acquired Targets and no Acquired Company has agreed to acquire any equity security or Equity Equivalent of any other Person. Except as set forth on Schedule 3.4(b), no Acquired Company owns or holds of record or beneficially any equity, partnership, membership, ownership or other similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership, ownership or similar interest, or is under any obligation to form, provide funds to, make any loan, capital contribution or other investment in any other Person.

(c) All of the outstanding equity interests of each Acquired Subsidiary were duly authorized for issuance, are validly issued, fully paid and non-assessable, were not issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Organizational Documents of the Acquired Subsidiary or any Contract to which an Acquired Subsidiary is a party or by which any Acquired Subsidiary is bound, and were offered, issued, sold and delivered in compliance with applicable federal and state securities Laws (or pursuant to exemptions from such Laws).

(d) Except for (i) the Reorganization and (ii) the negotiation, execution, delivery and performance of this Agreement, CSV Blocker, since the date of its formation, has not carried on any business or conducted any operations or owned any assets other than, directly or indirectly, acquiring and holding, equity interests in the Company or cash and matters incident thereto. CSV Blocker (x) does not have, and has never had, any employees, (y) does not own or lease, and has never owned or leased, any real property or personal property and (z) does not have any material liabilities (including any Indebtedness for borrowed money) other than in connection with the activities described in clauses (i) and (ii) of this Section 3.4(d).

Section 3.5. Financial Statements; No Undisclosed Liabilities.

(a) The Company has made available to Buyer in the Data Room copies of (i) the consolidated audited balance sheets of the Company and the Acquired Subsidiaries as of

December 31, 2020 and the related audited statements of income, members’ equity and cash flows for the year then ended (together with all related notes and schedules thereto), and (ii) the unaudited consolidated balance sheet of the Company and the Acquired Subsidiaries as of September 30, 2021 and the related statements of income of the Company and the Acquired Subsidiaries for the nine (9) month period then ended (together with all related notes and schedules thereto) (such audited and unaudited statements are referred to herein as the “Financial Statements”). Except as set forth on Schedule 3.5(a), the Financial Statements (x) have been prepared in accordance with the books and records of the Company and the Acquired Subsidiaries except as may be indicated in the notes thereto, and (y) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Acquired Subsidiaries (taken as a whole) for the periods indicated therein, in conformity in all material respects with GAAP applied on a consistent basis, subject in the case of unaudited financial statements to normal year-end adjustments and the absence of notes (which are, individually and in the aggregate, immaterial). For the purposes hereof, the unaudited consolidated balance sheet of the Company and the Acquired Subsidiaries as of September 30, 2021 is referred to as the “Balance Sheet” and September 30, 2021 is referred to as the “Balance Sheet Date.”

(b) No Acquired Company has any liability of the type required by GAAP to be disclosed in the Financial Statements, other than: (i) liabilities reflected or reserved for in the Financial Statements or disclosed in the notes thereto, (ii) liabilities that have arisen since the Balance Sheet Date in the Ordinary Course of Business (none of which is a liability for breach of contract, tort, infringement, or violation of Law), (iii) liabilities that exist under Contracts of the Acquired Companies (other than liabilities arising from breaches of such Contracts by the Acquired Companies) and (iv) liabilities incurred in connection with this Agreement and the Transactions.

Section 3.6. Absence of Certain Developments. Since the Balance Sheet Date, except for the Reorganization and the Redemptions and as set forth on Schedule 3.6, (1) the Acquired Companies have conducted their businesses only in the Ordinary Course of Business, (2) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had a Material Adverse Effect, and (3) no Acquired Company has:

(a) (i) issued, sold, disposed of, transferred, pledged, granted or accelerated the vesting or exercisability of any equity interests or Equity Equivalents therein, or any securities, options, warrants or other rights convertible into, exchangeable for, or evidencing the right to subscribe for any equity interest or Equity Equivalents therein, or (ii) entered into any Contract to purchase or redeem or otherwise acquire any equity interests or Equity Equivalents therein;

(b) split, combined, subdivided or reclassified any of its capital stock or membership interests, as applicable, or otherwise made any changes in the capital structure of any Acquired Company;

(c) adopted any amendments to its respective Organizational Documents or effected or became a party to any, recapitalization, restructuring, reorganization or other similar transaction, or otherwise adopted a plan of complete or partial liquidation, dissolution, merger or consolidation;

(d) cancelled any third party Indebtedness owed to any Acquired Company;

(e) (i) incurred any additional Indebtedness for borrowed money or assumed, guaranteed, endorsed or otherwise become liable or responsible for any additional Indebtedness of another Person (other than borrowings by the Acquired Companies in the Ordinary Course of Business and Indebtedness to other Acquired Companies), or (ii) other than to other Acquired Companies made any loans, advances or capital contributions to or investments in any Person, or entered into any Contracts with respect to any of the foregoing;

(f) acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or any equity securities of, or by any other manner, any Person for consideration in excess of $1,000,000;

(g) sold, leased, licensed, transferred, pledged, assigned or otherwise encumbered or subjected (or allowed to become subject) to any Lien, other than Permitted Exceptions, any of its properties, rights or assets, including any capital asset or related capital assets, in each case, with a fair market value in excess of $100,000;

(h) made or agreed to make any capital expenditure that exceeds $100,000;

(i) (i) entered into any Contract relating to its purchase of goods, equipment or services for amounts in excess of $50,000 per year other than entering into Contracts with suppliers, general contractors or consultants in the Ordinary Course of Business on customary terms and conditions, or (ii) modified or amended in any material respect or terminated any Material Contract (other than change orders with general contractors in the Ordinary Course of Business or terminations resulting from the expiration of the term of such Material Contract) or waived, released or assigned any material rights or claims thereunder;

(j) except as required by Law or any Employee Benefit Plan set forth on Schedule 3.12(a), entered into, adopted, materially modified or amended in any fashion: (i) any Employee Benefit Plan or (ii) any employment or other service agreement with any current, former or future Company Employee whose annual compensation exceeds $100,000, other than entry into at will employment agreements that do not provide for any severance or similar liability or require any advance notice of termination in the Ordinary Course of Business at the time of hire;

(k) effectuated a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state Law or other material reduction in force or furlough, affecting in whole or in part any site of employment, facility, operating unit or employee;

(l) made any change to its accounting methods, principles or practices, except in any such case as required by GAAP;

(m) transferred or granted to any third party any rights with respect to any Intellectual Property, except for entering into non-exclusive license agreements in the Ordinary Course of Business;

(n) discontinued any line of business or entered into any new line of business;

(o) declared, set aside, made or paid any non-cash dividend or other distribution on or with respect to any of the capital stock or other equity or ownership interest of an Acquired Company, except for dividends, distributions or other payments between Acquired Companies;

(p) deferred payment of any payable or any other liability beyond the date that similar payables or other liabilities have been paid in recent prior years, or accelerated the collection of any receivable in comparison to collection practices in recent prior years;

(q) waived, compromised, settled or agreed to settle any pending or threatened Legal Proceeding or agreed to any remedies with respect to any pending or threatened Legal Proceeding other than waivers, compromises, settlements or agreements that involve only the payment of monetary damages not in excess of $50,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, any Acquired Company; or

(r) agreed to or authorized any Person to take any of the foregoing actions.

Section 3.7. Taxes.

For purposes of this Section 3.7, each of the CSV Intermediate Entities shall be treated as an “Acquired Company”.

(a) The Acquired Companies have duly and timely filed (subject to applicable extensions) all material Tax Returns that they were required to file under applicable Laws. All such Tax Returns were true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. The Acquired Companies have paid all material Taxes due and payable by them (whether or not shown as due on a Tax Return). No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) No audit or other administrative or court proceedings with respect to Taxes or Tax Returns is pending, in progress or threatened in writing against any Acquired Company. No Governmental Authority has made any written claim in a jurisdiction where a particular Acquired Company (or particular Acquired Companies) does not file a particular Tax Return that it is or may be required to file such Tax Return, or is otherwise subject to the Taxes which are the subject of such Tax Return, in such jurisdiction. No Acquired Company has consented to extend the time in which any Taxes may be assessed or collected by any taxing authority, which extension remains in effect. There are no voluntary disclosure agreements entered into with any Governmental Authority with respect to the Taxes or Tax Returns of the Acquired Companies that remain in force, and the Acquired Companies have not taken any actions intended to, or reasonably expected to, lead to the execution of such a voluntary disclosure agreement with a Governmental Authority after the date hereof.

(c) No Acquired Company has liability for the Taxes of any Person (other than another Acquired Company (excluding the CSV Intermediate Entities)) under Treasury Regulation § 1.1502-6, as transferee or successor, by Contract (other than pursuant to a customary commercial lease or other Contract the principal purpose of which is not related to Taxes), by Law or otherwise.

(d) Each Acquired Company has duly and timely withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder, member or other third party.

(e) No Acquired Company has engaged in any “reportable transaction” as defined in Section 1.6011-4 of the Treasury Regulations (or any similar provision of state or local Tax Law).

(f) No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two years prior to the date of this Agreement. None of the equity interests in any Acquired Company constitute “United States real property interests” within the meaning of Section 897(c) of the Code.

(g) No Acquired Company has nexus in any U.S. state (other than Florida) or any non-U.S. jurisdiction.

(h) There are no Liens for Taxes (other than Permitted Exceptions) on the assets of any Acquired Company.

(i) No Acquired Company (other than the CSV Intermediate Entities) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an inappropriate, method of accounting prior to Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed prior to Closing, (iii) installment sale or open transaction disposition made prior to Closing, (iv) use of the cash method of accounting prior to Closing, or (v) prepaid amount received or deferred revenue accrued prior to Closing Date (except for amounts received in the Ordinary Course of Business).

(j) No material asset of any Acquired Company (i) is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code or (v) is subject to a 467 rental agreement as defined in Section 467 of the Code.

(k) Other than the CSV Blocker, each Acquired Company is and has since its formation been classified for U.S. federal income Tax purposes as a partnership (other than a publicly traded partnership) or an entity disregarded as separate from its owner. No Acquired

Company has made any election under Treasury Regulation Section 301.9100-22 (or any similar provision of state or local Tax Law).

(l) Each Profits Unit is intended to constitute a “profits interest” within the meaning of Internal Revenue Service Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Internal Revenue Service Revenue Procedure 2001-43, 2001-2 C.B. 191, and has been granted subject to terms sufficient to cause such Profits Unit to be ineligible to share in the proceeds of a complete liquidation of CSV Holdco at fair market value on the applicable date of grant of such Profits Unit. No Employee Benefit Plan provides for any obligation or promise to grant equity or equity-based interests that has not been satisfied in full. Schedule 3.7(l) provides a true and complete list of each award of Profits Unit, including (i) the applicable Profits Unit Holder, (ii) the date of grant, (iii) the number of Profits Units granted and (iv) the Profits Interest Threshold. True and complete copies of each Contract or other agreement or arrangement related to any Profits Units has been made available to Buyer in the Data Room. As of the Closing, taking into account the Rescission and Release Agreements (and assuming in full force and effect), none of the Profits Unit Holders or any other current or former employee or other service provider of any Acquired Company (or any Affiliate thereof (including Landen Assets LLC)) shall have any rights with respect to, and none of the Acquired Companies shall have any obligation or liability, whether absolute or contingent, in respect of or otherwise related to any Profits Unit, capital interest, or other equity or equity-based interests in CSV Holdco, any Acquired Company or any of their respective Affiliates.

Section 3.8. Real Property.

(a) Schedule 3.8(a) sets forth a list of all leases, subleases, licenses or other occupancy agreements of real property, identifying the address thereof, by any Acquired Company (including any amendments thereto, individually, a “Real Property Lease” and collectively, the “Real Property Leases”). True and complete copies of the Real Property Leases have been made available to Buyer in the Data Room. No Acquired Company is in material default under or in material breach of any Real Property Lease, and no event has occurred that would result (with or without the giving of notice, the lapse of time, or both) in a default in any material respect by any Acquired Company under any Real Property Lease. To the Knowledge of the Company, no event has occurred that (with or without notice, lapse of time or both) would constitute a material default or material breach on the part of any other party under any of the Real Property Leases. The Real Property Leases are in full force and effect and constitute valid and binding agreements of the Acquired Companies, as applicable, and to the Knowledge of the Company, the respective counterparty thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and neither any Acquired Company nor, to the Knowledge of the Company, any counterparty to any Real Property Lease is in breach of any of their respective terms in any material respect. No Acquired Company is a party to any agreement or option to purchase any real property or interest therein except as set forth in the Real Property Leases. No representation or warranty is made herein regarding the status of the fee title (and any matters pertaining to such fee title) of any real property subject to the Real Property Leases; it being understood and agreed that the provisions of this Section 3.8(a), as they relate to the property subject to the Real Property Leases, pertain only to the leasehold interest of the Acquired Companies.

(b) The real property described on Schedule 3.8(b) (the “Owned Real Property”, and together with the Leased Real Property, the “Real Property”) constitutes all of the real property owned by the Acquired Companies. The Acquired Companies own good and insurable title to the Owned Real Property, free and clear of all Liens, except for Permitted Exceptions. The Company possesses all licenses, certificates and permits required pursuant to applicable Laws to own, operate, use and maintain each Owned Real Property as a car wash facility. All work done upon each Owned Real Property, during the Company’s period of ownership, has been performed in accordance with applicable Laws and all necessary and proper permits and certificates of occupancy for such work have been obtained. The electrical, septic, plumbing, heating, drainage, air conditioning, and other mechanical and electrical systems on, in and servicing any improvements on the Owned Real Property are in good working order and repair; and, to the Knowledge of the Company, the applicable improvements on each Owned Real Property are otherwise in good condition and there are no structural or other material defects (patent, hidden or latent) in the roofs, and other structural portion of such improvements, including walls and foundations. Except for Permitted Exceptions, no Acquired Company has received written notice of any, and to the Knowledge of the Company, there is no, default under any restrictive covenants, easements, rights of way and other similar Liens affecting any of the Owned Real Property, except for such defaults as would not adversely affect in any material respect the operation of, or the use by any Acquired Company, of the Real Property for the purposes for which it is currently being used.

(c) Except as set forth on Schedule 3.8(c), there are no leases, subleases, licenses, concessions or other Contracts pursuant to which any Acquired Company granted to any party or parties the right of use or occupancy of any portion of the Real Property and there is no Person (other than the applicable Acquired Company) in possession of such Real Property.

(d) No Acquired Company has received written notice from any Governmental Authority of any condemnation, expropriation or other proceeding in eminent domain pending or threatened against any Real Property or any material portion thereof or material interest therein.

(e) The Acquired Companies have all easements necessary to conduct the business of the Acquired Companies at the Real Property as presently conducted or contemplated to be conducted thereon, except as would not be materially adverse to the Acquired Companies, taken as a whole.

(f) Except as set forth on Schedule 3.8(f), no Acquired Company is a party to or obligated under any option, right of first refusal or other Contract to buy, sell, dispose of or lease any Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement).

(g) Each Acquired Company holds a valid owner’s title policy for each applicable Owned Real Property except where the failure to hold such would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. True and correct copies of all such title policies in the possession of the Acquired Companies have been made available to Buyer. All such title policies are in full force and effect, and no insured under any such policy has made any claim under any such owner’s title policy. No Acquired Company has received any notice that any owner’s title policy is invalid or ineffective, in whole or in part.

(h) The Acquired Companies have made available to Buyer in the Data Room true and complete copies of all surveys of each Owned Real Property in the Acquired Companies' possession.

(i) As of the date hereof, the capital expenditure budget for the Development Sites set forth on Schedule 3.8(i) is true and correct in all material respects.

(j) The applicable Acquired Company paid or has cause to be paid the required real estate Transfer Taxes due and payable upon the acquisition of the Real Property held by such Acquired Company and none of such Real Property was acquired by an Acquired Company pursuant to an equity purchase transaction that could reasonably be subject to the statutes governing Florida conduit entity Transfer Taxes unless the required Transfer Taxes have been paid in full.

(k) Schedule 3.8(k) identifies any outstanding material entitlement approvals, civil/site plan permits and/or building permits from the applicable state agency or local governing municipality required for each Development Site set forth on Exhibit F to be constructed and opened as car wash. Except with respect to Development Site #24 (Minneola) set forth on Exhibit F, none of the Development Sites requires any material entitlement approvals. Sellers have received no written notice, and to the Knowledge of the Company no verbal notice, that Sellers will not be issued any of the outstanding approvals or permits for the Development Sites as listed on Schedule 3.8(k).

Section 3.9. Tangible Personal Property. Except as set forth on Schedule 3.9, each Acquired Company has good title to, a valid leasehold interest in or a valid right to use, free and clear of any Liens, other than Permitted Exceptions, all of the tangible personal property necessary for the conduct or operation of the businesses of the Acquired Companies as presently conducted, and all such tangible personal property are operating in the Ordinary Course of Business subject to normal maintenance and repair. Schedule 3.9 sets forth each lease of personal property to which any Acquired Company is a party involving annual payments in excess of $10,000 (“Personal Property Leases”).

Section 3.10. Intellectual Property.

(a) Schedule 3.10 sets forth a (i) list of all Registered Intellectual Property and domain name registrations owned or purported to be owned by any Acquired Company and (ii) list of all Contracts that grant a license to any Acquired Company to use Intellectual Property (excluding shrink wrap or off-the-shelf or other non-exclusive commercially available licenses for software, in each case that has not been customized and is generally available on standard terms with annual fees of $50,000 or less) and (iii) list of all Contracts pursuant to which any Acquired Company grants to any third Person a license to use any Intellectual Property material to the any Acquired Company. All such registrations for the Registered Intellectual Property are in full force and effect and have not expired or been abandoned. No proceeding or other claim is pending or, to the Knowledge of the Company, threatened that challenges the validity, enforceability, registrability, scope or ownership of any Registered Intellectual Property. The Acquired Companies own or have a valid right to use all Intellectual Property currently used by them in the conduct of their business as currently conducted, free and clear of Liens. No Seller nor any Acquired Company has received any written claim, demand or notice alleging the conduct of the businesses of the Acquired Companies Infringes the Intellectual Property rights of another Person, and to the Knowledge of the Company, the conduct by the Acquired Companies of their respective businesses as currently conducted does not Infringe the rights with respect to Intellectual Property owned by any third Person. The Acquired Companies have no pending claims against third parties alleging Infringement of the Intellectual Property owned or used by any of them in the conduct of their business as currently conducted and, to the Knowledge of the Company, none of the Acquired Companies’ rights in any material Intellectual Property owned or purported to be owned by any of them are being Infringed.

(b) The computers, software, workstations, routers, hubs, switches, circuits, servers, networks and other information technology equipment, systems and infrastructure owned or controlled by the Acquired Companies (the “IT Systems”) (i) operate and perform in all material respects as required by the Acquired Companies for the conduct of their businesses and have not materially malfunctioned or failed during the past three (3) years, and (ii) are sufficient for the immediate needs of their businesses as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Acquired Companies have in place commercially reasonable measures, consistent with customary industry standards and practices, to protect the confidentiality, integrity and security of Personal Information and the IT Systems (and all information and transactions stored or contained therein or transmitted thereby) from accidental or unauthorized use, loss, access, interruption, modification or corruption (“Security Incident”). Since November 4, 2019 (and to the Knowledge of the Company prior to November 4, 2019), no Acquired Company has experienced a Security Incident.

(c) Since November 4, 2019 (and to the Knowledge of the Company prior to November 4, 2019), the Acquired Companies have at all times complied in all material respects with all: (i) Laws and guidance, relating to the privacy, security, or processing of Personal Information and payment card information, data breach notification, text messages, license plates, driver’s licenses, email, website and mobile application privacy policies and practices, including the Telephone Consumer Protection Act and applicable state equivalents (“TCPA”), and (ii) policies, notices, trainings, notices, consents, documents and/or statements applicable to any Acquired Company relating to the processing, privacy and security of Personal Information, and all such policies have at all times been accurate, consistent and complete and not misleading or deceptive (including by omission).

Section 3.11. Material Contracts.

(a) Schedule 3.11 sets forth as of the date hereof each Contract to which any Acquired Company is a party (collectively with Contracts required to be listed on Schedule 3.10(a)(ii) and (iii) and the Real Property Leases, the “Material Contracts”):

(i) with any current Company Employee with an annual salary or base compensation in excess of $100,000 that may not be terminated on thirty (30) days’ notice or less without any additional severance or other liability to the Acquired Companies (except payments and benefits required by applicable Law);

(ii) with any shareholder, member, officer, director or limited liability company manager of any Acquired Company or the Seller or its Affiliates (other than the Acquired Companies);

(iii) with any labor union, association or body representing any employee of any Acquired Company;

(iv) (A) for the purchase or sale of materials, supplies, merchandise, equipment, parts or other property or services or assets with customers or suppliers involving consideration in excess of $150,000 or (B) any guaranty of any obligation described in clause (A);

(v) involving any future obligation or commitment relating to any acquisition or disposition of any equity interest or Equity Equivalent or material assets of any Acquired Company;

(vi) restricting any Acquired Company from competing with any Person or in any line of business or conducting activities in any geographic region or during any period of time, or that restricts the right of the Acquired Companies to sell to or purchase from any Person, or that grants the other party or any third person “most favored nation” status;

(vii) relating to the acquisition or disposition by any Acquired Company (whether by merger, sale of stock, sale of assets or otherwise) of any operating business or capital stock pursuant to which any Acquired Company has ongoing obligations or liabilities, or owes any outstanding indemnification obligations;

(viii) pursuant to which (A) any Acquired Company has outstanding Indebtedness, or (B) any material assets of any Acquired Company has been mortgaged, pledged or encumbered (other than Permitted Exceptions);

(ix) creating any joint venture or partnership or strategic alliance or similar agreement (other than the operating agreements or limited liability company agreements of any Acquired Company);

(x) for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Acquired Companies, the performance of which involves unpaid commitments or liabilities in excess of $50,000;

(xi) relating to the resolution or settlement of any actual or threatened Legal Proceeding and involving any outstanding payment obligations in excess of $100,000 or containing any material non-monetary remedies or restrictions on the operations of the Acquired Companies other than any confidentiality, release or non-disparagement provisions;

(xii) any Contract with a Material Supplier; and

(xiii) relating to the acquisition of any real property.

(b) All Material Contracts are legal, binding, valid and enforceable obligations of the applicable Acquired Company and, to the Knowledge of the Company, each other Person party thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). No Acquired Company is in material breach or violation of, or (with or without notice or lapse of time or both) in material default under, any Material Contract to which it is a party, to the Knowledge of the Company, no Acquired Company has received any written notice of any material breach, violation or default by an Acquired Company of a Material Contract or event that with notice or lapse of time, or both, would constitute such a material breach, violation or default by any of the Acquired Companies and, to the Knowledge of the Company, no counterparty to any Material Contract is in material breach or violation of, or (with or without notice or lapse of time or both) in material default under such Material Contract. No party to any Material Contract has delivered to any Acquired Company written notice that such party intends to terminate or amend the terms thereof in any material respect or to refuse to renew any such Material Contract upon expiration of its term.

(c) The Acquired Target has made available in the Data Room a copy of each Material Contract, including all amendments, exhibits, attachments, waivers and other changes thereto.

Section 3.12. Employee Benefit Plans.

(a) Schedule 3.12(a) contains a complete and accurate list of each material Employee Benefit Plan. With respect to each material Employee Benefit Plan, the Acquired Target has made available in the Data Room a copy of the following (where applicable): (i) each document constituting a part of such Employee Benefit Plan and, with respect to any unwritten material Employee Benefit Plan, a written summary of such Employee Benefit Plan, including all current plan documents and trust agreements, and all amendments thereto; (ii) the annual report (Form 5500 Series) and accompanying schedules for the past three (3) years; (iii) the financial statements and actuarial or other valuation reports prepared with respect thereto for the past three (3) years; (iv) the current summary plan description and any material modification with respect thereto; (v) the most recent determination letter from the IRS or, in the case of a prototype plan, the favorable opinion letter(s) issued to the prototype or volume submitter plan sponsor; and (vi) all non-routine, written communications relating thereto in the past three (3) years.

(b) With respect to each Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Plan”), such Employee Benefit

Plan is so qualified and the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which the Acquired Companies are entitled to rely under IRS pronouncements, that such plan is qualified under Section 401(a) of the Code, and no act or omission has occurred since the date of the most recent determination or opinion letter which could reasonably be expected to adversely affect its qualification.

(c) None of the Acquired Companies maintains, sponsors, participates in, contributes to, or has in the past six (6) years maintained, sponsored, participated in or contributed to (or has had an obligation to maintain, sponsor or contribute to), or has any actual or contingent liability (through an ERISA Affiliate or otherwise) under, any defined benefit plan (as defined in Section 3(35) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code, any “multiemployer plan” (as defined in Sections 4001(a)(3) and 3(37)(A) of ERISA), any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, any “multiple employer plan” (within the meaning of Section 4063(a) ERISA and Section 413(c) of the Code or any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA). None of the Acquired Companies has or could have any liability or obligation, whether absolute or contingent, with respect to any employee benefit plan sponsored, maintained or contributed to by any ERISA Affiliate (other than any Acquired Company) or any PEO, whether pursuant to ERISA, the Code or otherwise.

(d) Each Employee Benefit Plan has been established, maintained and administered, in all material respects, in compliance with its terms and with all applicable Laws, including ERISA and the Code. All contributions (including all employer contributions and employee salary reduction contributions), premiums and expenses to or in respect of each Employee Benefit Plan have been timely paid in full or, to the extent not yet due, have been properly accrued to the extent required by or otherwise appropriate under GAAP.

(e) With respect to each Employee Benefit Plan: (i) there is no unresolved material Legal Proceeding or other claims or disputes under the terms of, or in connection with, such Employee Benefit Plan or any of its assets that are pending or, to the Knowledge of the Acquired Companies, threatened, other than claims for benefits which are payable in the Ordinary Course of Business and there have been no such Legal Proceeding or other claims or disputes in the past three (3) years; (ii) there has not been any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which any liability is outstanding or could be imposed on or in respect of any Acquired Company or any Employee Benefit Plan and which has not been satisfied in full; (iii) no audit, investigation, corrective action or other Legal Proceeding is (and no material audit, investigation, corrective action or other Legal Proceeding in the past three (3) years has been) pending with respect to any Employee Benefit Plan or its assets or fiduciaries (in their capacity as such) and, to the Knowledge of the Company, no such audit, investigation, corrective action or other Legal Proceeding is (and no such material audit, investigation, corrective action or other Legal Proceeding in the past three (3) years has been) threatened (other than routine claims for benefits in the Ordinary Course of Business); and (iv) no Acquired Company or any fiduciary or representative thereof (in its capacity as a fiduciary or representative of the Employee Benefit Plan) has received written notice that there are any material audits, investigations, disputes actions or other matters pending or threatened in connection with any Employee Benefit Plan before or otherwise related to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.

(f) With respect to each Employee Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of ERISA (each a “Welfare Plan”), there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former service providers) from being amended or terminated without liability to the Acquired Companies at any time after the Closing, except for (i) accrued benefits in accordance with the terms of such Welfare Plan and termination costs, in each case, in the Ordinary Course of Business and (ii) severance benefits under any Employee Benefit Plan disclosed on Schedule 3.12(a) that is an individual agreement or Contract with any current employee of an Acquired Company. No Welfare Plan is unfunded, self-insured or funded through a “welfare benefits fund” (as defined in Section 419(e) of the Code). Except for health insurance continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law (the full cost of which is borne by the applicable participant, except where otherwise required by applicable Law), no Acquired Company has any current or future obligation or liability (whether absolute or contingent) or promise to provide medical, death, prescription drug, or life insurance or other welfare benefits (excluding cash severance benefits under Employee Benefit Plans disclosed on Schedule 3.12(a)) with respect to any employee or former employee or other service provider of any Acquired Company after termination of employment or other service. The Acquired Companies have at all times complied in all material respects with the applicable requirements of Section 4980B(f) of the Code, Section 601-609 of ERISA and any similar state statute or foreign Law with respect to each Employee Benefit Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code) or similar plan under any similar state statute or foreign Law.

(g) The Acquired Companies have at all times been in compliance in all material respects with (i) the applicable requirements of Health Insurance Portability and Accountability Act of 1996 and the regulations (including the proposed regulations) thereunder and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended. No Employee Benefit Plan is a voluntary employee beneficiary association under Section 501(a)(9) of the Code. The obligations of all Welfare Plans that are group health plans (within the meaning of Section 3(l) of ERISA) have at all times been fully insured by bona fide third-party insurers. No Employee Benefit Plan is (or in the past three (3) years has been) maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider (a “PEO”).

(h) Except as set forth on Schedule 3.12(h), (i) no Acquired Company will be obligated to pay separation, severance, termination or similar benefits as a result or otherwise in connection with the Transactions (whether alone or in connection with any other event or circumstance, but excluding any such benefits as a result of a termination of employment initiated solely by the Buyer following the Closing), nor will the Transactions (whether alone or in connection with any other event or circumstance) accelerate the time of payment or vesting, or increase the amount, of (or create any new right to) any benefit or other compensation due to any Person, (ii) the Transactions (whether alone or in connection with any other event or circumstance) will not cause the Acquired Companies or any of its Affiliates to pay (or be obligated to pay) any amount that could be classified as an excess parachute payment under

Section 280G of the Code and/or could result in the imposition of any Tax under Section 4999 of the Code, or (iii) limit the rights of any Acquired Company, Buyer or any of their respective Affiliates to amend, modify or terminate any Employee Benefit Plan.

(i) Each Employee Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in accordance in all material respects with Section 409A of the Code and applicable guidance from the Department of Treasury and Internal Revenue Service; no amount under any such Employee Benefit Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. None of the Acquired Companies or any of their respective Affiliates has any obligation to gross-up, indemnify or otherwise provide any payments or benefits to any employee or other service provider of an Acquired Company with respect to any Tax, interest or penalty, including under Section 409A or Section 4999 of the Code.

Section 3.13. Labor and Employment.

(a) Except as set forth on Schedule 3.13(a), (i) no current or former Company Employee is represented by a union or other labor organization, and to the Knowledge of the Company there is no organizing activity; (ii) there are no collective bargaining agreements with respect to any current or former Company Employee; (iii) there are no strikes or lockouts or material work stoppages or slowdowns pending or, to the Knowledge of the Company, threatened against the Acquired Companies and (iv) no Acquired Company has received written notice of the commencement of any pending or threatened Legal Proceeding asserting that such Acquired Company has engaged in any unfair labor practice or other violation of Law respecting employment nor, to the Knowledge of the Company, has any such Legal Proceeding been threatened by or on behalf of any current or former Company Employee or group of current or former Company Employees.

(b) Each service provider to the Acquired Companies has been correctly classified as an employee or independent contractor, and each current and former Company Employee has been correctly classified as exempt or non-exempt under the Fair Labor Standards Act and other applicable Law, and paid in accordance with applicable Law.

(c) The Acquired Companies have a completed Form I-9 with respect to the current Company Employees. With respect to former Company Employees hired since November 4, 2019, to the extent required by applicable law, the Acquired Companies have a completed Form I-9.

(d) The Acquired Companies have not engaged in a “mass layoff” or “plant closing” within the meaning of WARN or similar action requiring notice to employees under similar state Law in the past two (2) years.

Section 3.14. Litigation. Except as set forth on Schedule 3.14 or as to any Legal Proceeding that would not reasonably be expected to result in a liability or Loss to the Acquired Companies of more than $250,000, there is no pending Legal Proceeding nor, to the Knowledge of the Company, has any been threatened against or involving any Acquired Company or any of their respective properties or assets or officers, directors or employees in their capacity as an officer, director or employee, respectively. There are no Legal Proceedings by any Acquired Company currently pending or which any Acquired Company intends to initiate. There is no outstanding Order of any Governmental Authority directed specifically at the Acquired Companies or any of their respective properties or assets, pursuant to which the Acquired Companies have outstanding obligations in any material respect.

Section 3.15. Compliance with Laws; Permits.

(a) The Acquired Companies comply, and since November 4, 2019 have complied, in all material respects with all Laws applicable to them or to the operation of the Acquired Companies’ businesses. Since November 4, 2019, no Acquired Company has received written notice of, and to the Knowledge of the Company, any oral notice, of any material violation or material alleged violation of any Law. Since November 4, 2019, to the Knowledge of the Company, no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result in a material violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply in any material respect with, any Law applicable to it or the business of the Acquired Companies as conducted as of the date of this Agreement.

(b) No Acquired Company nor, to the Knowledge of the Company, any director, manager, officer or employee of any Acquired Company has, at any time since November 4, 2016, in carrying out or representing the business of the Acquired Companies, directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other expenses related to political activity; (b) made any unlawful payments to foreign or domestic government officials from corporate funds; (c) established or maintained any unlawful or unrecorded fund or corporate monies or other assets; (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or similar payment; or (e) taken any action in violation of the United States Foreign Corrupt Practices Act of 1977 or any other anti-corruption or anti-bribery or anti-money laundering Laws of any jurisdiction where the Acquired Companies conduct business.

(c) The Acquired Companies hold all Permits required for the operation of their respective businesses as presently conducted, except for those Permits the failure to so hold would not reasonably be expected to be material to the Acquired Companies taken as a whole. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Company, threatened. No Acquired Company is, and since November 4, 2019 no Acquired Company has been, in material default or violation of any term, condition or provision of any such Permit applicable to it. All such Permits are in full force and effect. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of any Acquired Company.

Section 3.16. Fees and Expenses of Brokers and Others. No Acquired Company is directly or indirectly committed for any liability for any investment banking fees, brokerage commissions, brokers’ or finders’ fees or any similar fees in connection with the Transactions, nor has it retained any broker, finder, financial advisor or other intermediary to act directly or indirectly on its behalf in connection with the Transactions, except that the Acquired Companies have engaged BlackArch Partners LLC (the “Broker”), to represent them in connection with the Transactions, and the Acquired Companies shall direct that all such fees and expenses to which the Broker is entitled in connection with such engagement be paid by Buyer on behalf of the Acquired Companies as Closing Date Seller Expenses at the Closing.

Section 3.17. Insurance. The Acquired Companies have the insurance policies set forth on Schedule 3.17 which represents all material insurance policies with respect to the assets, properties or businesses of the Acquired Companies (the “Insurance Policies”). All such Insurance Policies are valid and binding in accordance with their terms and are in full force and effect, are of the kinds, covering such risks and in such amounts as are consistent with the past business practice of the Acquired Companies. There is no material claim pending under any of the Insurance Policies, and no Acquired Company has received any notice stating that coverage has been questioned, denied or disputed by the underwriters of such policies. The Acquired Companies are in compliance in all material respects with the terms of the Insurance Policies, and all premiums due and payable thereon have been paid in full when due. For the avoidance of doubt, this Section 3.17 shall not apply to insurance policies under any Employee Benefit Plan.

Section 3.18. Related Party Transactions. Except as set forth on Schedule 3.18, there are no material obligations of the Acquired Companies to any Company Affiliated Person other than (a) for payment of salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Acquired Companies and (c) benefits due in the Ordinary Course of Business under Employee Benefit Plans set forth on Schedule 3.12(a). No Company Affiliated Person (i) owns any asset or property that is material to the business of the Acquired Companies, (ii) has filed any Legal Proceeding or, to the Knowledge of the Company, has any cause of action against any Acquired Company, (iii) owes money to any Acquired Company, (iv) controls or has an economic interest in any Person that has a material business relationship with any Acquired Company, or (v) is a party to or the beneficiary of any Contract with any Acquired Company except for compensation and benefits payable or owed to directors, managers and officers in their capacity as such.

Section 3.19. Environmental Compliance and Conditions. Except as set forth on Schedule 3.19:

(a) Each of the Acquired Companies is and, for the past five (5) years, has been in compliance with all applicable Environmental Laws, except where the failure to comply would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole.

(b) The Acquired Companies hold, and, for the past five (5) years, have been in compliance with, all Permits required under applicable Environmental Laws to operate at the Leased Real Property and the Owned Real Property and to carry on their respective businesses as now conducted, except where the failure to hold or comply with such Permits would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole.

(c) Since November 4, 2016, the Acquired Companies have not received any written notice or, to the Knowledge of the Company, oral notice from any Governmental

Authority or other Person regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities under Environmental Laws, including for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws and no other such written or, to the Knowledge of the Company, oral notice received at any earlier date remains unresolved such that, if the subject of such notice is adversely resolved, would reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole.

(d) To the Knowledge of the Company, no Hazardous Substances have been Released or are otherwise present at any of the Leased Real Property or Owned Real Property. No Acquired Company has Released any Hazardous Substance or caused any Hazardous Substance to be present at any location, including at any Leased Real Property, Owned Real Property or formerly owned, leased or operated properties, in each such case in quantities or concentrations that require investigation or remediation under applicable Environmental Laws and would reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole.

(e) No Acquired Company has assumed, undertaken or provided an indemnity with respect to any material liability or obligation of any other Person relating to Hazardous Substances or Environmental Law.

(f) The Acquired Companies have made available to Buyer a copy of all material studies, audits, or assessments concerning the environmental condition of any facility, site, area or property which any Acquired Company currently or formerly owns, leases, uses or operates in, or the Acquired Companies’ compliance with, or liability or obligations under, Environmental Laws, in each case that are in the possession or control of any Acquired Company.

Section 3.20. Material Suppliers. Schedule 3.20 sets forth a complete and accurate list of the ten largest suppliers of the Acquired Companies, taken as a whole, measured by dollar value for the 12 months ended December 31, 2020 (the “Material Suppliers”). None of the Material Suppliers has cancelled, terminated or otherwise adversely and materially modified, or to the Knowledge of the Sellers, intends to cancel, terminate or otherwise adversely and materially modify, the relationship of such Person with the Acquired Company, as applicable.

Section 3.21. No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV, THE SELLERS AND ACQUIRED TARGETS DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER AND ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER AND ITS AFFILIATES OR REPRESENTATIVES BY THE BROKER, ANY OFFICER, MANAGER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF ANY SELLER OR ANY OF THE ACQUIRED COMPANIES).

(b) THE SELLERS AND ACQUIRED TARGETS DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO BUYER EXCEPT AS CONTAINED IN ARTICLE III AND ARTICLE IV, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY A Seller, THE ACQUIRED COMPANIES OR ANY OF THEIR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO BUYER’S WRITTEN DILIGENCE REQUESTS AND ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING AGREED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

Article IV
REPRESENTATIONS AND WARRANTIES BY THE SELLERS

Except as otherwise set forth in the Disclosure Schedules, each Seller, solely as to itself, severally and not jointly, represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1. Organization, Power and Good Standing. Such Seller is duly organized, validly existing and in good standing under the Laws of its state of formation and has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.2. Authorization; Enforceability. Such Seller (i) has all requisite power and authority to execute and deliver the Seller Documents to which it is a party and to consummate the Transactions, and to perform all its obligations under the Seller Documents, and (ii) the execution and delivery of this Agreement and the Seller Documents to which such Seller is a party and the consummation of the Transactions by such Seller has been duly authorized by all requisite company action on the part of such Seller. This Agreement has been, and each Seller Document to which such Seller is a party will be at or prior to the Closing, duly and validly executed and delivered by such Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Seller Document to which such Seller is a party will constitute, the legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 4.3. Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 4.3(a), and provided that the notifications and approvals set forth in Section 4.3(b) or on Schedule 4.3(b) are made or obtained, none of the execution and delivery by such Seller of this Agreement or the Seller Documents to which such Seller is a party, the consummation of the Transactions by such Seller or compliance by such Seller with any of the provisions hereof or thereof will not conflict with, or result in any violation of, breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, modification or loss of any material benefit under, any provision of, or give rise to or accelerate any liability, payment or right under, or require the consent of any third party under or result in the imposition or creation of any Lien, other than Permitted Exceptions, upon any of the assets (whether tangible or intangible), properties or rights of any Seller under (i) the Organizational Documents of such Seller; (ii) any Contract or Permit to which such Seller is a party or by which any of the properties or assets of such Seller are bound or affected; (iii) any Order of any Governmental Authority applicable to such Seller or by which any of its properties or assets are bound, or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflict, violation, breach, default, termination, cancellation, acceleration, modification or loss that would not reasonably be expected to prohibit, restrict, delay or impair in any material respect the performance by such Seller of its obligations under this Agreement or any Seller Document.

(b) Except as set forth on Schedule 4.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Governmental Authority is required on the part of such Seller in connection with such Seller’s execution and delivery of this Agreement or the Seller Documents to which such Seller is a party or the compliance by such Seller with any of the provisions hereof or thereof, or the consummation of the Transactions by such Seller, except for (i) compliance with the applicable requirements of the HSR Act and (ii) any applicable filings under state securities, “Blue Sky,” or takeover laws, except in each case where any failure to obtain such consent, waiver, approval, Order, Permit or authorization of, or make such declaration, registration, filing or notification would not reasonably be expected to prohibit, restrict, delay or impair in any material respect the performance by such Seller of its obligations under this Agreement or any Seller Document.

Section 4.4. Capitalization; Ownership of Purchased Equity Interests. Such Seller owns, and is the beneficial and record owner of, its applicable Purchased Equity Interests free and clear of any Liens, other than (a) restrictions under the 1933 Act, or under the securities Laws of any state or other jurisdiction, or (b) Liens created pursuant to this Agreement or any other Transaction Document, and has full authority to convey to the Buyer its applicable Purchased Equity Interests. The Purchased Equity Interests being sold by such Seller, when sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be free of Liens, other than (i) restrictions under the 1933 Act, or under the securities Laws of any state or other jurisdiction, or (ii) Liens created pursuant to any Buyer financing arrangements. The Purchased Equity Interests are not subject to any Contract restricting or relating to the voting, transfer or disposition of such Purchased Equity Interests.

Section 4.5. Litigation. There is no pending Legal Proceeding nor, to the Knowledge of such Seller, has any been threatened against such Seller, in each case, that questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the consummation of the Transactions or that would reasonably be expected, individually or in the aggregate, prevent or materially impair or delay such Seller from consummating the Transactions. No Seller is subject to any unsatisfied Order that, individually or in the aggregate, would reasonably be expected to prohibit, restrict, delay or impair in any material respect the performance by such Seller of its obligations under this Agreement or any Seller Document.

Section 4.6. Fees and Expenses of Brokers and Others. Such Seller does not directly or indirectly have any liability for any investment banking fees, brokerage commissions, brokers’ or finders’ fees or any similar fees in connection with the Transactions and has not retained any broker, finder, financial advisor or other intermediary to act directly or indirectly on its behalf in connection with the Transactions.

Section 4.7. No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND Article IV, EACH SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER AND ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER AND ITS AFFILIATES OR REPRESENTATIVES BY THE BROKER, ANY DIRECTOR, OFFICER, MANAGER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF SUCH SELLER).

(b) EACH SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO BUYER EXCEPT AS CONTAINED IN ARTICLE III AND Article IV, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY A SELLER OR ANY OF ITS REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO BUYER’S WRITTEN DILIGENCE REQUESTS AND ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING AGREED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise set forth in the disclosure schedules provided by Buyer in connection with this Article V, Buyer represents and warrants to each Seller and the Acquired Companies, as of the date of this Agreement and as of the Closing Date, the following:

Section 5.1. Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 5.2. Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by it in connection with the consummation of the Transactions (the “Buyer Documents”), and to consummate the Transactions and to perform all its obligations under this Agreement and the Buyer Documents. The execution and delivery of this Agreement and the Buyer Documents and the consummation of the Transactions have been duly authorized by all requisite action on the part of Buyer. This Agreement has been, and each of the Buyer Documents will be at or prior to the Closing, duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes and each of the Buyer Documents will constitute the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 5.3. Financial Ability. As of the Closing Date, Buyer will have the financial capability and have access to and/or have sufficient debt commitments and immediately available funds to consummate the Transactions and to pay the Purchase Price, and does not know of any circumstance or condition that would reasonably be expected to prevent or substantially delay the ability of such funds or otherwise impair such capability at the Closing. Buyer acknowledges and agrees that Buyer’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Buyer.

Section 5.4. Solvency. Assuming the accuracy of the representations and warranties set forth in Article III and Article IV, as of the Closing and immediately after giving effect to all of the Transactions, including the payment of the Purchase Price, and all of the related fees and expenses of Buyer and its Affiliates in connection therewith, (i) the amount of the “fair saleable value” of the assets of Buyer, the Acquired Companies and Buyer’s other Subsidiaries will exceed (A) the value of all liabilities of Buyer, the Acquired Companies and Buyer’s other Subsidiaries, including contingent and other liabilities, and (B) the amount that will be required to pay the liabilities of Buyer, the Acquired Companies and Buyer’s other Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) Buyer, the Acquired Companies and Buyer’s other Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged, and (iii) Buyer, the Acquired Companies and Buyer’s other Subsidiaries will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged” and “able to pay their liabilities, including contingent and other liabilities, as they mature” means that Buyer, the Acquired Companies and Buyer’s other Subsidiaries will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become due.

Section 5.5. Consents and Approvals; No Violations.

(a) Non-Contravention. Provided that the notifications and approvals set forth in Section 5.5(b) are made or obtained, the execution and delivery by Buyer of this Agreement and the Buyer Documents, the consummation of the Transactions, and compliance by Buyer with the provisions hereof and thereof will not conflict with, or result in any violation of, breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration, modification or loss of any material benefit under, any provision of, or give rise to or accelerate any liability, payment or right under, or require the consent of any third party under or result in the imposition or creation of any Lien, other than Permitted Exceptions, upon any of the assets (whether tangible or intangible), properties or rights of Buyer under (i) the Organizational Documents of Buyer; (ii) any Contract or Permit to which Buyer is a party or by which any of its properties or assets are bound or affected; (iii) any Order of any Governmental Authority applicable to Buyer or by which any of its properties or assets are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflict, violation, breach, default, termination, cancellation, acceleration, modification or loss that would not reasonably be expected to prohibit, restrict, delay or impair in any material respect the performance by Buyer of its obligations under this Agreement or any Buyer Document.

(b) Approvals and Consents. No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents or the compliance by Buyer with any of the provisions hereof or thereof, or the consummation of the Transactions, except for (i) compliance with the applicable requirements of the HSR Act and (ii) any applicable filings under state securities, “Blue Sky,” or takeover laws, except in each case where any failure to obtain such consent, waiver, approval, Order, Permit or authorization of, or make such declaration, registration, filing or notification would not reasonably be expected to prohibit, restrict, delay or impair in any material respect the performance by Buyer of its obligations under this Agreement or any Buyer Document.

Section 5.6. Brokers. Buyer does not directly or indirectly have any liability for any investment banking fees, brokerage commissions, brokers’ or finders’ fees or any similar fees in connection with the Transactions and has not retained any broker, finder, financial advisor or other intermediary to act directly or indirectly on its behalf in connection with the Transactions.

Section 5.7. Litigation. There is no Legal Proceeding nor, to the Knowledge of Buyer, has any been threatened against Buyer, in each case, that questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge or would reasonably be expected to delay the consummation of the Transactions. Buyer is not subject to any unsatisfied Order that, individually or in the aggregate, would reasonably be expected to prohibit, restrict, delay or impair in any material respect the performance by Buyer of its obligations under this Agreement or any Buyer Document.

Section 5.8. Access. Buyer and its Representatives have (a) been given access to the assets, books, records, Contracts and certain employees of the Acquired Companies, and have been given the opportunity to meet with certain officers and other Representatives of the Acquired Companies for the purpose of investigating and obtaining information regarding the Acquired Companies’ business, operations and legal affairs and (b) made their own inquiry and investigation into, and based thereon Buyer has formed an independent judgment concerning the Acquired Companies.

Section 5.9. Investment Intent/Accredited Investor; No Additional Representations. The Purchased Equity Interests are being acquired by Buyer for its own account and without a view to, or for sale in connection with, any distribution of the Purchased Equity Interests or any interest therein. Buyer has sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Purchased Equity Interests and participation in the Transactions, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Purchased Equity Interests. Buyer is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “1933 Act”). Buyer acknowledges that none of any Seller, the Acquired Companies or any Affiliate, employee, agent or other Representative of any Seller or the Acquired Companies has made or shall be deemed to have made, and that Buyer has not relied on, (a) any representation or warranty, express or implied, with respect to the Acquired Companies, any Seller, the Purchased Equity Interests or the Transactions, other than the respective representations and warranties that are set forth in Article III and Article IV of this Agreement or (b) any representation or warranty to Buyer with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Buyer or its counsel, accountants or advisors of future revenues, expenses or expenditures, future results of operations or future performance of the Acquired Companies or the Purchased Equity Interests, or (ii) any other information or documents (financial or otherwise) made available to Buyer or its counsel, accountants or advisors with respect to the Acquired Companies, any Seller, the Purchased Equity Interests or the Transactions (except, in each of clauses (i) and (ii), as expressly covered by a representation and warranty contained in Article III or Article IV). Buyer understands and agrees that Buyer may not sell or dispose of any of the Purchased Equity Interests other than pursuant to a registered offering or in a transaction exempt from the registration requirements of applicable securities Laws. Buyer acknowledges that the Purchased Equity Interests and the sale thereof have not been registered under the Laws of any jurisdiction. Buyer acknowledges and agrees that the Purchase Price is a value that has been agreed upon between Buyer and the Sellers for purposes of this Agreement and may not represent the fair market or intrinsic value of the Acquired Companies as determined by a third party.

Section 5.10. No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article V, BUYER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO THE SELLERS, THE ACQUIRED COMPANIES AND THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO THE SELLERS, THE ACQUIRED COMPANIES AND THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES BY ANY DIRECTOR, OFFICER, MANAGER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF BUYER).

(b) BUYER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO THE SELLERS, THE ACQUIRED COMPANIES EXCEPT AS CONTAINED IN THIS Article V, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY BUYER OR ANY OF ITS REPRESENTATIVES OUTSIDE OF THIS AGREEMENT, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING AGREED THAT NO SUCH

PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

Article VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1. Operation in the Ordinary Course. During the period from the date of this Agreement to the Closing Date, unless Buyer shall otherwise consent, which consent shall not be unreasonably delayed, conditioned or withheld, and except (x) as set forth on Schedule 6.1, (y) as otherwise expressly permitted by this Agreement, including the Reorganization and the Redemptions, or (z) as necessary to ensure that the Acquired Companies comply with applicable Laws, each Acquired Company shall: (i) operate its business in the Ordinary Course of Business; (ii) use commercially reasonable efforts to keep available the services of current employees, individual independent contractors, individual consultants, interns, managers, officers or directors of the Acquired Companies; (iii) use commercially reasonable efforts to preserve the current relationships of the Acquired Companies with customers, suppliers and other Persons with which the Acquired Companies have significant business relations; and (iv) use commercially reasonable efforts to keep and maintain the assets and properties of the Acquired Companies in good repair and normal operating condition, ordinary wear and tear excepted.

Section 6.2. Negative Covenants. During the period from the date of this Agreement to the Closing Date, except (w) as set forth on Schedule 6.2, (x) as otherwise expressly permitted by this Agreement, including the Reorganization and the Redemptions, (y) as necessary to ensure that the Acquired Companies comply with applicable Laws, or (z) as consented to by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), no Acquired Company (including, for purposes of Section 6.2(t), the CSV Intermediate Entities) shall:

(a) issue, sell, dispose of, transfer or grant any shares of capital stock, membership interests or other equity interests of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, membership interests or other equity interests, or any rights, warrants, options, calls, commitments, or Equity Equivalents or enter into any Contracts to purchase or acquire any shares of capital stock, membership interests or other equity interests or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, membership interests or other equity interests or any other securities in respect of, in lieu of, or in substitution for, shares of capital stock, membership interests or other equity interests outstanding on the date hereof;

(b) split, combine, subdivide or reclassify any shares of capital stock, membership interests or other equity interests, or make any changes in the capital structure of any Acquired Company;

(c) change or adopt any amendments to its Organizational Documents or effect or become a party to any, recapitalization, restructuring, reorganization or similar transaction (other than the Reorganization) or adopt a plan of complete or partial liquidation or dissolution;

(d) cancel any third party Indebtedness owed to any Acquired Company;

(e) other than borrowings by the Acquired Companies in the Ordinary Course of Business, incur any additional Indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible for any such Indebtedness of another Person or make any loans or advances to (except for customary loans and travel advances made in the Ordinary Course of Business) other than to other Acquired Companies;

(f) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or by purchasing the equity securities of or by purchasing any business or division of any Person, or make any capital contributions in any Person, for consideration in excess of $1,000,000;

(g) sell, lease, license, assign, pledge, abandon, allow to lapse, transfer or otherwise encumber or subject (or allow to become subject) to any Lien, other than Permitted Exceptions, or otherwise dispose of any of its properties, rights or assets, including any capital asset or related capital assets, in each case, with a fair market value in excess of $500,000;

(h) make or agree to make any material capital expenditure that exceeds $500,000 in the aggregate;

(i) (i) enter into any Contract relating to the purchase by any Acquired Company of goods, equipment or services of amounts in excess of $500,000 per year, (ii) enter into any Contract that would be a Material Contract if in effect on the date hereof, or (iii) modify or amend in any material respect or terminate or let lapse any Material Contract or waive, release or assign any material rights or claims thereunder;

(j) except as may be required by an Employee Benefit Plan set forth on Schedule 3.12(a) as in effect on the date of this Agreement, (i) adopt, modify or amend any Employee Benefit Plan (including any employment agreements with any current, former or future Company Employee), other than at will offer letters that do not provide for severance or similar payments or require any notice of termination in the Ordinary Course of Business; (ii) increase the compensation or benefits to any current, former or future Company Employee (including issuance of any loan, payment of any bonus or other incentive compensation, granting of severance, change of control, retention, termination or similar entitlements) (except pursuant to Section 7.8(h)); (iii) negotiate, amend, enter into or terminate any collective bargaining or other similar labor Contract; (iv) take any action to accelerate the vesting, payment or funding of (or otherwise secure the payment of) any compensation or benefit to any current, former or future Company Employee; (v) hire or terminate the employment of any employee or consultant, except, the hire or termination of employees with annual base compensation (or, if hourly, annualized wages) of less than $50,000 in the Ordinary Course of Business;

(k) make any change to its accounting methods, principles or practices or to the Financial Statements, except as required by GAAP;

(l) except for entering into any non-exclusive license agreements in the Ordinary Course of Business, sell, assign, transfer, license, or otherwise grant to any third party any rights with respect to, or abandon or permit to lapse, any material Intellectual Property;

(m) enter into any new line of business or withdraw from any existing line of business;

(n) declare, set aside, make or pay any dividend or other distribution on or with respect to any of the capital stock or other equity or ownership interest of Acquired Companies, except for dividends, distributions or other payments by any direct or indirect Subsidiary of the Company to the Company or any other Subsidiary of the Company;

(o) cancel or reduce any insurance coverage, other than in the Ordinary Course of Business;

(p) change or modify in any material respect any of the Acquired Companies’ respective business policies, procedures or practices with respect to credit, collection, payment, accounts receivable or accounts payable outside the Ordinary Course of Business;

(q) pay, discharge, settle, compromise or satisfy any material Legal Proceeding, cancel any debts or waive any material rights or claims;

(r) enter into any transaction or Contract between any Acquired Company, on the one hand, and Sellers or any of their respective Affiliates (other than the Acquired Companies), on the other hand;

(s) purchase or enter into any Contract to purchase any Real Property;

(t) make, change or revoke any material Tax election, change any annual Tax accounting period or adopt or change any material Tax accounting method, file any amended income or other material Tax Return, request any ruling or similar guidance from any Governmental Authority in respect of Taxes, settle or compromise any Tax claim or liability with a Governmental Authority, enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) with any Governmental Authority, waive or extend any statute of limitations in respect of material Taxes or period within which an assessment or reassessment of material Taxes may be issued; or

(u) agree to or authorize any Person to take any of, the foregoing actions.

Notwithstanding anything contained in this Agreement to the contrary, the Acquired Companies shall be permitted to maintain through the Closing the cash management systems of the Acquired Companies, maintain the cash management procedures as currently conducted by the Acquired Companies, and periodically settle intercompany balances consistent with past practices (including through distributions and capital contributions and all such intercompany balances shall be settled at the Closing in accordance with their terms). Notwithstanding anything contained in this Agreement to the contrary, (x) the Acquired Companies are allowed to distribute all Cash Equivalents of the Acquired Companies to their respective members or other equityholders prior to the Calculation Time, and (y) the Acquired Companies are not allowed to use Cash Equivalents to pay for any Indebtedness or Closing Date Seller Expenses from and after the Calculation Time through and including the Closing. Buyer acknowledges and agrees that: (i) nothing contained herein shall give Buyer or any of its Affiliates, directly or indirectly, the right to control or direct the operations of the Acquired Companies prior to the Closing; and (ii) prior to the Closing, the

Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1. Access to Information and Employees. Upon reasonable notice, subject to applicable antitrust and other Laws, the Acquired Targets shall, and shall cause each of the Acquired Subsidiaries to, (i) afford to Buyer and the Representatives of Buyer, reasonable access during normal business hours during the period from the date hereof to the earlier of the Closing Date or the termination of this Agreement pursuant to Section 10.1, to the Acquired Companies’ existing books and records, properties, businesses, operations and all financial, operating, Tax and other data and information of the Acquired Companies with respect to their respective Businesses as Buyer reasonably requests; provided, however, that any such access shall be conducted at Buyer’s expense, at reasonable times, under the supervision of appropriate personnel of the Acquired Companies and in such a manner as to maintain the confidentiality of this Agreement and the Transactions and not to unreasonably interfere with the normal operation of the business of the Acquired Companies; provided, further, that no Phase II environmental reviews or other intrusive environmental studies or tests with respect to the real property subject to the Real Property Leases or Owned Real Property shall be conducted. The Acquired Companies shall reasonably cooperate with Buyer and its Representatives in connection with such access and examination, and Buyer and its Representatives shall reasonably cooperate with the Acquired Companies and use their commercially reasonable efforts to minimize any disruption to the Acquired Companies. Notwithstanding the foregoing provisions of this Section 7.1 or any other provision of this Agreement, (x) none of the Acquired Companies shall be required to provide to Buyer documents that are subject to a confidentiality agreement that has not been duly waived; provided, that the Acquired Companies shall use commercially reasonable efforts to provide extracts or summaries of protected information or otherwise provide such protected information in a manner that would not jeopardize the applicable protection, and (y) all documents or other information subject to attorney-client privilege and work-product doctrine shall be provided only under a joint defense privilege, to the extent applicable, and Buyer and the Acquired Companies shall enter into such documentation as may reasonably be required to evidence such joint privilege. Buyer agrees that it will not, and it will cause its Representatives not to, use any information obtained pursuant to this Section 7.1 for any purpose unrelated to the consummation of the Transactions. The Confidentiality Agreement, dated as of September 23, 2021, by and between the Company and Car Wash Partners, Inc. (d/b/a Mister Car Wash), shall apply with respect to information furnished by the Acquired Companies and their Representatives thereunder or hereunder and any other activities contemplated thereby or hereby, until the Closing Date and thereafter to the extent provided therein.

Section 7.2. [INTENTIONALLY OMITTED]

Section 7.3. Fees and Expenses. Except as otherwise expressly provided herein and whether the Transactions are consummated or not, each Party will pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the

Transactions. Notwithstanding the foregoing, Buyer shall be responsible for 50% of all fees, costs and expenses incurred in connection with the D&O Tail Policy.

Section 7.4. Public Announcements. Except to the extent otherwise required by applicable Law, regulation (including the rules of any stock exchange on which its common stock may be listed) or legal process, none of any Seller, Sellers’ Representative, Buyer or the Acquired Companies may issue any press release or make any public statement regarding the Transactions or the terms of this Agreement without the approval of Buyer, in the case of any disclosure by a Seller or Sellers’ Representative, or Sellers’ Representative in the case of a disclosure by Buyer or its Affiliates (including the Acquired Companies from and after the Closing), except that the Sellers and their respective equityholders and each of their respective Affiliates shall not be prohibited from disclosure of their investment in the Acquired Companies, the proceeds received hereunder and their rate of return on such investment, in each case, to their investors and prospective investors so long as recipients are bound by customary obligations of confidentiality to the Sellers or their respective equityholders or Affiliates (as applicable) with respect to such disclosures, and the Sellers and their respective equityholders and each of their respective Affiliates shall have the right to disclose information about the Transactions pursuant to their normal fundraising, marketing or reporting activities.

Section 7.5. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Closing Date, for a period of six years after the Closing Date, Buyer shall cause the Acquired Companies (each, a “D&O Indemnifying Person”) to indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the Closing Date, an officer, director or manager of any of the Acquired Companies (collectively, the “Company Indemnified Agents”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the D&O Indemnifying Person (which approval shall not be unreasonably delayed, conditioned, or withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director, officer or manager of any of the Acquired Companies and arising out of actions or omissions, occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date, but only to the extent an Acquired Company would be required to do so as of the date of this Agreement pursuant to the indemnification, exculpation and advancement of expenses provisions provided in the Organizational Documents of the Acquired Companies; provided, that each D&O Indemnifying Person shall only be required to indemnify a Company Indemnified Agent pursuant to this Section 7.5 to the extent permitted under the Law of the state of its formation to indemnify directors, officers or managers, as the case may be, or those of a direct or indirect subsidiary (and the Acquired Companies will pay expenses in advance of the final disposition of any such action or proceeding to each Company Indemnified Agent to the fullest extent permitted by Law; provided, that the Acquired Companies shall only be required to advance such expenses to the extent that the Company Indemnified Agent to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final, non-appealable judgement by a court of competent jurisdiction that such Company Indemnified Agent is not entitled to indemnification). In addition, for a period of six years after the Closing Date, except as otherwise required by Law, the Organizational Documents of the Acquired Companies and their successors and assigns shall post-Closing contain provisions with respect to indemnification no less favorable to the former officers, directors or managers than those in effect in the Organizational Documents of the Acquired Companies with respect to current officers, directors or managers as in effect on the date of this Agreement.

(b) Each Company Indemnified Agent under this Section 7.5 will, promptly after the receipt of notice of the commencement of any action or other proceeding against such Company Indemnified Agent in respect of which indemnity may be sought from a D&O Indemnifying Person under this Section 7.5, notify the D&O Indemnifying Person in writing of the commencement thereof. The omission of any Company Indemnified Agent to notify a D&O Indemnifying Person of any such action shall not relieve such D&O Indemnifying Person from any liability which it may have to such Company Indemnified Agent, unless, and only to the extent that, such omission actually and materially prejudices the D&O Indemnifying Person. In case any such action or other proceeding shall be brought against any Company Indemnified Agent and it shall notify the D&O Indemnifying Person of the commencement thereof, the D&O Indemnifying Person shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Company Indemnified Agent; provided, however, that any Company Indemnified Agent may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the D&O Indemnifying Person and a Company Indemnified Agent are, or are reasonably likely to become, a party, such Company Indemnified Agent shall have the right to employ separate counsel at the D&O Indemnifying Person’s expense and to control its own defense of such action or proceeding if, in the reasonable written opinion of counsel to such Company Indemnified Agent, (a) there are or may be legal defenses available to such Company Indemnified Agent or to other Company Indemnified Agents that are different from or additional to those available to the D&O Indemnifying Person or (b) any conflict or potential conflict exists between the D&O Indemnifying Person and such Company Indemnified Agent that would make such separate representation advisable. The D&O Indemnifying Person shall not, without the consent of the Company Indemnified Agent, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Company Indemnified Agent of a release from all liability in respect to such claim or litigation or which requires action by the Company Indemnified Person. The rights accorded to Company Indemnified Agents hereunder shall be in addition to any rights that any Company Indemnified Agent may have at common law, by separate agreement or otherwise.

(c) Prior to the Closing the Sellers shall cause the Acquired Companies to purchase the insurance coverage set forth on Schedule 7.5(c) (the “D&O Tail Policy”) which shall go into effect commencing on the effective date with respect to such policy as described on Schedule 7.5(c) with reputable and financially sound carriers providing directors’ and officers’ employment practices liability and fiduciary insurance coverage for the benefit of each Person who, at any time prior to the Closing, is or was an officer, director or manager of the Acquired Companies with respect to matters occurring prior to the Closing. Buyer agrees to cause the Acquired Companies to maintain the D&O Tail Policy in full force and effect and without any lapse in coverage and fulfill their obligations thereunder throughout such period as described on Schedule 7.5(c) with respect to such policy following the Closing Date, and Buyer will not, and will cause the Acquired Companies not to, amend or modify the D&O Tail Policy or waive any coverage thereunder, in each case, in any adverse manner, following the Closing.

(d) The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Agent, his or her heirs and his or her Representatives. In the event that all or substantially all of the assets of any Acquired Company are sold, whether in one transaction or a series of transactions, then Buyer and the Acquired Companies will, in each such case, ensure that the successors and assigns of the Acquired Companies, as applicable, assume the obligations set forth in this Section 7.5. The provisions of this Section 7.5(d) will apply to all of the successors and assigns of the Acquired Companies

Section 7.6. Exclusivity. From the date hereof until the sooner of the Closing and the date of termination of this Agreement in accordance with Article X, the Sellers will not, directly or indirectly, through any Representative or otherwise, continue, solicit, entertain, initiate, facilitate or participate in or encourage discussions or negotiations with, or the submission of bids, offers or proposals by, any Person with respect to, whether directly or indirectly, an acquisition of any Acquired Company, or any acquisition of any capital stock, membership interests or other equity interest of or in any Acquired Company or any material assets of any Acquired Company (other than sales of assets in the Ordinary Course of Business), by any means whatsoever, or enter into any Contract regarding any of the foregoing (each, an “Alternative Transaction”). The Sellers will immediately cease and terminate any discussions or negotiations with any third party that are ongoing with respect to any Alternative Transaction. Sellers shall notify any Person (other than Buyer and its Representatives) with which it is engaged in discussions concerning an Alternative Transaction and any Person that hereafter submits any offer or makes any inquiries concerning an Alternative Transaction, that Sellers are contractually prohibited from continuing to engage or engaging in any such discussions, and shall request that any such Persons destroy or return any confidential information regarding the Acquired Companies or their respective businesses, in accordance with the terms of the applicable confidentiality agreements between Sellers and any such Persons. In addition, from the date hereof until the Closing, except as required by applicable Law, the Sellers will not, directly or indirectly, through any Representative or otherwise disclose any information not customarily disclosed to any Person (other than to Buyer and its Representatives) in the Ordinary Course of Business or afford to any such other Person access to the Acquired Companies’ properties, books or records without the prior written consent of Buyer. Sellers shall promptly (and in any event within three (3) Business Day after receipt thereof by Sellers or their Representatives) advise Buyer in writing of any proposal with respect to an Alternative Transaction and the material terms and conditions of such proposal, and shall state in writing to any Person that has submitted any such proposal that Sellers are contractually prohibited from engaging in any discussion regarding such proposal or any Alternative Transaction or providing such Person with any confidential information regarding the Acquired Companies. Sellers agree that the rights and remedies for noncompliance with this Section 7.6 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 7.7. Due Diligence Investigation.

(a) Buyer acknowledges and agrees that none of the Sellers or the Acquired Companies nor any of their respective Affiliates or Representatives has made any representations or warranties regarding the Sellers, the Acquired Companies, the Acquired Companies’ business operations, the assets or operations of the Acquired Companies’ business, the Purchased Equity Interests or otherwise in connection with the Transactions, other than the representations and warranties set forth in Article III and Article IV. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that no projections, forecasts, predictions, other estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations (including any management presentation or facility tour), memoranda, or offering material with respect to the Acquired Companies’ business or the Purchased Equity Interests, is or shall be deemed to be a representation or warranty by any Seller or Acquired Company to Buyer, under this Agreement, or otherwise, and that Buyer has not relied thereon in determining to execute this Agreement and proceed with the Transactions (except as expressly set forth in the representations and warranties set forth in Article III and Article IV). Buyer further acknowledges and agrees that materials it and its Representatives have received from the Sellers, the Acquired Companies and their respective Affiliates or Representatives, including the Broker, include projections, forecasts and predictions relating to the Acquired Companies’ business; that there are uncertainties inherent in attempting to make such projections, forecasts and predictions; that Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, predictions and information so furnished; that Buyer shall not have any claims against any Seller, any Acquired Company or their respective Affiliates or Representatives, including the Broker, with respect thereto (except in the case of Fraud); and that Buyer has not relied thereon (except as expressly set forth in the representations and warranties set forth in Article III and Article IV). Buyer acknowledges that, except for the representations and warranties set forth in Article III and Article IV, no Person has been authorized by an Acquired Company or any Seller to make any representation or warranty regarding any Seller, Acquired Company, the Acquired Companies’ business, the assets or operations of the Acquired Companies, the Purchased Equity Interests or the Transactions and, if made, such representation or warranty may not be relied upon as having been authorized by any Acquired Company or Seller.

(b) Buyer acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon and on the representations and warranties set forth in Article III and Article IV, has formed an independent judgment concerning, the Acquired Companies, the Acquired Companies’ business and the Purchased Equity Interests, and (ii) has conducted such investigations of the Acquired Companies, the Acquired Companies’ business and the Purchased Equity Interests as Buyer deems necessary to satisfy itself as to the operations and conditions thereof, and will rely solely on such investigations and inquiries, and the representations and warranties set forth in Article III and Article IV. Buyer further acknowledges and agrees that it will not at any time assert any claim against a Seller or Acquired Company or any of their respective present and former Affiliates or Representatives, including the Broker, or attempt to hold any of such Persons liable, for any inaccuracies, misstatements or omissions with respect to the information furnished by such Persons concerning any Seller, Acquired Company, the Acquired Companies’ business or the Purchased Equity Interests, other than any inaccuracies or misstatements in the representations and warranties set forth in Article III and Article IV (subject to the limitations and expiration set forth in Article IX).

(c) Buyer acknowledges that the Purchase Price has been negotiated based upon Buyer’s express agreement that should the Closing occur, Buyer will acquire the Acquired Companies and their businesses, properties, assets and liabilities in an “as is” condition and on a “where is” basis, without any representation or warranty of any kind, express or implied, except such representations and warranties set forth in Article III and Article IV.

(d) Each Seller acknowledges and agrees that neither Buyer nor any of its Affiliates or Representatives has made any representations or warranties regarding Buyer, Buyer’s business operations, the assets or operations of Buyer’s business or otherwise in connection with the Transactions, other than the representations and warranties set forth in Article V. Each Seller acknowledges that, except for the representations and warranties set forth in Article V, no Person has been authorized by Buyer to make any representation or warranty regarding Buyer, Buyer’s business, the assets or operations of Buyer or the Transactions and, if made, such representation or warranty may not be relied upon as having been authorized by Buyer.

(e) Each Seller acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon and on the representations and warranties set forth in Article V, has formed an independent judgment concerning, Buyer and Buyer’s business, and (ii) has conducted such investigations of Buyer and Buyer’s business as Sellers deem necessary to satisfy itself, and will rely solely on such investigations and inquiries, and the representations and warranties set forth in Article V.

Section 7.8. Employee Matters.

(a) Subject to this Section 7.8, Buyer will cause the Acquired Companies to continue the employment effective immediately after the Closing Date of all employees of the Acquired Companies, including each such employee on medical, disability, family or other leave of absence as of the Closing Date. All such employees of the Acquired Companies who are employed by the Acquired Companies immediately following the Closing Date are referred to as “Retained Employees”. Nothing in this Section 7.8 shall obligate Buyer or the Acquired Companies to continue the employment of any such Retained Employee for any specific period or limit the Buyer and the Acquired Companies’ ability to modify any Retained Employee’s employment to comply with applicable Law, including modification to the classification of any Retained Employee for purposes of the Fair Labor Standards Act (which may include adjustments to the Retained Employee’s job title and base compensation or wage rate).

(b) As of the Closing Date and for a period of at least one (1) year thereafter, Buyer will or will cause the Acquired Companies or one of their Affiliates to provide each such Retained Employee who remains employed with at least base wages, annual base salary and aggregate rate of annual and other short-term cash bonus potential (to the extent under an Employee Benefit Plan set forth on Schedule 3.12(a) and disclosed to Buyer in writing prior to the date hereof) (but excluding any Sale Bonuses, any equity or equity-based plan, program or arrangement and any commission, retention, or long-term cash incentive programs) that are substantially comparable in the aggregate to those provided to each such Retained Employee immediately prior to the Closing Date. Nothing in this Section 7.8 shall obligate Buyer or the Acquired Companies to continue the employment of any such Retained Employee for any specific period or otherwise limit the right of Buyer and the Acquired Companies to terminate the employment of any Retained Employee at any time for any or no reason or obligate Buyer or the Acquired Companies to continue any specific Employee Benefit Plan or other employee benefit plan, policy, agreement or arrangement. Notwithstanding anything to the contrary herein, it is expressly understood and agreed that any changes to compensation and benefits in connection with Buyer’s or an Acquired Company’s good faith response to COVID-19 (if applied consistently to similarly situated employees of Buyer and its Affiliates) or good faith changes to seek to comply with applicable Law shall not constitute a breach or violation of this Section 7.8.

(c) As of the Closing Date and for a period of at least one (1) year thereafter, Buyer shall provide, or shall cause the Acquired Companies to provide, each Retained Employee with employee benefits (other than any equity or equity-based compensation, deferred compensation, defined benefit pension benefits, transaction-, change in control- or retention-related payments or benefits, or post-employment health and welfare compensation or benefits) that are substantially comparable, in the aggregate, to the benefits provided to either (i) such Retained Employee immediately prior to the Closing Date or (ii) similarly situated employees of Buyer and its Affiliates.

(d) Buyer shall use commercially reasonable efforts to (i) provide, or cause the Acquired Companies to provide, each Retained Employee credit for the Retained Employee’s service with the Acquired Companies prior to the Closing Date under any employee benefit plan that covers the Retained Employee after the Closing Date, including any vacation, sick leave and severance policies, for purposes of eligibility and entitlement to vacation, sick leave and severance benefits (except (A) for purposes of any equity or equity-based compensation or any plan which is closed to new participants, or benefit accrual under any defined benefit pension plan, or (B) to the extent credit for such service would result in the duplication of benefits for the same period of service), (ii) allow, or cause the Acquired Companies to allow, such Retained Employees to participate in each group health plan without regard to preexisting condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on (x) the Retained Employee by the corresponding Employee Benefit Plans immediately prior to the Closing Date, or (y) similarly situated employees of Buyer and its Affiliates, and (iii) if any of the Employee Benefit Plans that are group health plans are terminated prior to the end of the plan year that includes the Closing Date, credit, or cause the Acquired Companies to credit, the Retained Employee with any expenses that were covered by such Employee Benefit Plans for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans.

(e) Buyer shall cause the Acquired Companies to continue to credit to each Retained Employee all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years), to the extent such entitlement is included in Final Indebtedness or Net Working Capital, and shall assume all liability for the payment of such amounts to the extent payable under the terms of the applicable policies of the Buyer, the Acquired Companies or their applicable Affiliates. Notwithstanding the foregoing, all vacation and personal holiday pay credited to a Retained Employee following the Closing hereunder shall be subject to the terms and conditions of any policies, programs or arrangements of Buyer or its Affiliates covering vacation and personal holiday pay, as may be amended from time to time.

(f) If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) with respect to any Acquired Company may receive any payment(s) or benefit(s) that could constitute parachute payments under Section 280G of the Code in connection with the Transactions (assuming for this purpose that such payment(s) or benefit(s) could be parachute payments due to a change in ownership or control (within the meaning of Section 280G of the Code) of any blocker entity or similar Person), then: (i) the Sellers shall use commercially reasonable efforts to cause the Acquired Companies to obtain and deliver to Buyer a Parachute Payment Waiver (as defined below) from each such “disqualified individual” as soon as reasonably practicable following the date hereof (and in any event prior to the Closing)); and (b) as soon as practicable following the delivery of the Parachute Payment Waivers (if any) to Buyer, the Sellers shall cause each corporation experiencing a change in ownership or control in connection with the Transactions to prepare and distribute to its shareholders a disclosure statement describing all potential parachute payments and benefits that may be received by such disqualified individual(s) and shall submit such payments to its shareholders for approval, in each case, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Department of Treasury regulations promulgated thereunder, such that, if approved by the requisite majority of the shareholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). Prior to the Closing, if a 280G Vote is required and at least one Parachute Payment Waiver has been obtained by the Sellers, the Sellers shall deliver to Buyer reasonably satisfactory evidence, (i) that a 280G Vote was solicited in conformance with Section 280G of the Code, and (ii) (A) the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the 280G Vote (the “Section 280G Approval”) or (B) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” shall not be made or provided. The determination of which payments may be deemed to constitute parachute payments, the form of the Parachute Payment Waiver, the disclosure statement, any other materials to be submitted to shareholders in connection with the Section 280G Vote and Section 280G Approval and the calculations related to the foregoing (the “Section 280G Soliciting Materials”) shall be subject to advance review and comment by Buyer. “Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) to the extent required to avoid the imposition of any Tax by virtue of the operation of Section 280G or 4999 of the Code and/or the loss of any Tax deduction to any Acquired Company or any of its Affiliates and to accept in substitution therefor the right to receive such payments only if approved by the shareholders of the corporation(s) experiencing a change in ownership or control in connection with the Transactions in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder. Each such Parachute Payment Waiver shall identify the specific waived benefit and shall provide that if such stockholder approval is not obtained, such payments shall not be made and such Person shall have no right or entitlement with respect thereto. Promptly after the date hereof, Buyer shall provide the Acquired Companies with all material information regarding any potential payments, benefits or arrangements with or by Buyer or any of its Affiliates and any such disqualified individual that should be included in the Section 280G Soliciting Materials (“Buyer Arrangements”) and Sellers shall cause the Acquired Companies to include the Buyer Arrangements in the Section 280G Soliciting Materials. Buyer shall provide comments to any of the Section 280G Soliciting Materials to the Acquired Companies promptly after Buyer's receipt thereof and Sellers shall consider in good faith all reasonable comments. Nothing in this Section 7.8(f) shall require that any Parachute Payment Waiver actually be obtained.

(g) [***]

(h) The provisions of this Section 7.8 are solely for the benefit of the Parties, and no current or former employee, officer, manager, director or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 7.8 or otherwise have any rights under this Section 7.8. In no event shall the terms of this Agreement be deemed to: (i) establish, amend, modify or create any right or obligation under any Employee Benefit Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Acquired Companies, Buyer or any of their respective Affiliates; (ii) alter or limit the ability of Buyer, the Acquired Companies or any of their respective Subsidiaries to amend, modify or terminate any Employee Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Buyer, the Acquired Companies or any of their respective Subsidiaries, or constitute or create an employment agreement with any employee.

Section 7.9. Retention and Access to Records. For a period of seven (7) years following the Closing Date, Buyer shall cause the Acquired Companies to maintain all books and records of the Acquired Companies relating to periods ending on or prior to the Closing Date; provided, that Buyer may dispose of any such books and records, in its sole discretion, if prior to any such disposal Buyer offers such books and records to Sellers and Sellers do not thereafter take possession of such books and records within a reasonable period of time. Buyer shall make such books and records available to the Sellers for inspection upon reasonable advance notice during normal business hours in connection with (a) any Legal Proceeding, (b) financial or tax reporting (including preparing of financial statement audits), or (c) compliance with applicable Law, in each case, without undue interference to the business operations of the Acquired Companies, and if a Seller requires a copy of any such book or record in connection with the foregoing, such Seller shall have the right to obtain a copy thereof from Buyer or any of the Acquired Companies at Seller’s own cost.

Section 7.10. Contact with Business Relations. Buyer is not authorized to and shall not (and shall not permit any of its employees, agents, Representatives or Affiliates to) contact any officer, director, manager, employee, customer, supplier, distributor, third party payor, vendor or other material business relation of any of the Acquired Companies prior to the Closing without the prior written consent (not to be unreasonably withheld, conditioned or delayed) and coordination of Sellers’ Representative; provided, that Sellers’ Representative shall, or shall cause the Acquired Companies to, reasonably cooperate, assist and use commercially reasonable efforts to arrange for Buyer to have the opportunity, prior to the Closing, to meet, in person or telephonically, the Persons set forth on Schedule 7.10; provided, further that Buyer shall give the Acquired Companies reasonable prior written notice before it contacts any such Person and allow at least one Representative of the Acquired Companies to participate in any meeting with such Person.

Section 7.11. Tax Matters.

(a) Seller Returns.

(i) Following the Closing, Sellers’ Representative shall prepare, or cause to be prepared, at the Sellers’ expense, all Flow-Through Tax Returns (i) of the Acquired Companies for Pre-Closing Tax Periods and (ii) of the CSV Intermediate Entities for Pre-Closing Tax Periods and Straddle Tax Periods (clauses (i) and (ii), collectively, the “Seller Returns”). The Sellers’ Representative shall provide each Seller Return to Buyer at least thirty (30) days before the applicable due date, and shall consider in good faith all reasonable comments submitted by Buyer with respect thereto. Any comments which Buyer and the Sellers’ Representative are unable to resolve shall be submitted to a “big 4” accounting firm mutually approved by Buyer and the Sellers’ Representative for resolution, with all costs of such accounting firm borne 50% by the Buyer and 50% by the Sellers’ Representative. Buyer shall promptly file or cause to be filed any Seller Return described in clause (i) following any changes arising from the procedures described in the prior two sentences. Any Transaction Tax Deductions (including any such Transaction Tax Deductions attributable to amounts payable with respect to transactions occurring on the Closing Date or to the recipients of Sale Bonuses pursuant to Section 2.9(d)(ii) or from the Sellers’ Representative Expense Fund) shall be included on the Seller Returns to the extent so includible on such Seller Returns at a “more likely than not” level of comfort.

(ii) The Sellers’ Representative shall cause each CSV Intermediate Entity to use the interim closing method permitted under Treasury Regulations Section 1.706-4 and the “calendar day convention” pursuant to Treasury Regulations Section 1.706-4(c)(1)(i) with respect to any Seller Return of such CSV Intermediate Entity for a Straddle Tax Period. Any Transaction Tax Deductions includible on a Seller Return pursuant to Section 7.11(a)(i) shall be treated as an “extraordinary item” under Treasury Regulations Section 1.706-4(e) allocable among the partners of such CSV Intermediate Entity in accordance with their interests in the partnership immediately prior to the Reorganization.

(b) Further Reorganization; Intended Tax Treatment.

(i) Immediately following the Closing, Buyer shall contribute the Purchased Company Equity Interests to CSV Blocker (the “Further Reorganization”).

(ii) Buyer, the CSV Intermediate Entities and the CSV Blocker Seller agree, for U.S. federal and applicable state and local Income Tax purposes, that the Reorganization, the purchase and sale of the Purchased Equity Interests, and the Further Reorganization, collectively, constitute (w) a distribution of a pro rata undivided interest in each of the assets of the Company and each of its Subsidiaries to CSV Blocker in liquidation of its interest in CSV Splitter under Section 731 of the Code, (x) the sale and exchange of the Purchased CSV Blocker Interests under Section 1001 of the Code, (y) the sale and exchange by CSV Splitter of the remaining pro rata undivided interest in each of the assets of the Company and each of its Subsidiaries under Section 1001 of the Code, and (z) the contribution of such assets by Buyer to CSV Blocker under Section 351(a) of the Code. Buyer, the CSV Intermediate Entities and the CSV Blocker Seller agree that the ratio of the portion of the assets of the Company and its Subsidiaries which is sold to the Buyer as described in clause (y) to the portion which is distributed to CSV Blocker as described in clause (w) shall be the same as the ratio of the portion of the Purchase Price allocable to the Purchased Company Equity Interests to the portion allocable to the Purchased CSV Blocker Interests, and such ratio may be redetermined upon any adjustment to the Purchase Price or the allocation thereof (the first two sentences of this Section 7.11(b)(ii), collectively, the “Intended Tax Treatment”).

(iii) Buyer, the Sellers and the CSV Intermediate Entities shall file all Tax Returns consistently with the Intended Tax Treatment and shall not take any position during the course of any Tax Proceeding that is inconsistent with the Intended Tax Treatment, except to the extent of a final determination as defined in Section 1313 of the Code; provided, that, notwithstanding the foregoing, (i) any Person may settle any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Intended Tax Treatment and (ii) no Person shall be required to litigate before any court any proposed deficiency or adjustment arising out of the Intended Tax Treatment.

(c) Post-Closing Actions. Except as required by applicable Law, none of Buyer, Sellers, any Acquired Company or any of their respective Affiliates shall: (i) amend, re-file or otherwise modify any Flow-Through Tax Return or cause any CSV Intermediate Entity or any Acquired Company to file any administrative adjustment request (as described in Treasury Regulations Section 301.6227-1) with respect to any Pre-Closing Tax Period or Straddle Tax Period, (ii) make any voluntary disclosure to a Taxing Authority with respect to any Flow-Through Tax or Flow-Through Tax Return, or (iii) make, change or revoke any Tax election with respect to Flow-Through Taxes or any election under Section 338 or 336(e) of the Code with respect to a Pre-Closing Tax Period, in each case, without the prior written permission of Buyer or Sellers’ Representative, as applicable (such permission not to be unreasonably withheld, conditioned or delayed). Buyer shall not take or cause any Acquired Company to take, and the CSV Intermediate Entities shall not take, any action on the Closing Date that is outside of the Ordinary Course of Business except as contemplated by this Agreement. Buyer shall not take any action or cause any action to be taken with respect to any Acquired Company subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001-1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008-6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).

(d) Cooperation and Records Retention. Sellers’ Representative and Buyer shall (i) each provide the other, and Buyer shall cause each Acquired Company to provide the Sellers and Sellers’ Representative, with such assistance as may be reasonably requested by the other party (at the reasonable expense of such other party) in connection with the preparation of any Tax Return, audit, or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, and Buyer shall cause the Acquired Companies to retain and provide Sellers’ Representative with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination; provided that Buyer and Sellers’ Representative may make reasonable redactions to preserve confidential information, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of Buyer or any Seller (as applicable) or any Acquired Company for any period. Without limiting the generality of the immediately preceding sentence, Buyer shall retain, and shall cause each Acquired Company to retain, and the Sellers’ Representative shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns for Pre-Closing Tax Periods and related workpapers and shall not destroy or otherwise dispose of any such records without first providing the other Party (either Buyer or Sellers’ Representative, as applicable) with a reasonable opportunity to review and copy the same.

(e) Tax Proceedings.

(i) If any Governmental Authority informs the Sellers or their Affiliates (including the Sellers’ Representative and the CSV Intermediate Entities), on the one hand, or the Buyer or any of its Affiliates (including the Acquired Companies), on the other hand, of any proposed or actual audit, examination, adjustment, claim, assessment, or demand concerning Flow-Through Taxes (a “Tax Proceeding”), the party so informed will notify the other party of such matter within ten (10) Business Days after receiving such notice

(ii) Sellers’ Representative shall have the right to control (at its expense), by written notice to Buyer no later than five (5) days after it has been notified of such Tax Proceeding, any Tax Proceeding that solely relates to taxable periods or portions thereof ending on or prior to the Closing Date, and Buyer shall control (at its expense) all other Tax Proceedings. The controlling party shall (x) permit the non-controlling party to participate (at the non-controlling party’s expense) in the conduct of such Tax Proceeding (to the extent permitted by the applicable Taxing Authority), (y) keep the non-controlling party reasonably informed of the status of such Tax Proceeding, and (z) not settle or compromise the Tax Proceeding without the prior written consent of the non-controlling party (not to be unreasonably withheld, conditioned or delayed).

(iii) Notwithstanding anything to the contrary herein, with respect to an “imputed underpayment” determined in connection with any Tax Proceeding, (x) the Sellers’ Representative shall be deemed to consent to the making of any election by an Acquired Company under Section 6226 of the Code (a “Push-Out Election”) and (y) the Sellers’ Representative shall cause the applicable CSV Intermediate Entities to make a Push-Out Election if so requested by Buyer in writing.

(f) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest), and all conveyance fees, recording charges and other such charges, in each case incurred in connection with this Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer shall cause each Acquired Company and all other Affiliates of Buyer to join in the execution of any such Tax Returns and other documentation.

(g) Purchase Price Allocation.

(i) The Purchase Price shall be allocated between the Purchased CSV Blocker Equity Interests and the Purchased Company Equity Interests consistent with Exhibit C (subject to Section 2.3).

(ii) Within thirty (30) days after the Purchase Price Adjustment is finalized pursuant to Section 2.9, Buyer shall deliver to the Sellers’ Representative a schedule further allocating the Purchase Price allocated to the Purchased Company Equity Interests (plus the proportionate amount of all outstanding liabilities of the Company and all other relevant items) among the assets of the Company as of the Closing in the manner set forth on Schedule 7.11(g), consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Purchase Price Allocation”), and shall adjust the Purchase Price Allocation following any adjustment to the Purchase Price. Buyer, the Sellers and the CSV Intermediate Entities shall file all Tax Returns consistently with the Purchase Price Allocation and shall not take any position during the course of any Tax Proceeding that is inconsistent with the Purchase Price Allocation; provided, that (x) any Person may settle any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation and (y) no Person shall be required to litigate before any court any proposed deficiency or adjustment arising out of the Purchase Price Allocation.

Section 7.12. Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party's expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the Transactions. Prior to the Closing, the Acquired Targets shall: (i) give (and shall cause the Acquired Subsidiaries to give) any required notices to counterparties to any Material Contract triggered as a result of this Agreement or the Transactions; and (ii) use commercially reasonable efforts (and will cause the Acquired Subsidiaries to use commercially reasonable efforts) to obtain any consents of counterparties to any Material Contract triggered as a result of this Agreement or the Transactions, in each case, to the extent requested by Buyer (provided that neither Sellers nor the Acquired Companies shall be required to make any payments in connection with this Section 7.12). Following the date of this Agreement through the Closing Date, the Sellers shall promptly deliver notice to Buyer upon the receipt of any of the outstanding entitlement approvals, civil/site plan permits and/or building permits identified on Schedule 3.8(k).

Section 7.13. Intentionally Omitted.

Section 7.14. Release.

(a) Subject to Section 7.14(c), Buyer agrees that, effective as of the Closing Date, each Acquired Company shall be deemed to have released and discharged each Seller and such Seller’s Affiliates (which for purposes of this Section 7.14(a), Seller’s Affiliates shall not include the Acquired Companies or their respective directors, officers or employees (other than personnel of MKH Capital Partners, who shall be deemed to be Seller’s Affiliates)) and their respective Representatives (whether in such Person’s capacity as an equityholder, director, officer, employee or otherwise) (the “Seller Released Parties”) from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of such Acquired Company and such Seller Released Party from the beginning of time through the Closing Date, in each case, solely to the extent such claims, demands and causes of action (i) relate to the Transactions or the Agreement, or (ii) arise out of, or relate to, the organization, management or operation of the businesses of the Acquired Companies relating to any matter, occurrence, action or activity on or prior to the Closing Date; provided, however, that such release shall not operate to release such Seller Released Party from his, her or its obligations, if any, under this Agreement. Buyer acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Buyer acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, Buyer agrees that, effective as of the Closing Date, each Acquired Company and Buyer shall be deemed to waive any such provision. Buyer further agrees that neither Buyer nor any Acquired Company shall, nor permit any Affiliate thereof to, (x) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the released claims, (y) participate, assist, or cooperate in any such proceeding or (z) encourage, assist and/or solicit any third party to institute any such proceeding.

(b) Subject to Section 7.14(c), each Seller agrees that, effective as of the Closing Date, each Seller shall be deemed to have released and discharged each Acquired Company and their respective Representatives (the “Acquired Company Released Parties”) from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of such Seller and such Acquired Company Released Party from the beginning of time through the Closing Date, in each case, solely to the extent such claims, demands and causes of action (i) relate to the Transactions or the Agreement, or (ii) arise out of, or relate to, the organization, management or operation of the businesses of the Acquired Companies relating to any matter, occurrence, action or activity on or prior to the Closing Date; provided, however, that such release shall not operate to release such Acquired Company Released Party from his, her or its obligations, if any, under this Agreement. Each Seller acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS

OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Each Seller acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Seller agrees that, effective as of the Closing Date, each Seller shall be deemed to waive any such provision. Each Seller further agrees that no Seller shall, nor permit any Affiliate thereof to, (x) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the released claims, (y) participate, assist, or cooperate in any such proceeding or (z) encourage, assist and/or solicit any third party to institute any such proceeding.

(c) Nothing in this Section 7.14 shall limit Buyer’s right to bring a claim for Fraud.

Section 7.15. Resignations and Bank Accounts. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Acquired Companies requested by Buyer at least three (3) Business Days prior to the Closing. Sellers shall assist Buyer, at Buyer’s reasonable request, to obtain new signatory cards and/or replace the authorized signatories with respect to the Acquired Companies’ bank accounts, in each case, effective as of the Closing Date.

Section 7.16. Reorganization. Prior to the Closing, Sellers shall, and shall cause their respective Affiliates to, consummate the Reorganization in accordance with the steps set forth on Schedule 7.16 (the “Reorganization Steps”) immediately prior to the Closing. Without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), Sellers shall not be permitted to amend, restate or otherwise modify the Reorganization Steps. Promptly after the date of this Agreement, Sellers shall provide copies of all Contracts that will be entered into in connection with the consummation of the Reorganization (the “Reorganization Documents”) and afford Buyer an opportunity to review and comment on such Reorganization Documents prior to the consummation of the Reorganization. Sellers shall in good faith take into consideration any comments from Buyer and modify the Reorganization Documents as appropriate to reflect Buyer’s comments.

Section 7.17. Financing Cooperation. The Acquired Companies agree, and agree to cause their respective Affiliates, to use their commercially reasonable efforts to provide such assistance (and to cause their respective personnel and advisors to provide such assistance) with the Debt Financing as is reasonably requested by Buyer. Such commercially reasonable efforts shall include, but not be limited to, (i) participation in, and assistance with, any marketing efforts related to the Debt Financing; (ii) participation by senior management of the Acquired Companies in, and assistance with, the preparation of rating agency presentations, lender presentations and bank information memoranda, and meetings with rating agencies; and (iii) delivery to Buyer of the Debt Financing Deliverables (it being understood for the avoidance of doubt that the Acquired Companies shall only be required to use commercially reasonable efforts to deliver the Debt Financing Deliverables); and (iv) taking such actions as are reasonably requested by Buyer to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing that are within the control of the Acquired Companies. The Acquired Companies hereby consent to the use of all of their and their respective subsidiaries’ logos in connection with the

Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Acquired Companies or their reputation or goodwill. Notwithstanding any other provision set forth herein or in any other agreement between Acquired Companies and Buyer (or their respective Affiliates), the Acquired Companies (on their behalf and on behalf of their Affiliates) agree that Buyer and its Affiliates may share non-public or confidential information regarding the Acquired Companies and their businesses with the financing sources identified in the Debt Engagement Letter and the Debt Financing Amendment, and that Buyer, its Affiliates and such financing sources may share such information with potential financing sources in connection with any marketing efforts (including any syndication) in connection with the Available Financing; provided that the recipients of such information agree to customary confidentiality arrangements. Notwithstanding anything to the contrary herein, (i) it is understood and agreed that the condition precedent set forth in Section 8.2(b), as applied to the Acquired Companies’ obligations under this Section 7.17, shall be deemed to be satisfied unless the Debt Financing has not been obtained as a result of the Acquired Companies’ gross negligence, fraud, willful misconduct or material breach of their obligations under this section; and (ii) it is understood and agreed that Buyer's performance of its obligations under this Agreement is expressly not contingent upon the securing of any financing, including the Debt Financing, and that Buyer has no rights to either terminate this Agreement or to extend the date of Closing as a result of its failure to obtain, or any delay in obtaining, any financing, including the Debt Financing.

Article VIII
CONDITIONS PRECEDENT TO CONSUMMATION OF THE Transactions

Section 8.1. Conditions Precedent to Obligations of Each Party.

The obligations of each Party to consummate the Transactions are subject to the satisfaction or waiver (by the Party whose obligations are subject to any such condition), at or prior to the Closing of the following conditions precedent:

(a) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered into any Law, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Transactions illegal or that otherwise prohibits the consummation of the Transactions.

Section 8.2. Conditions Precedent to Obligations of Buyer.

The obligations of Buyer to consummate the Transactions are subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following conditions precedent:

(a) Each of the Fundamental Representations shall have been true and correct in all respects except for de minimis exceptions as of the date of this Agreement and as of the Closing Date as though made on and as of such date (other than those Fundamental Representations that address matters as of an earlier date, in which case such Fundamental Representations need only satisfy such standard as of such earlier date). The representations and warranties contained in Section 3.6(2) shall have been true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date. Each of the representations and warranties set forth in Article III and Article IV (other than the Fundamental Representations and the representations and warranties contained in Section 3.6(2)) shall have been true and correct in all respects (without giving effect to any materiality, Material Adverse Effect or similar qualification contained or incorporated directly or indirectly in such representation or warranty) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (other than those representations and warranties that address matters as of an earlier date, in which case such representations and warranties need only satisfy such standard as of such earlier date), except for breaches and inaccuracies that, individually or in the aggregate, have not had a Material Adverse Effect.

(b) Each of the covenants, agreements and obligations of the Sellers and Acquired Targets to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing.

(c) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d) Sellers’ Representative shall have delivered or caused to be delivered to Buyer the following:

(i) a certificate executed by an authorized officer of each Seller, dated as of the Closing Date, stating that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied;

(ii) equity powers duly executed by the applicable Seller transferring the Purchased Equity Interests to Buyer;

(iii) the Escrow Agreement executed by Sellers’ Representative;

(iv) the Development Site Escrow Agreement executed by Sellers’ Representative;

(v) non-competition and non-solicitation agreements, substantially in the form attached hereto as Exhibit J (the “Restrictive Covenant Agreements”), executed by the Persons set forth on Schedule 8.2(d)(v);

(vi) IRS Forms W-9 duly executed by each of the Sellers (or, if such Seller is classified for U.S. federal income Tax purposes as an entity disregarded as separate from its owner, its regarded owner);

(vii) resignation letters, in form and substance reasonably satisfactory to Buyer, from the directors and officers of the Acquired Companies requested by Buyer pursuant to Section 7.15;

(viii) (x) at least three (3) Business Days prior to the Closing Date, drafts of customary payoff letters and related lien release documentation relating to any Borrowed

Indebtedness, in each case, in form and substance reasonably satisfactory to Buyer (the “Payoff Letters”) and (y) at least one (1) Business Day prior to the Closing Date, the fully executed copies of the Payoff Letters;

(ix) evidence that the Reorganization shall have been consummated in accordance with the Reorganization Steps;

(x) evidence satisfactory to Buyer that each Contract with a Company Affiliated Person set forth on Schedule 8.2(d)(x) shall have been terminated with no further obligations or liability on the part of any Acquired Company;

(xi) evidence that the Redemptions shall have been consummated (subject to the consummation of the Closing and any conditions to payment set forth in the Redemption Agreements) in accordance with the Redemption Agreements;

(xii) the Rescission and Release Agreements, executed by each of the Profits Unit Holders and Landen Assets LLC; and

(xiii) the Transaction Bonus Agreements, executed by each of Art Cordova, Colin Raskin, Daniel Lance, Gregory Ries, Leon Snow, Nicole Rodriguez, Steve Lipofsky and Tom Welter.

Section 8.3. Conditions Precedent to Obligations of the Sellers.

The obligations of the Sellers to consummate the Transactions are subject to the satisfaction or waiver by Sellers’ Representative at or prior to Closing of the following conditions precedent:

(a) The representations and warranties set forth in Article V of this Agreement shall be true and correct in all respects as of the date of this Agreement and on the Closing Date as though made on and as of such date (without giving effect to any materiality or similar qualification contained or incorporated directly or indirectly in such representation or warranty), except for breaches or inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Transactions.

(b) Each of the covenants, agreements and obligations of Buyer to be performed at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Date.

(c) Buyer shall have delivered to Sellers’ Representative a certificate, dated as of the Closing Date, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Buyer shall have paid the Purchase Price and all other payments required to be made by Buyer pursuant to the terms of this Agreement.

(e) Buyer shall have delivered to Sellers’ Representative the Escrow Agreement executed by Buyer and the Escrow Agent.

(f) Buyer shall have delivered to Sellers’ Representative the Development Site Escrow Agreement executed by Buyer and the Development Site Escrow Agent.

(g) Buyer shall have delivered to Sellers’ Representative the Restrictive Covenant Agreements executed by Buyer.

Article IX
SURVIVAL; EXCLUSIVE REMEDY

Section 9.1. No Survival; Exclusive Remedy.

(a) All representations and warranties and pre-Closing covenants of any Acquired Company or of any Seller or of Buyer and any certificate delivered pursuant to this Agreement, including those certificates required by Section 8.2(d) and Section 8.3(c) shall terminate upon, and shall not survive, the Closing, and except in the case of Fraud, (i) none of the Acquired Companies, the Sellers, the Buyer nor any of their respective Affiliates, nor any of the directors, officers, employees, equityholders, partners, members, managers, trustees, beneficiaries or Representatives of the foregoing shall have any liability whatsoever with respect to any such representations and warranties, pre-Closing covenants or certificates, and (ii) no claim for breach of any such representation, warranty, pre-Closing covenant or certificate, or any claim for detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against any Seller or any of their respective Affiliates (including prior to the Closing, the Acquired Companies), or Buyer or any of its Affiliates, or any director, officer, employee, equityholder, partner, member, manager, trustee, beneficiary or Representative of any of the foregoing.

(b) The Parties shall not be entitled to a rescission of this Agreement, or to any further indemnification rights or other claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise, including under CERCLA (or any other Environmental Law), securities laws or the Racketeer Influence and Corrupt Organizations Act of 1970), all of which the Parties hereby waive. In furtherance of the foregoing each Party hereby waives and releases to the fullest extent permitted under applicable Law, each other Party and their respective Non‑Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against any other Party or any of their respective Non‑Recourse Parties relating (directly or indirectly) to the subject matter of this Agreement or the Transactions (including relating to any exhibit, Schedule or document delivered hereunder), including whether arising under or based upon any federal, state, local or foreign statute, Law or ordinance or otherwise, including any rights, claims or causes of action with respect to any environmental, health or safety matters.

(c) BUYER, ON BEHALF OF ITSELF AND ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES AFTER THE CLOSING), EXPRESSLY AND IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLES WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. BUYER, ON BEHALF OF THE WAIVING PARTIES, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE

OF UNKNOWN CLAIMS AND WAIVER OF ANY STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. BUYER, ON BEHALF OF THE WAIVING PARTIES, ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

(d) EACH SELLER, ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY AND IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLES WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH SELLER, ON BEHALF OF THE WAIVING PARTIES, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF ANY STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH SELLER, ON BEHALF OF THE WAIVING PARTIES, ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

(e) NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.1 SHALL BE DEEMED TO APPLY TO, OR LIMIT IN ANY WAY, BUYER’S OR SELLERS' RIGHTS AND REMEDIES IN THE CASE OF FRAUD (IN WHICH CASE SUCH PARTY SHALL HAVE RECOURSE ONLY AGAINST THE PERSON THAT COMMITTED SUCH FRAUD) OR BUYER’S RIGHTS PURSUANT TO SECTION 11.19.

Article X
TERMINATION; AMENDMENT; WAIVER

Section 10.1. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Sellers’ Representative and Buyer;

(b) by either Buyer or Sellers’ Representative:

(i) if any court of competent jurisdiction or any Governmental Authority shall have issued an order, decree or ruling which is, or shall have become, final and non-appealable, or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions; or

(ii) if the Transactions shall not have been consummated on or before December 30, 2021 (the “Termination Date”), unless the failure to consummate the Transactions is the result of a breach of this Agreement by the Party seeking to terminate this Agreement.

(c) by Buyer, (i) upon a breach of any covenant or agreement on the part of the Sellers or the Acquired Targets set forth in this Agreement, or if any representation or warranty contained in Article III or Article IV shall be or have become untrue, (ii) such breach has not been waived by Buyer or cured by the earlier of (A) fifteen (15) days after Buyer’s notice to Sellers’ Representative of such breach, and (B) the Termination Date (except that no such cure period will be available or applicable to any such breach which by its nature cannot be cured), and (iii) if not cured, such breach would result in the failure of the conditions set forth in Section 8.2(a) or Section 8.2(b); provided, that Buyer shall not be entitled terminate this Agreement pursuant to this Section 10.1(c) at any time during which Buyer would be unable to satisfy the conditions in Section 8.3(a) or Section 8.3(b); and

(d) by Sellers’ Representative, (i) upon a breach of any covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer contained in Article V shall be or have become untrue, (ii) such breach has not been waived by Sellers’ Representative or cured by the earlier of (A) fifteen (15) days after Sellers’ Representative’s notice to Buyer of such breach, and (B) the Termination Date (except that no such cure period will be available or applicable to any such breach which by its nature cannot be cured), and (iii) if not cured, such breach would result in the failure of the conditions set forth in Section 8.3(a) or Section 8.3(b); provided, that Sellers’ Representative shall not be entitled terminate this Agreement pursuant to this Section 10.1(d) at any time during which Sellers or the Acquired Targets would be unable to satisfy the conditions in Section 8.2(a) or Section 8.2(b).

Section 10.2. Effect of Termination. If this Agreement is so terminated and the Transactions are not consummated, this Agreement shall forthwith become void and shall have no further force or effect other than the provisions of Article I, the confidentiality provisions of Section 7.1, Section 7.3, Section 7.4, Section 7.7, this Section 10.2, Section 10.3 and Article XI; provided, that nothing contained in this Section 10.2 shall relieve any Party of any liability for damages (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a Party’s equityholders (taking into consideration relevant matters, including other combination opportunities and the time value of money, which, shall be deemed in such event to be damages of such Party)) resulting from any willful breach by such Party of this Agreement or Fraud on the part of such Party. For purposes of clarification, the Parties agree that if (i) Buyer does not close the Transactions in circumstances in which all of the closing conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived by Sellers’ Representative (other than conditions to be performed by the Parties at the Closing), such failure or refusal to close shall be deemed to be a willful breach of this Agreement by Buyer, and (ii) Sellers or the Acquired Targets do not close the Transactions in circumstances in which all of the closing conditions set forth in Section 8.1 and Section 8.3 have been satisfied or waived by Buyer (other than conditions to be performed by the Parties at the Closing), such failure or refusal to close shall be deemed to be a willful breach of this Agreement by Sellers or the Acquired Targets (as applicable).

Section 10.3. Amendment. This Agreement may be amended at any time, but only by an instrument in writing signed by Sellers’ Representative and Buyer.

Section 10.4. Extension; Waiver. At any time prior to the Closing, either Sellers’ Representative, on the one hand, or Buyer, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the other or (c) waive compliance with any of the agreements or conditions contained herein by the other. Any agreement on the part of any

Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Article XI
MISCELLANEOUS

Section 11.1. Entire Agreement; Assignment. This Agreement and the other Transaction Documents (a) constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, between the Parties or any of them with respect to the subject matter hereof and thereof, and (b) shall not be assigned or delegated by operation of Law or otherwise without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed). The Parties agree that prior drafts of this Agreement or the other Transaction Documents and of any provision herein or therein will be deemed to not provide any evidence as to the meaning of any provision hereof or thereof or the intent of the parties with respect hereto or thereto and that such drafts will be deemed joint work product of the Parties.

Section 11.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered in person (with written confirmation of receipt), (b) when delivered by overnight delivery service from a national carrier (receipt requested), (c) on the third day after the dated mailed by registered or certified mail (postage prepaid, return receipt requested), or (d) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, to the respective Parties as follows:

if to Sellers or the Acquired Companies prior to the Closing:

c/o MKH Capital Partners

2655 S Le Jeune Road

Suite 910

Miami, Florida 33134

Attention: Annette Rodriguez

Email: arodriguez@mkhpartners.com

with a copy (which shall not constitute notice) to:

Holland & Knight LLP
701 Brickell Avenue, Suite 3300
Miami, Florida 33131

Attention: Aaron Slavens and Christopher Froelich

Email: Aaron.Slavens@hklaw.com; Christopher.Froelich@hklaw.com if to Buyer or the Acquired Companies following the Closing:

General Counsel

222 E. 5th Street

Tucson, Arizona 85705

Attention: Lisa Bossard Funk

Email: generalcounsel@mistercarwash.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas

New York NY 10020

Attention: Howard Sobel; John Giouroukakis

Email: howard.sobel@lw.com; john.giouroukakis@lw.com

or to such other address or email address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 11.3. Governing Law; Jurisdiction; Venue; Service of Process; Waiver of Jury Trial.

(a) The interpretation and construction of this Agreement or any other Transaction Document, and all matters relating hereto (including the validity or enforcement of this Agreement), shall be governed by the laws of the State of Delaware without regard to any conflicts or choice of laws provisions of the State of Delaware that would result in the application of the Law of any other jurisdiction.

(b) Each Party, by its execution hereof, and to the extent not inconsistent with Section 2.9, (i) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware located in the City of Wilmington or, if such Chancery Court determines that it does not have subject matter jurisdiction over the applicable lawsuit, then only to the state or federal courts of the State of Delaware located in the City of Wilmington for the purpose of any lawsuit between or among the Parties arising in whole or in part under or in connection with this Agreement or any other Transaction Document, (ii) hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such lawsuit, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such lawsuit brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or any other Transaction Document or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such lawsuit other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any lawsuit in a court other than the above named courts solely for the purpose of enforcing an order or judgment issued by one of the above named courts.

(c) Each Party hereby (i) consents to service of process in any lawsuit between or among the Parties arising in whole or in part under or in connection with this Agreement or any other Transaction Document in any manner permitted by Delaware Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.2, will constitute good and valid service of process in any such lawsuit and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such lawsuit any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

(d) EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.4. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and, except as set forth in Section 7.4, Section 7.5 and Section 11.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.5. Execution of this Agreement. This Agreement may be executed in original, .pdf or other electronic counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by email transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by email shall be deemed to be their original signatures for all purposes.

Section 11.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Buyer and Sellers shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 11.7. Non-Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non‑Recourse Party of a Party shall have any liability relating to this Agreement or any of the Transactions except to the extent agreed to in writing by such Non‑Recourse Party. Notwithstanding the foregoing, nothing in this Section 11.7 shall be deemed to apply to, or limit in any way, Buyer’s rights and remedies in the case of Fraud.

Section 11.8. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or is otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Sellers or Sellers’ Representative, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Sellers or Sellers’ Representative, on the one hand, and Buyer, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), without the necessity of proving the inadequacy of monetary damages and without the necessity of posting a bond or other security, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and this right shall include the right of the Sellers to cause the Transactions to be consummated. Buyer hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Buyer, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Buyer under this Agreement. The Parties further agree that (x) by seeking the remedies provided for in this Section 11.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available under this Agreement (including monetary damages) if this Agreement has been terminated or if the remedies provided for in this Section 11.8 are not available or otherwise are not granted, and (y) nothing set forth in this Section 11.8 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 11.8 prior or as a condition to exercising any termination right under Article X (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 11.8 or anything set forth in this Section 11.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 11.9. Disclosure Generally. All schedules attached hereto (including the Disclosure Schedules) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the schedules shall be deemed to refer to this entire Agreement, including all schedules. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule or representation or warranty contained in Article III or Article IV, as applicable, as though fully set forth in such Disclosure Schedule or representation or warranty for which applicability of such information and disclosure is reasonably apparent on its face notwithstanding the absence of a cross reference contained therein. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. Nothing in the Disclosure Schedules is intended to, and shall not be deemed to, broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 11.10. Attorneys’ Fees. In the event any suit or other Legal Proceeding is brought for the enforcement of any of the provisions of this Agreement (for the avoidance of doubt, any suit or other Legal Proceeding seeking declaratory relief shall be deemed to be brought for the enforcement of this Agreement), the Parties agree that the prevailing Party or Parties shall be entitled to recover from the other Party or Parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal, and costs incurred in bringing or defending such suit or proceeding; provided, that if a defending Party prevails in part, and loses in part, in any such proceeding, the court, arbitrator or other adjudicator presiding over such proceeding shall award a reimbursement of the fees, costs and expenses incurred by the defending Party on an equitable basis. For purposes hereof, and without limitation, a Party defending a claim shall be deemed to have prevailed in any proceeding if the Party making any such claim commences or threatens any such proceeding and (i) such underlying claim(s) are subsequently dropped, voluntarily dismissed or voluntarily reduced, and/or (ii) the defending Party defeats any such claim(s).

Section 11.11. Legal Representation. In any proceeding by or against Buyer wherein Buyer asserts or prosecutes any claim under, or otherwise seeks to enforce, this Agreement, Buyer agrees in connection with such proceeding (a) that neither Buyer nor counsel therefor will move to seek disqualification of Holland & Knight, (b) to waive any right Buyer may have to assert the attorney-client privilege against Holland & Knight or any Seller or any of its Affiliates with respect to any communication or information contained in Holland & Knight’s possession or files and (c) to consent to the representation of each Seller and its Affiliates by Holland & Knight, notwithstanding that Holland & Knight has or may have represented a Seller or any of its Affiliates (including the Acquired Companies) as counsel in connection with any matter, including any transaction (including the Transactions), negotiation, investigation, proceeding or action, prior to the Closing. This consent and waiver extends to Holland & Knight representing any Seller against Buyer or the Acquired Companies in litigation, arbitration or mediation in connection with this Agreement or the Transactions. In addition, all communications between any Seller, the Acquired Companies and their respective Subsidiaries, on the one hand, and Holland & Knight, on the other hand, related to this or any other proposed sale of the Purchased Equity Interests, the Agreement or the Transactions shall be deemed to be attorney-client confidences that belong solely to such Seller and its Affiliates (and not the Acquired Companies) (the “Seller Pre-Closing Communications”). Accordingly, neither the Acquired Companies nor Buyer shall have access to any such Seller Pre-Closing Communications or to the files of Holland & Knight relating to such engagement from and after the Closing, and all books, records and other materials of the Acquired Companies in any medium (including electronic copies) containing or reflecting any of the Seller Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby retained by, assigned and transferred to the Sellers effective as of the Closing. Such material and information shall be excluded from the transfer contemplated by this Agreement and shall be delivered to Sellers’ Representative at the Closing with no copies thereof retained by the Acquired Companies, Buyer or any of Buyer’s Affiliates or Representatives. From and after the Closing, Buyer and the Acquired Companies shall maintain the confidentiality of all such material and information. From and after the Closing, none of Buyer, the Acquired Companies and their respective Subsidiaries, Affiliates and Representatives shall access or in any way, directly or indirectly, use or rely upon any such materials or information. To the extent that any such materials or information are not delivered to Sellers’ Representative prior to the Closing, they will be held for the benefit of the Sellers, and Buyer, the Acquired Companies and their respective Subsidiaries and Affiliates will deliver all such material and information to Sellers’ Representative promptly upon discovery thereof, without using or retaining copies thereof. Without limiting the generality of the foregoing, from and after the Closing, (a) each Seller and its Affiliates (and not the Acquired Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement and the Seller Pre-Closing Communications, and none of the Acquired Companies shall be a holder thereof, (b) to the extent that files of Holland & Knight in respect of such engagement and with respect to the Seller Pre-Closing Communications constitute property of the client, only the Sellers and their respective Affiliates (and not the Acquired Companies) shall hold such property rights and (c) Holland & Knight shall have no duty whatsoever to reveal or disclose any such attorney-client communications, files or the Seller Pre-Closing Communications to Buyer or the Acquired Companies by reason of any attorney-client relationship between Holland & Knight and the Acquired Companies or otherwise. As to Seller Pre-Closing Communications, Buyer and its Affiliates (including, after the Closing, the Acquired Companies) and the Sellers, together with any of their respective Affiliates, successors or assigns, agree that no such Person may use or rely on any of the Seller Pre-Closing Communications in any action or claim against or involving any of the Parties or any of their respective Non‑Recourse Parties after the Closing. Buyer further agrees that, on its own behalf and on behalf of its Subsidiaries (including, after the Closing, the Acquired Companies), Holland & Knight’s retention by the Acquired Companies shall be deemed completed and terminated without any further action by any Person effective as of the Closing. The Buyer hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 11.11, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 11.11 is for the benefit of each Seller and Holland & Knight, and Holland & Knight is an intended third party beneficiary of this Section 11.11. This Section 11.11 shall be irrevocable, and no term of this Section 11.11 may be amended, waived or modified, without the prior written consent of Seller and Holland & Knight. The covenants and obligations set forth in this Section 11.11 shall survive for ten (10) years following the Closing Date. Sellers agree that in the event a dispute arises between Buyer or its Affiliates, on the one hand, and a third party other than Sellers or their respective Affiliates, on the other hand, Buyer and its Affiliates may assert the attorney-client privilege with respect to Seller Pre-Closing Communications that are communications among Holland & Knight and the Acquired Companies to protect disclosure of confidential communications to such third party.

Section 11.12. Deliveries to Buyer. Buyer agrees and acknowledges that all documents or other items delivered to Buyer or its Representatives in connection with the Transactions or uploaded and made available in the Data Room, in each case, prior to the execution of this

Agreement, shall be deemed to have been delivered, provided or made available to Buyer or its Representatives for all purposes hereunder.

Section 11.13. Conflict Between Transaction Documents. The Parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

Section 11.14. Relationship Of the Parties. Nothing in this Agreement shall be deemed to constitute the Parties as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor create any principal agent, fiduciary or other special relationship between the Parties. No Party shall have any duties (including fiduciary duties) towards any other Party hereto except as specifically set forth herein.

Section 11.15. Time is of the Essence. Time is of the essence of each and every provision of this Agreement with a stated time period.

Section 11.16. Sellers’ Representative.

(a) Each Seller hereby appoints Clean Streak Ventures Holdco, LLC as its, his or her agent and attorney-in-fact, as Sellers’ Representative for and on behalf of the Sellers relating to this Agreement and the Transactions:

(i) to give and receive notices and communications,

(ii) to receive service of process with respect to any claim under this Agreement,

(iii) to agree to, negotiate, execute and deliver agreements, consents, waivers, documents and instruments, including amendments, extensions and waivers to this Agreement,

(iv) to agree to, negotiate and authorize payments in connection with the Purchase Price, the Purchase Price Adjustment and any other payments pursuant to the terms of this Agreement, and receive and disburse such payments to the Sellers,

(v) to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to such claims,

(vi) to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any claim by Buyer or any of Buyer’s Affiliates or any dispute under this Agreement, and

(vii) to take or refrain from taking all other action, and execute and deliver all additional agreements, documents, certificates and instruments, as Sellers’ Representative may deem necessary or appropriate in connection with the Transactions.

Such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each Seller.

(b) Such agency may be changed by the Sellers from time to time upon not less than twenty (20) calendar days prior written notice to Buyer; provided that Sellers’ Representative may not be removed unless a majority in interest of the Sellers (calculated on the basis of pro rata percentages of net proceeds of the Purchase Price received by each Seller) agree to such removal and to the identity of the substituted agent or agents. Sellers’ Representative may resign at any time upon not less than thirty (30) calendar days’ prior written notice to Buyer, but in any event, not prior to the appointment of a substitute Sellers’ Representative. A vacancy in the position of Sellers’ Representative may be filled by the affirmative vote of a majority in interest of the Sellers (calculated on the basis of the Allocation Percentages). No bond shall be required of Sellers’ Representative. Notices or communications to or from Sellers’ Representative shall constitute notice to or from the Sellers. Sellers’ Representative shall be entitled to retain counsel and accountants and to incur such costs and expenses (including court costs and attorneys’ fees and expenses) as Sellers’ Representative deems in its sole discretion to be necessary or appropriate in connection with its performance of its obligations under this Agreement and all such costs and expenses incurred by the Sellers’ Representative shall be borne by the Sellers based on the Allocation Percentages.

(c) Sellers’ Representative shall have the right to recover from, at its sole discretion, the Sellers’ Representative Expense Fund, prior to any distribution to the Sellers, Sellers’ Representative’s reasonable out-of-pocket expenses incurred in serving in that capacity and any costs and expenses incurred by Sellers’ Representative pursuant to this Section 11.16 (the “Charges”). If the Sellers’ Representative Expense Fund is insufficient to satisfy the Charges, then all Charges shall be borne by the Sellers based the Allocation Percentages. Sellers’ Representative shall have the right to setoff Sellers’ Representative’s reasonable out-of-pocket expenses incurred in serving in that capacity and any costs and expenses incurred by Sellers’ Representative pursuant to this Section 11.16 against any distribution to the Sellers.

(d) A decision, act, consent or instruction of Sellers’ Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers, and Buyer may conclusively and absolutely, rely, without any inquiry, upon any such decision, act, consent or instruction of Sellers’ Representative as being the decision, act, consent or instruction of the Sellers. Buyer is hereby relieved from any liability to any Person, including any Seller, for any acts done by it in accordance with or reliance on such decision, act, consent or instruction of Sellers’ Representative.

(e) All notices or other communications required to be made or delivered by Buyer to the Sellers shall be made to Sellers’ Representative for the benefit of the Sellers and any notices so made shall discharge in full all notice requirements of Buyer to the Sellers with respect thereto. All notices or other communications required to be made or delivered by any Seller to Buyer shall be made by Sellers’ Representative for the benefit of such Seller(s) and any notices so made shall discharge in full all notice requirements of such Seller(s) to Buyer with respect thereto.

(f) The Sellers hereby agree to severally indemnify Sellers’ Representative (in its capacity as such) in proportion to their respective Allocation Percentages against and to hold Sellers’ Representative (in its capacity as such) harmless from and waive, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of whatever kind which may at any time be imposed upon, incurred by or asserted against Sellers’ Representative in such capacity in any way relating to or arising out of its action or failures to take action pursuant to, or in connection with, this Agreement in such capacity; provided, that no Seller shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of Sellers’ Representative.

(g) Neither Sellers’ Representative nor any of its Non‑Recourse Parties shall incur any liability to any Seller relating to the performance of Sellers’ Representative’s duties hereunder, except for actions or omissions constituting gross negligence or willful misconduct. Sellers’ Representative and its Non-Recourse Parties shall have no liability in respect of any action, claim or proceeding brought against any such Person by any Seller, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if any such Person took or omitted taking any action in good faith.

Section 11.17. Xerox Provisions. Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights and claims of Buyer or any of its Affiliates under and pursuant to the Debt Engagement Letter, the Debt Financing Amendment or any other Contract entered into with respect to the Debt Financing), each Party:

(a) agrees that any proceeding involving a party to the Debt Engagement Letter and/or Debt Financing Amendment (together with their Affiliates and representatives, “Debt Financing Sources”) in any way arising out of or relating to this Agreement, any Contract entered into with respect the Debt Financing or the performance of any services thereunder, whether in Contract or in tort or otherwise, shall be subject to the exclusive jurisdiction of, and shall be brought and heard and determined exclusively in, the Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof and irrevocably submits itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court;

(b) agrees that any such Legal Proceeding shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state);

(c) agrees not to (i) bring, or support any Person in bringing, or permit any of its Affiliates to bring or support any person in bringing, any Legal Proceeding against, or seek to recover monetary damages from, any Debt Financing Source in any way arising out of or relating to this Agreement, any Contract entered into with respect the Debt Financing or the performance of any services thereunder in any forum other than the Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, nor (ii) seek to enforce the commitments or any other rights against or make any claims for breach of the commitments or such other rights contained in the Debt Engagement Letter or Debt Financing Amendment, if any, against, or seek to recover monetary damages from, or otherwise sue, the Debt Financing Sources for any reason in connection therewith, including in connection with the Debt Financing or the obligations of the Debt Financing Sources thereunder;

(d) agrees that service of process upon such Party in any such Legal Proceeding shall be effective if notice is given in accordance with Section 11.1;

(e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any such Legal Proceeding in any such court;

(f) knowingly, intentionally and voluntarily waives (to the fullest extent permitted by Law) trial by jury in any proceeding brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Engagement Letter, the Debt Financing Amendment or any other Contract entered into with respect the Debt Financing or the performance of any services thereunder;

(g) agrees that none of the Debt Financing Sources will have any liability to any Party or any of its Affiliates in any way relating to or arising out of this Agreement, the Debt Engagement Letter, the Debt Financing Amendment or any other Contract entered into with respect the Debt Financing or the performance of any services thereunder, whether in Law or in equity, whether in Contract or in tort or otherwise, except, solely in the case of the Buyer, pursuant to the Debt Engagement Letter and the Debt Financing Amendment;

(h) waives any and all claims and causes of action against the Debt Financing Sources in any way relating to or arising out of this Agreement, any Contract entered into with respect the Debt Financing or the performance of any services thereunder;

(i) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, this Section 11.17 and any of the provisions in this Agreement reflecting the agreements set forth in this Section 11.17; and

(j) agrees that the provisions in this Section 11.17 and the definition of “Debt Financing Sources” (and any other provisions of this Agreement to the extent an amendment, waiver or modification thereof would adversely affect the substance of any of the foregoing as it affects the Debt Financing Sources) shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Engagement Letter or Debt Financing Amendment, as applicable.

Section 11.18. Parent Guaranty

(a) The Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Sellers as the primary obligor and not as a mere surety, the due and punctual payment of the Purchase Price pursuant to Section 2.3 and any Purchase Price Adjustment pursuant to Section 2.9 (with all costs and expenses incurred by Sellers or the Sellers' Representative in connection with enforcing their rights under this Section 11.18, collectively, the “Guaranteed Obligations”). The Guarantor’s obligations and liabilities hereunder shall be limited to payment obligations only, and the Guarantor shall have no obligation to perform (other than with respect to payment) under this Agreement. If for any reason whatsoever Buyer fails to pay, observe, perform or discharge the Guaranteed Obligations when due, the Guarantor shall promptly, upon receipt of notice thereof from the Sellers' Representative, pay, observe, perform or discharge such Guaranteed Obligations, as directed by the Sellers' Representative, as if such payment, observance, performance or discharge constituted the direct and primary obligation of the Guarantor. The Guarantor shall make all payments that are due to the Sellers hereunder, as applicable, by wire transfer of immediately available funds to the Paying Agent who shall then distribute such amounts to the Sellers in accordance with this Agreement.

(b) The Guarantor hereby agrees that the Guarantor’s obligations under this Section 11.18 are a continuing guarantee and that the validity of this Section 11.18 and the obligations of the Guarantor hereunder will not be released, discharged, terminated, affected, diminished or impaired, in whole or in part, by reason of: (i) any insolvency, bankruptcy, reorganization or similar proceeding affecting Buyer; (ii) any change in the organization, existence, structure or ownership of Buyer (including any liquidation, winding up or dissolution thereof); (iii) the adequacy of any other means the Sellers may have of obtaining satisfaction of any of the Guaranteed Obligations; or (iv) any change in the time, place or manner or payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment, modification or assignment of any of the terms or provisions of this Agreement. To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defense arising by reason of any Law that would otherwise require any election of remedies by Sellers. The Guarantor hereby waives promptness, diligence, notice of the acceptance of the Guarantor’s guarantee under this Section 11.18 and of the Guaranteed Obligations, presentment, demand for payment, notice of nonperformance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (except for notices to be provided to Buyer in accordance with this Agreement), any right to require the marshalling of assets of Buyer, all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect and all suretyship defenses generally. The Guarantor acknowledges that the Guarantor will receive substantial direct and indirect economic and other benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 11.18 are knowingly made in contemplation of such benefits. The Guarantor agrees that this Section 11.18 will continue to be effective or will be reinstated, as the case may be, if at any time payment, or any part thereof, by Buyer is rescinded or must otherwise be restored by the Sellers upon the bankruptcy of Buyer or otherwise.

(c) The Guarantor represents and warrants to the Sellers as follows: (i) it is duly organized and validly existing under the laws of its jurisdiction of organization, it has all requisite power and authority to execute, deliver and perform this Agreement, the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action, and do not contravene any provision of the Guarantor’s organizational documents, any contract to which it is a party or any applicable Law or contractual restriction binding on the Guarantor or its assets; (ii) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Agreement by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement; and (iii) this Agreement constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 11.19. [***]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party has executed or has caused this Equity Purchase Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

BUYER:

sunshine acquisition sub corp.

By: /s/ John Lai

Name: John Lai
Title: President

COMPANY:

CLEAN STREAK VENTURES, LLC

By: /s/ Annette Kristine Rodriguez-Ferrer

Name: Annette Kristine Rodriguez-Ferrer

Title: Manager

CSV BLOCKER:

MDKMH PARTNERS, INC.

By: /s/ Miguel Heras Castro

Name: Miguel Heras Castro

Title: Secretary

[Signature Page to Equity Purchase Agreement]

SELLERS’ REPRESENTATIVE:

Clean Streak Ventures Holdco, LLC

By: /s/ Annette Kristine Rodriguez-Ferrer

Name: Annette Kristine Rodriguez-Ferrer

Title: Manager

SELLERS:

CLEAN STREAK VENTURES INTERMEDIATE HOLDCO, LLC

By: /s/ Miguel Heras Castro

Name: Miguel Heras Castro

Title: Manager

MKH CAPITAL PARTNERS OFFSHORE FUND I, LP

By: /s/ Miguel Heras Castro

Name: Miguel Heras Castro

Title: Authorized Officer

GUARANTOR

(SOLELY FOR PURPOSES OF SECTION 11.18):

Car Wash Partners, Inc.

By: /s/ John Lai

Name: John Lai
Title: President

[Signature Page to Equity Purchase Agreement]

EXHIBIT A

DEFINITIONS AND DEFINED TERMS

“1933 Act” has the meaning set forth in Section 5.9.

“Accounting Principles” has the meaning set forth in Section 2.9(a).

“Acquired Companies” means, collectively, the Acquired Targets and the Acquired Subsidiaries.

“Acquired Company Released Parties” has the meaning set forth in Section 7.14(b).

“Acquired Subsidiaries” has the meaning set forth in Section 3.4(a).

“Acquired Targets” has the meaning set forth in the preamble to this Agreement.

“Actual Capital Expenditure Amount Deficit” means the amount, if any, by which Final Capital Expenditure Amount is less than $24,600,000.

“Actual Capital Expenditure Amount Surplus” means the amount, if any, by which Final Capital Expenditure Amount is more than $24,600,000.

“Actual Closing Balance Sheet” has the meaning set forth in Section 2.9(d)(i).

“Actual Closing Statement” has the meaning set forth in Section 2.9(d)(i).

“Actual Net Working Capital Deficit” means the amount, if any, by which Final Net Working Capital is less than Target Net Working Capital.

“Actual Net Working Capital Surplus” means the amount, if any, by which Final Net Working Capital is more than Target Net Working Capital.

“Adjustment Escrow Amount” means an amount equal to $350,000.

“Adjustment Escrow Funds” means, at any given time after Closing, the funds remaining in the account in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned.

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Percentage” has the meaning set forth in Section 2.3.

“Alternative Transaction” has the meaning set forth in Section 7.6.

“Balance Sheet” has the meaning set forth in Section 3.5.

“Balance Sheet Date” has the meaning set forth in Section 3.5.

“Blocker Percentage” means the quotient, expressed as a percentage, of (i) the amounts paid in respect of the CSV Blocker pursuant to “Distribution Steps” 2 and 3 as set forth on Exhibit C over (ii) the aggregate amount paid pursuant to such steps.

“Borrowed Indebtedness” has the meaning set forth in Section 2.6.

“Broker” has the meaning set forth in Section 3.16.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Arrangements” has the meaning set forth in Section 7.8(f).

“Buyer Documents” has the meaning set forth in Section 5.2.

“[***]” has the meaning set forth in Section 11.19(a).

“Buyer Party” has the meaning set forth in Section 11.19(a).

“Calculation Time” has the meaning set forth in Section 2.9.

“Capital Expenditure Amount” means the aggregate amount incurred, directly or indirectly, by the Acquired Companies in connection with the acquisition, maintenance and improvement of the Development Sites through the Calculation Time; provided, that the Capital Expenditure Amount with respect to Development Site #24 (Minneola) set forth on Exhibit F shall be deemed to be $0.

“Capital Lease Obligations” means, without duplication of any item that would otherwise be included in the term Indebtedness, any obligation (including accrued interest) of the Acquired Companies under a lease agreement that is required to be capitalized pursuant to GAAP. Notwithstanding the foregoing, Capital Lease Obligations shall not include any breakage costs, prepayment penalties or fees or other similar amounts, except to the extent actually incurred in connection with the consummation of the Transactions.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued August 8, 2020, the Consolidated Appropriations Act, 2021, or any similar applicable federal, state or local Law.

“Cash Equivalents” means all cash, all cash equivalents and marketable securities of the Acquired Companies, in each case determined using the same accounting methods, policies,

practices, procedures, classifications, judgments or estimation methodologies used in the Balance Sheet; provided that, Cash Equivalents will be, without duplication, (i) increased by (A) all deposits in transit or amounts held for deposit that have not yet cleared, other wire transfers and drafts deposited or received and available for deposit, and (B) any and all credit card receivables and credit card deposits in transit, and (ii) reduced by all outstanding and uncleared checks of the Acquired Companies. Notwithstanding the preceding sentence, “Cash Equivalents” shall exclude (i) any restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations and all cash held in escrow accounts or other restricted accounts to comply with Law or Contracts) and (ii) all security or rent or other similar deposits with third parties (including landlords).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Charges” has the meaning set forth in Section 11.16(c).

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Payment” has the meaning set forth in Section 2.3.

“Closing Date Seller Expenses” means, as of the Calculation Time, all of the Acquired Companies’ unpaid out-of-pocket expenses incurred in connection with the Transactions and the transactions contemplated by the Transaction Documents (including the Reorganization and the Redemptions), including (a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, accounting and tax advisors, legal counsel (including Holland & Knight), investment bankers or other representatives), (b) Sale Bonuses, including those set forth on Schedule 2.6, and (c) 50% of all fees, costs and expenses incurred in connection with the D&O Tail Policy.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Affiliated Person” means: (i) the Sellers; (ii) any Affiliate of either Seller (other than the Acquired Companies); (iii) any current or former officer, director or manager of the Acquired Companies; (iv) any immediate family member of any of the Persons referenced in the foregoing clauses; or (v) any trust, partnership or other legal entity in which any of the Persons referenced in the foregoing clauses has a material economic interest.

“Company Employee” means any employee, director or manager of any Acquired Company.

“Company Indemnified Agents” has the meaning set forth in Section 7.5(a).

“Contracts” means all contracts, agreements, leases, licenses, notes, instruments, indentures, bonds, obligations, or legally binding arrangements or commitments, in each case, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions of SARS-CoV-2 or COVID-19, or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act.

“CSV Blocker” has the meaning set forth in the preamble to this Agreement.

“CSV Blocker Seller” has the meaning set forth in the preamble to this Agreement.

“CSV Holdco” has the meaning set forth in the recitals to this Agreement.

“CSV Intermediate Entities” has the meaning set forth in the recitals to this Agreement.

“CSV Seller” has the meaning set forth in the preamble to this Agreement.

“CSV Splitter” has the meaning set forth in the recitals to this Agreement.

“D&O Tail Policy” has the meaning set forth in Section 7.5(c).

“Data Room” means the electronic data room hosted by Intralinks relating to the Acquired Companies.

“Debt Engagement Letter” means that certain engagement letter pursuant to which the financial institutions party thereto have agreed to provide or cause to be provided the debt financing set forth therein for the purposes of financing the Transactions.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Engagement Letter and the Debt Financing Amendment.

“Debt Financing Amendment” has the meaning ascribed to the term “Amendment” set forth in the Debt Engagement Letter.

“Debt Financing Deliverables” means (a) information necessary to complete customary perfection certificates, collateral questionnaires and schedules in connection with the Debt Financing, corporate organizational documents and good standing certificates; (b) customary pay-off letters relating to the repayment on the then‑outstanding balance of all Borrowed Indebtedness and the release of related liens, including the related filings and return of collateral all in form reasonably acceptable to Buyer; (c) documentation and other information reasonably requested by Buyer to evidence compliance with laws including (i) as may be required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations and (ii) OFAC, FCPA and the Investment Company Act; and (d) such financial information as may be reasonably requested in connection with the preparation of customary pro forma financial statements in connection with the Debt Financing (including, the financial statements required by Section 7(e) of the Debt Financing Amendment).

“Debt Financing Sources” has the meaning set forth in Section 11.17.

“Deferred Payroll Taxes” means (a) any Taxes payable by any Acquired Company that (i) relate to the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) and (ii) are payable following the Closing as permitted by Section 2302(a) of the CARES Act and (b) any Taxes payable by any current or former Company Employee that are deferred pursuant to the CARES Act, in each case, calculated without giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed.

“Development Site Escrow Account” has the meaning set forth in Section 2.5.

“Development Site Escrow Agent” means Kelli Vos, Fidelity National Title Agency, Phoenix, AZ.

“Development Site Escrow Agreement” means that certain Escrow Agreement by and among Sellers’ Representative, Buyer and the Development Site Escrow Agent substantially in the form attached hereto as Exhibit E.

“Development Site Escrow Amount” means $11,820,000.

“Development Sites” means the Locations designated as “Development” sites set forth on Exhibit F.

“Disclosure Schedules” has the meaning set forth in the preamble of Article III.

“Dollars” and “$” means United States of America dollars.

“D&O Indemnifying Person” has the meaning set forth in Section 7.5(a).

“Employee Benefit Plan” means each plan, program, arrangement or Contract providing any of the following benefits either (a) that is currently maintained, sponsored or contributed to by any of the Acquired Companies or their respective ERISA Affiliates (including CSV Holdco) to provide compensation or benefits to or for the benefit of present or former employees or officers, directors and consultants of the Acquired Companies (or their respective beneficiaries or dependents, in their capacity as such) or (b) under which any of the Acquired Companies has or reasonably could be expected to have any obligation or liability, whether actual or contingent, direct or indirect (including, as a result of its affiliation with any ERISA Affiliate or any PEO): (i) medical, surgical, health care, hospitalization, prescription drug, dental, vision, retiree, health care reimbursement, life insurance, death, disability, short term disability, long term disability, severance, sickness or accident benefits, employee legal services, dependent care, dependent care reimbursement, on-site day care facilities, sick child care, cafeteria or flexible benefit plans, flexible spending account, adoption assistance, tuition assistance, vacation, paid-time off, perquisites, other welfare fringe benefit or a transportation plan (whether or not defined in Section

3(1) of ERISA and whether or not subject to ERISA), (ii) pension, profit sharing, retirement, supplemental retirement, savings, excess benefit, or deferred compensation benefits (whether or not Tax qualified and whether or not defined in Section 3(2) of ERISA and whether or not subject to ERISA), (iii) bonus, profits interest or other equity or equity-based, profit sharing, retention, transaction, tax gross-up, tax equalization, change in control or incentive compensation, (iv) salary continuation, severance, termination, or retention pay or benefits (whether or not defined in Section 3(3) of ERISA and whether or not subject to ERISA); provided, however, that such term shall not include directors, officers and employees liability insurance, and (v) each employment or consulting arrangement, agreement or Contract with each present Company Employee or other consultant, officer or director of the Acquired Companies (or, to the extent any Acquired Company could have any liability thereunder, any former Company Employee or other former consultant, officer or director of the Acquired Companies).

“Environmental Laws” means all applicable Laws concerning pollution, protection of the environment and natural resources, public and occupational health safety (to the extent related to exposure of any Hazardous Substances) or the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, Release, threatened Release, control, or cleanup of any Hazardous Substances.

“Equity Equivalents” means “phantom stock” or other security containing equity features or other rights to participate in the revenues, profits, assets or equity (or the value thereof) of any of the Acquired Companies.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any Person (whether or not incorporated) which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, any of the Acquired Companies within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(i) of ERISA.

“Escrow Account” has the meaning set forth in Section 2.5.

“Escrow Agent” means JPMorgan Chase Bank, NA.

“Escrow Agreement” means that certain Escrow Agreement by and among Sellers’ Representative, Buyer and the Escrow Agent substantially in the form attached hereto as Exhibit G.

“Escrow Amount” means an amount that is the sum of the Adjustment Escrow Amount and the [***].

“Estimated Capital Expenditure Amount” has the meaning set forth in Section 2.9(a).

“Estimated Capital Expenditure Amount Deficit” means the amount, if any, by which Estimated Capital Expenditure Amount is less than $24,600,000.

“Estimated Capital Expenditure Amount Surplus” means the amount, if any, by which Estimated Capital Expenditure Amount is more than $24,600,000.

“Estimated Cash Equivalents” has the meaning set forth in Section 2.9(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.9(a).

“Estimated Closing Date Seller Expenses” has the meaning set forth in Section 2.6.

“Estimated Closing Statement” has the meaning set forth in Section 2.9.

“Estimated Indebtedness” has the meaning set forth in Section 2.9(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.9(a).

“Estimated Net Working Capital Deficit” means the amount, if any, by which Estimated Net Working Capital is less than Target Net Working Capital.

“Estimated Net Working Capital Surplus” means the amount, if any, by which Estimated Net Working Capital is more than Target Net Working Capital.

“Excess Escrow Funds” has the meaning set forth in Section 2.9(d)(ii)2).

“Final Capital Expenditure Amount” has the meaning set forth in Section 2.9(d)(i).

“Final Cash Equivalents” has the meaning set forth in Section 2.9(d)(i).

“Final Closing Balance Sheet” has the meaning set forth in Section 2.9(b).

“Final Closing Date Seller Expenses” has the meaning set forth in Section 2.9(d)(i).

“Final Closing Statement” has the meaning set forth in Section 2.9(b).

“Final Indebtedness” has the meaning set forth in Section 2.9(d)(i).

“Final Net Working Capital” has the meaning set forth in Section 2.9(d)(i).

“Financial Statements” has the meaning set forth in Section 3.5.

“Firm” means Dixon Hughes Goodman LLP.

“Flow-Through Tax Return” means any Tax Return with respect to Income Taxes (i) filed by or with respect to an Acquired Company (if such Acquired Company is classified as a partnership or entity disregarded as separate from its owner for purposes of such Tax Return) to the extent that the results of operations reflected on such Tax Return are also reflected on the Tax Returns of the CSV Intermediate Entities or their direct or indirect owners (other than the CSV Blocker), or (ii) filed by or with respect to a CSV Intermediate Entity to the extent that the results of operations reflected on such Tax Return are also reflected on the Tax Returns of CSV Blocker.

“Flow-Through Taxes” means any Taxes which are the subject of any Flow-Through Tax Return.

“Fraud” means Delaware common law fraud based on the making of a representation or warranty contained in Article III, Article IV or Article V; provided, however, that for the avoidance of doubt, “Fraud” does not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud) or other claim based on negligence.

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Incorporation/Formation; Good Standing; Authorization; Enforceability), Section 3.3 (Capitalization), Section 3.16 (Fees and Expenses of Brokers and Others), Section 4.1 (Organization, Power and Good Standing), Section 4.2 (Authorization; Enforceability), Section 4.4 (Capitalization; Ownership of Purchased Equity Interests) and Section 4.6 (Fees and Expenses of Brokers and Others).

“Further Reorganization” has the meaning set forth in Section 7.11(b)(i).

“GAAP” means United States generally accepted accounting principles as consistently applied by the Acquired Companies without any change in accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification, judgments, or presentation or otherwise (including with respect to the nature of accounts, level of reserves and level of accruals) from those used in the preparation of the Balance Sheet.

“Governmental Authority” means any foreign, federal, national, state, municipal or local government, or other governmental department or political subdivision of the foregoing, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other commission, board, bureau, agency, legislative or administrative body or instrumentality.

“Guarantor” has the meaning set forth in the preamble.

“Holland & Knight” means Holland & Knight, LLP.

“Hazardous Substance” means any material, substance or waste that is defined, listed or regulated by applicable Law as hazardous, toxic, radioactive, a pollutant or contaminant (or terms of similar regulatory intent or meaning) including, but not limited to, petroleum or petroleum by-products, asbestos or asbestos-containing material, per- or polyfluoroalkyl substances (PFAS), polychlorinated biphenyls, pesticides, toxic mold or any flammable or explosive materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Taxes” means Taxes imposed on net income (however denominated) or gain, branch profits Taxes, franchise Taxes or similar Taxes.

“Indebtedness” means with respect to any Person, and without duplication, all outstanding obligations of such Person (a) in respect of indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired and subject thereto; (c) in respect of guarantees of Indebtedness of others; (d) in respect of the deferred portion or installments of purchase price in connection with the acquisition of any business (including any earnout obligations) or owing as deferred purchase price for property or services; (e) any obligation evidenced by bonds, debentures, notes or similar instruments; (f) Capital Lease Obligations; (g) conditional sale obligations and all obligations under any title retention agreement with respect to which the Acquired Companies are liable, contingently or otherwise, as obligor or otherwise; (h) in respect of any interest rate or currency derivatives or hedging transactions; (i) for reimbursement of any obligator under any letters of credit, surety bond, banker’s acceptance or similar transaction (but only to the extent drawn); (j) any real estate and personal property taxes and assessments attributable to the Real Property accruing during the period up to, but not including, the Closing Date; (k) any amounts owing for capital expenditures (including any amounts included in the Capital Expenditure Amount) as of the Calculation Time whether included in the Financial Statements as accounts payable or accrued expenses or otherwise; (l) accrued and unpaid loan cost fees; (m) accrued and unpaid interest, fees and other expenses, including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements and other amounts payable in connection with the repayment at the Closing of any of the obligations described in clauses (a) through (f); (n) in respect of any unpaid and unfunded compensation or benefits payable by such Person (including (i) cash incentive bonuses and commissions in respect of, in part or in full, any period on or prior to the Closing (based on the greater of target or actual performance, and whether or not accrued) (including all such bonuses related in part or full with respect to performance for calendar year 2021), (ii) the value of any earned, but unused vacation and other paid time off (calculated as if paid out in full immediately), (iii) unpaid severance payments or benefits with respect to any termination of employment or service occurring on or prior to the Closing Date (other than as a result of actions taken by Buyer on or following the Closing), (iv) any amounts payable under any nonqualified deferred compensation or similar plan, program or arrangement, (v) accrued, but unpaid employer matching or other contributions under any Qualified Plan (including for any partial payroll period), and (vi) any unpaid back pay or similar amounts payable due to failure to comply with minimum wage or similar Laws) in each case, together with the employer portion of any employment, payroll or similar Taxes payable in connection therewith (as if paid in full immediately without regard for any wage base limitations); (o) in respect of any Deferred Payroll Taxes; and (p) in respect of Pre-Closing Income Taxes; provided that Indebtedness shall not include (i) any deferred revenues, (ii) any amounts included in Closing Date Seller Expenses, (iii) letters of credit to the extent not drawn upon, (iv) performance bonds, (v) swap arrangements, (vi) any item that would constitute Indebtedness solely between or among one Acquired Company and one or more other Acquired Companies, (vii) operating leases, (viii) any liability included in Net Working Capital, (ix) the purchase price and other acquisition costs related to Development Site #24 (Minneola) set forth on Exhibit F, or (x) the purchase price and other acquisition costs related to Development Site #23 (Mid-Lakeland) on Exhibit F.

“[***]” has the meaning set forth in Section 11.19(a).

“Infringe” means infringe, misappropriate, dilute or otherwise violate.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” means, collectively, all intellectual property rights, including all (i) patents and patent applications, (ii) trademarks, trademark registrations and applications therefor, trade dress, trade names, service marks, service mark registrations and applications therefor, logos, domain name registrations, and the goodwill associated therewith, (iii) copyrightable works, copyright registrations and applications therefor, (iv) proprietary inventions, know-how, trade secrets, and proprietary confidential business information, data rights and rights in software.

“Intended Tax Treatment” has the meaning set forth in Section 7.11(b)(ii).

“IRS” means the Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 3.10(b).

“Knowledge” means (i) with respect to the Company, the actual knowledge after reasonable inquiry of direct reports, of Gregory Ries, Nicole Rodriguez, Arthur Cordova, Steven Lipofsky and Colin Raskin, and (ii) with respect to Buyer, the actual knowledge after reasonable inquiry of direct reports, of Casey Lindsay, Sarah Mendez and Lisa Funk.

“Law” means any federal, state, or local law, statute, ordinance, rules, regulations, codes, treaties, judgments, decrees and Orders of any Governmental Authority, including common law, or other binding directives or guidance issued, promulgated or enforced by any Governmental Authority.

“Legal Proceeding” means any action, suit, claim, hearing, demand, litigation, examination, indictment, complaint, charge, inquiry, audit, investigation or other proceeding, by or before a Governmental Authority.

“Lien” means any mortgages, liens, pledges, deeds of trust, hypothecations, claims, preferences, charges, security interests, leases, licenses, conditional sale agreements or other title retention agreements or title defect, options, rights of way, easements or encumbrances.

“Material Adverse Effect” means any change, development, event, effect or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have, a material and adverse effect to the business, assets or liabilities, financial condition or results of operations of the Acquired Companies, taken as a whole, or (y) prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the Sellers’ or the Acquired Targets’ abilities to perform their respective obligations under this Agreement or consummate the Transactions; provided, however, that for purposes of clause (x) above, none of the following shall be a “Material Adverse Effect,” nor shall any of the following be taken into account in determining whether a “Material Adverse Effect” has occurred:

(a) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(b) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries;

(c) changes in conditions in the industries in which the Acquired Companies conduct business;

(d) changes in political conditions in the United States or any other country or region in the world;

(e) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(f) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(g) the announcement of this Agreement;

(h) the taking of any action expressly required by this Agreement or the failure to take any action expressly prohibited by this Agreement;

(i) any actions taken, or failure to take action, in each case, to which Buyer has in writing expressly requested;

(j) changes in Law or GAAP;

(k) any failure by the Acquired Companies to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); and

(l) any epidemic or pandemic, whether or not occurring or commenced before or after the date of this Agreement, including any event, fact, condition, or circumstance resulting from COVID-19 or the worsening thereof.

With respect to the foregoing clauses (a), (b), (c), (d), (e), (f), (j) and (l), any such change, development, event, effect or occurrence shall only be disregarded in determining whether there has been or would reasonably be expected to have a Material Adverse Effect to the extent it has not had or would not reasonably be expected to have a disproportionately adverse impact on the business, assets or liabilities, results of operations or financial condition of the Acquired Companies, taken as a whole, relative to other affected participants in the industries in which the Acquired Companies operate.

“Material Contract” has the meaning set forth in Section 3.11.

“Material Supplier” has the meaning set forth in Section 3.20.

“Net Working Capital” means an amount (which may be positive or negative) equal to the consolidated current assets (other than Cash Equivalents) minus the consolidated current liabilities

(other than Indebtedness) of the Acquired Companies determined in accordance with the Accounting Principles, which includes a sample calculation of Net Working Capital as of the dates therein indicated.

“Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future equity holders, controlling Persons, trustees, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, Representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Objection Notice” has the meaning set forth in Section 2.9(c).

“Objection Notice Period” has the meaning set forth in Section 2.9.

“Order” means any order, award, determination, directive, decision, writ, verdict, injunction, judgment, decree or ruling of a Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of business of the Acquired Companies consistent with past practice, including with respect to any land development, construction or similar projects of the Acquired Companies; provided, that any action taken, or omitted to be taken, in connection with the COVID-19 Measures will be deemed to be in the Ordinary Course of Business.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation, formation or organization, and other similar documents entered into or adopted at any time or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, limited liability company agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Real Property” has the meaning set forth in Section 3.8(b).

"Palm Beach Amount" means $126,000, which amount, for the avoidance of doubt, relates to that certain Agreement of Sale and Purchase, dated August 26, 2021, by and between 2023 SR31 Ft Myers LLC and Clean Streak Ventures, LLC.

“Party” or “Parties” have the meaning set forth in Section 1.2.

“Paying Agent” means Kelli Vos, Fidelity National Title Agency, Phoenix, AZ.

“Payoff Letter” has the meaning set forth in Section 8.2(d)(viii).

“Payor” has the meaning set forth in Section 2.11.

“PEO” has the meaning set forth in Section 3.12(g).

“Permits” means all permits, determinations, licenses, variances, exemptions, orders, registrations, franchises, consents, waivers, notifications, certificates, qualifications and approvals and governmental authorizations issued, made or rendered by any Governmental Authority.

“Permitted Exceptions” means: (i) with respect to Real Property, minor imperfections in title, restrictions, easements, rights of way and encumbrances of record, disclosed in the title policies and surveys made available to Buyer in the Data Room and which are not, individually or in the aggregate, material in amount or do not or are not reasonably likely to materially detract from the value of or materially impair the existing use or operation of or any contemplated development of the property affected by such encumbrances or imperfections; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP; (iii) mechanics’, carriers’, workers’, warehousemen’s, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith; (iv) Liens securing Indebtedness as disclosed in the Financial Statements or in the Disclosure Schedules; (v) purchase money Liens and Liens securing rental payments under a capital or operating lease; and (vi) Liens arising in the Ordinary Course of Business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, in each case, for which adequate reserves have been made in accordance with GAAP.

“Person” means any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity or other legal entity.

“Personal Information” means information, in any form, that identifies, relates to, describes, or could be linked, directly or indirectly, to identify, contact, or locate a natural Person, household or device, including name, email address, postal address, telephone number, driver’s license number, license plate number, unique identifiers, and/or satisfies the definition of “personally identifiable information,” “personal information,” “personal data” or similar terms under any applicable Law.

“Personal Property Leases” has the meaning set forth in Section 3.9.

“Pre-Closing Income Taxes” means Income Taxes, unpaid as of the Closing, arising in or with respect to a Pre-Closing Tax Period and any liability for such Income Taxes of another Person (other than pursuant to a customary commercial lease or other Contract the principal purpose of which is not related to Taxes), reduced (but not below zero) by any estimated Income Tax payments made prior to the Closing, and overpayments of Income Taxes, in each case to the extent such payments or overpayments are actually available under applicable Law to reduce amounts that would otherwise constitute unpaid Income Taxes with respect to Pre-Closing Tax Periods.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Tax Period.

“Profits Interest Plan” means the Clean Streak Ventures Holdco, LLC 2021 Profits Interest Plan, adopted January 29, 2021.

“Profits Unit Holder” means each Person who holds Profits Units.

“Profits Units” means profits interests granted pursuant to the Profits Interest Plan.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Adjustment” has the meaning set forth in Section 2.9(d)(ii).

“Purchase Price Adjustment Surplus” has the meaning set forth in Section 2.9(d).

“Purchase Price Adjustment Dispute Expenses” has the meaning set forth in Section 2.9(c).

“Purchase Price Adjustment Shortfall” has the meaning set forth in Section 2.9(d)(ii)2).

“Purchase Price Allocation” has the meaning set forth in Section 7.11(g)(ii).

“Purchased Company Equity Interests” has the meaning set forth in the recitals to this Agreement.

“Purchased CSV Blocker Equity Interests” has the meaning set forth in the recitals to this Agreement.

“Purchased Equity Interests” has the meaning set forth in the recitals to this Agreement.

“Push-Out Election” has the meaning set forth in Section 7.11(e)(iii).

“Qualified Plan” has the meaning set forth in Section 3.12(b).

“Real Property” has the meaning set forth in Section 3.8(b).

“Real Property Lease” has the meaning set forth in Section 3.8.

“Redemption Agreement” has the meaning set forth in the recitals to this Agreement.

“Redemptions” has the meaning set forth in the recitals to this Agreement.

“Registered Intellectual Property” means all (i) patents and patent applications, (ii) trademark and service mark registrations and applications therefor, and (iii) copyright registrations and applications therefor.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, dumping or disposing into or through the indoor or outdoor environment.

“Reorganization” has the meaning set forth in the recitals to this Agreement.

“Reorganization Documents” has the meaning set forth in Section 7.16.

“Reorganization Steps” has the meaning set forth in Section 7.16.

“Representatives” means the agents, officers, directors, managers, employees, accountants, counsel, financial advisors, investment advisors and other representatives of a Person.

“Retained Employees” has the meaning set forth in Section 7.8(a).

“Rescission and Release Agreements” means those certain Rescission and Release Agreements by and between CSV Holdco and each of the Profits Unit Holders (including, for the avoidance of doubt, [***] in respect of all of their equity interests in CSV Holdco) and Landen Assets LLC, each of which is in a form that has been approved by the Buyer.

“Restrictive Covenant Agreements” has the meaning set forth in Section 8.2(d)(v).

“Sale Bonuses” means (a) any and all bonuses payable pursuant to the Sale Bonus Agreements set forth on Schedule 1.1, (b) any and all amounts payable pursuant to the Transaction Bonus Agreements (to the extent unpaid as of the Calculation Time), and (c) any and all change in control, transaction, stay, retention, success or similar bonus payments or benefits payable to any current or former employee or other service provider of the Acquired Companies in connection with, in part or whole, the Transactions, in each case of the items described in clauses (a) through (c), together with the employer portion of any employment, payroll or similar Taxes payable in connection therewith.

“Second Firm” means BDO USA LLP.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Documents” means this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by a Seller or Acquired Target in connection with the consummation of the Transactions.

“Seller Released Parties” has the meaning set forth in Section 7.14.

“Seller Returns” has the meaning set forth in Section 7.11(a).

“Seller Pre-Closing Communications” has the meaning set forth in Section 11.11.

“Sellers’ Representative” means Clean Streak Ventures Holdco, LLC, or any other Person selected as a successor thereto in accordance with Section 11.16.

"Sellers’ Representative Expense Fund” means the Sellers’ Representative Expense Fund Amount deposited in the Sellers’ Representative Expense Fund Account, as such sum may increase or decrease as provided in this Agreement.

“Sellers’ Representative Expense Fund Account” has the meaning set forth in Section 2.4(a).

“Sellers’ Representative Expense Fund Amount” means $400,000.

“[***]” means an amount equal to $[***].

“[***]” means, at any given time after Closing, the funds remaining in the account in which the Escrow Agent has deposited the [***] in accordance with the Escrow Agreement, including remaining amounts of income actually earned.

“[***]” means the date that is the second anniversary of the Closing Date.

“Straddle Tax Period” means any taxable period beginning on or prior to, and ending after, the Closing Date.

“Subsidiary” means each Person with respect to which a specified Person has the right to vote (directly or indirectly through one or more other Persons or otherwise) securities or other ownership interests representing 50% or more of the votes eligible to be cast in the election of directors or managers of such Person.

“Target Equity Interests” has the meaning set forth in Section 3.3(a).

“Target Net Working Capital” means negative $1,323,617.00.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, margin, escheat, unclaimed property, capital gain, commercial activity, profits, withholding, social security (or similar), employment, unemployment, disability, real property, occupancy, personal property, sales, use, transfer, financial transaction, registration, value added, alternative or add on minimum, estimated or other tax of any kind whatsoever due to a Taxing Authority, including any interest, penalty or addition thereto, whether disputed or not. “Taxes” means any or all of the foregoing collectively.

“Tax Proceeding” has the meaning set forth in Section 7.11(e).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” means the IRS or any Governmental Authority responsible for the imposition or collection of any Tax.

“Termination Date” has the meaning set forth in Section 10.1(b)(ii).

“Transaction Bonus Agreements” means those certain Transaction Bonus and Release Agreements by and between the Company and each of [***], each of which is in a form that has been approved by the Buyer.

“Transaction Documents” shall mean this Agreement, the Seller Documents and the Buyer Documents.

“Transaction Tax Deductions” means any income Tax deductions permitted for U.S. federal, state or local income Tax purposes arising from (i) any payments with respect to the Sale Bonuses or other Closing Date Seller Expense; provided that each Acquired Company and the applicable CSV Intermediate Entity shall make an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Tax Deductions that are success-based fees as defined in United States Treasury Regulation Section 1.263(a)-5(f), and (ii) repayment of any Indebtedness on or before the Closing Date, including any unamortized deferred financing fees in connection with any such Indebtedness.

“Transactions” means the transactions contemplated by this Agreement.

“WARN” has the meaning set forth in Section 3.6(k).

“Welfare Plan” has the meaning set forth in Section 3.12(f).

EXHIBIT B-1

WFCW Acquisition, LLC Redemption Agreement

UNIT REDEMPTION AGREEMENT

This UNIT REDEMPTION AGREEMENT (this “Agreement”) is made and entered into as of [_______], 2021, by and between WFCW Acquisition LLC, a Florida limited liability company (the “Company”), and Clean Machine Holdings, LLC, a Florida limited liability company (the “Member”). Each of the Company and the Member are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Defined terms not otherwise defined herein shall have the meanings ascribed to them in the that certain Limited Liability Operating Company Agreement of December 9, 2019 (the “Operating Agreement”).

RECITALS

WHEREAS, the Member is the holder of forty percent (40%) of the Class A, Class B, Class C, Class D, Class E and Class F Units (collectively, the “Units”) subject to the Operating Agreement;

WHEREAS, pursuant to and in accordance with that certain Equity Purchase Agreement, dated as of [_________], 2021, by and among Sunshine Acquisition Sub Corp., a Delaware corporation (the “Buyer”), Clean Streak Ventures, LLC, a Delaware limited liability company (“CSV”), MDKMH Partners, Inc., a Delaware corporation (the “Blocker”), Clean Streak Ventures Intermediate Holdco, LLC, a Delaware limited liability company (the “CSV Seller”), MKH Capital Partners Offshore Fund I, LP, a Delaware limited partnership (the “Blocker Seller” together with the CSV Seller, the “Sellers”, Clean Streak Ventures Holdco, LLC, a Delaware limited liability company, as the representative of the Sellers and solely for purposes of Section 11.18 of the Equity Purchase Agreement, Car Wash Partners, Inc., a Delaware corporation (“Guarantor”) (the “Equity Purchase Agreement”), the Buyer and the Sellers have agreed that the Buyer will purchase all of the equity interests in CSV owned by the CSV Seller and all of the shares in Blocker owned by the Blocker Seller; and

WHEREAS, in connection with the transactions contemplated by the Equity Purchase Agreement, the Company desires to purchase the Units held by the Member from the Member, and the Member is willing to sell the Units to the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Purchase and Sale. On the terms and subject to the conditions of this Agreement, the Member hereby sells, transfers and assigns to the Company, and the Company hereby purchases from the Member, all of the Member’s right, title and interest in and to the Units for the consideration specified in Section 2.

2. Purchase Price. The purchase price to be paid by the Company to the Member for the Units shall be $[___] (the “Purchase Price”).

3. Closing. The closing (“Closing”) of the purchase and sale of the Units is taking place prior to the Reorganization which shall take place immediately prior to the closing of the transactions contemplated by the Equity Purchase Agreement (the “EPA Closing”). This Agreement shall terminate and have no further force and effect if the Equity Purchase Agreement is terminated in accordance with its terms.

4. Payment to be Delivered at Closing. At the Closing, the Company shall deliver the Purchase Price to the Member by wire transfer of immediately available funds to an account designated in writing by the Member.

5. Member’s Representations and Warranties. The Member hereby represents and warrants to the Company as follows:

a. The Units are owned of record by the Member, and the Member has the power to convey legal and beneficial ownership of the Units without obtaining the consent or approval of any other person or entity. The Units represent all of the equity securities and other interests the Member holds or owns in the Company.

b. The Member holds the Units free and clear of any mortgage, lien, pledge, charge, security interest, assessment, deed of trust, lease, adverse claim, levy, restriction on transfer, or encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future (“Encumbrances”), other than (i) any restriction on transfer imposed to ensure compliance with federal or state securities laws, and (ii) any Encumbrances under the Operating Agreement. Upon the consummation of the transactions contemplated by this Agreement, the Company will acquire for good and valuable consideration good, valid and marketable title to the Units, free and clear of all Encumbrances.

c. The Member is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Member to sell, transfer, pledge or otherwise dispose of the Units or any other equity interest in the Company.

d. The Member has full legal right, power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by the Member, and (assuming due authorization, execution and delivery by the Company) constitutes the Member’s legal, valid and binding obligation, enforceable against the Member in accordance with its terms, except as limited by applicable bankruptcy, insolvency or other similar laws relating to creditor’s rights generally, now or hereafter in effect, and general principles of equity. Upon consummation of the transactions contemplated by this Agreement and in accordance with the terms hereof, the Company will acquire good and valid title to the Units, free and clear of any Encumbrances, claims or rights or third parties whatsoever, except for any Encumbrances identified in Section 5.b above or created or imposed by the Company.

e. Neither the execution and delivery of this Agreement by the Member nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Member is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of,

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create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Member is a party or by which the Member is bound or to which the Units are subject.

6. Company Representations and Warranties. The Company hereby represents and warrants to the Member as follows:

a. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Company has full limited liability company power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Member) constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency or other similar laws relating to creditor’s rights generally, now or hereafter in effect, and general principles of equity.

b. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Company; (ii) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to the Company; (iii) require the consent, notice or other action by any person or entity under any contract to which the Company is a party; or (iv) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

7. Release.

(a) Effective as of the Closing, the Member, on behalf of itself and its Affiliates (collectively, the “Releasors”), fully and forever releases, relinquishes and discharges the Company and its Affiliates (the “Company Releasees”), from any and all causes of action in law and equity, claims, surcharges, suits, contracts, debts, obligations, contributions, liens, indemnities, promises, demands, damages, losses, attorneys’ fees, other fees, costs, expenses, loss of service, compensation, injuries or liability of any nature, type or description, whether known or unknown, suspected or unsuspected, patent or latent, fixed or contingent, without limitation, that directly or indirectly arise from or relate to, in whole or in part, any act, omission, event, transaction,

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communication or any other matter related to, arising out of or in connection with the Member’s ownership in the Units or Member’s status as a member of the Company or the Operating Agreement (collectively, the “Released Claims”). In connection with the foregoing, the Member represents and warrants that: (i) the Member has not assigned, transferred, conveyed or otherwise disposed of any Released Claims, or any direct or indirect interest in any such Released Claim, in whole or in part, and (ii) to the knowledge of the Member, no other person or entity has any interest in the Released Claims. The Member agrees, for itself and for each of the Releasors, not to initiate any action, suit, proceeding, dispute or litigation against any of the Company Releasees with respect to the Released Claims. For the avoidance of doubt, the Member is not releasing any claims it may have under this Agreement.

(b) Effective as of the Closing, the Company, on behalf of itself and its Affiliates (collectively, the “Company Releasors”), fully and forever releases, relinquishes and discharges the Member and its Affiliates (the “Member Releasees”), from any and all causes of action in law and equity, claims, surcharges, suits, contracts, debts, obligations, contributions, liens, indemnities, promises, demands, damages, losses, attorneys’ fees, other fees, costs, expenses, loss of service, compensation, injuries or liability of any nature, type or description, whether known or unknown, suspected or unsuspected, patent or latent, fixed or contingent, without limitation, that directly or indirectly arise from or relate to, in whole or in part, any act, omission, event, transaction, communication or any other matter related to, arising out of or in connection with the Member’s ownership in the Units or Member’s status as a member of the Company or the Operating Agreement (collectively, the “Company Released Claims”), provided that nothing herein shall relieve any Member Releasee from any of his, her or its obligations under this Agreement or from any liability in the case of fraud. In connection with the foregoing, the Company represents and warrants that: (i) the Company has not assigned, transferred, conveyed or otherwise disposed of any Company Released Claims, or any direct or indirect interest in any such Company Released Claim, in whole or in part, and (ii) to the knowledge of the Company, no other person or entity has any interest in the Company Released Claims. The Company agrees, for itself and for each of the Company Releasors, not to initiate any action, suit, proceeding, dispute or litigation against any of the Member Releasees with respect to the Released Claims. For the avoidance of doubt, the Company is not releasing any claims it may have under this Agreement.

8. IRS Form W-9. Prior to Closing, the Member shall deliver a duly executed IRS Form W-9 to the Company. If such form is not delivered, any amounts deducted and withheld from the Purchase Price and paid over to the appropriate taxing authority pursuant applicable tax law shall be treated for purposes of this Agreement as having been paid to the Member.

9. Termination of Rights and Obligations Under Operating Agreement. Effective upon the Closing, the rights and obligations of the Member under the Operating Agreement with respect to the Units are hereby terminated.

10. Termination of Agreements. The Operating Agreement and any other agreements, including management agreements, entered into in connection with the Operating Agreement will be terminated as of the Closing.

11. Reliance. Each Party represents, warrants and acknowledges that in executing this Agreement such Party does not rely and has not relied upon any representation, warranty,

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covenant, agreement, promise or statement made by the other Party or by the other Party’s agents or representatives with respect to the effect of this Agreement which is not set forth expressly in this Agreement.

12. Survival. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated in this Agreement.

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid in whole or in part under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or the remaining provisions of this Agreement.

14. Further Assurances. Following the Closing, each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions described in this Agreement.

15. Successor and Assigns. The Parties agree that this Agreement is binding upon and shall inure to the benefit of the Parties hereto, and their respective representatives, successors and assigns.

16. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

17. Complete Agreement. It is expressly understood and agreed that this Agreement constitutes the complete and final agreement among the Parties regarding the matters herein addressed. Any and all prior negotiations, representations, understandings or agreements, whether written or oral, among the Parties, relating to the subject matter of this Agreement are terminated and shall be of no further force or effect.

18. Amendment, Modification, Termination and Waiver. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by all Parties hereto.

19. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

20. Interpretation; Headings. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to any interpretation of this Agreement. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

21. Counterparts. This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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22. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever.

23. Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the date first above written.

COMPANY:

WFCW ACQUISITION LLC

By: CLEAN STREAK VENTURES, LLC, its manager

By:

Name:

Title:

member:

CLEAN MACHINE HOLDINGS, LLC

By:

Name:

Title:

1

Exhibit B-2

CFCW Curry Ford, LLC Redemption Agreement

1

UNIT REDEMPTION AGREEMENT

This UNIT REDEMPTION AGREEMENT (this “Agreement”) is made and entered into as of [_______], 2021, by and between CFCW Curry Ford, LLC, a Florida limited liability company (the “Company”), and TDE Curry Ford, LLC, a Florida limited liability company (the “Member”). Each of the Company and the Member are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Defined terms not otherwise defined herein shall have the meanings ascribed to them in the that certain Limited Liability Operating Company Agreement dated as of the date on which the closing of that certain Asset Purchase Agreement, dated on or about November 1, 2019, by and among CFCW Acquisition, LLC, Altamonte Group LLC, Curry Ford Car Wash LLC, Mitchell Hammock Car Wash, LLC, Nona Wash LLC, and the other parties thereto occurred (the “Operating Agreement”).

RECITALS

WHEREAS, the Member is the holder of 300 Units (the “Units”) subject to the Operating Agreement;

WHEREAS, pursuant to and in accordance with that certain Equity Purchase Agreement, dated as of [_________], 2021, by and among Sunshine Acquisition Sub Corp., a Delaware corporation (the “Buyer”), Clean Streak Ventures, LLC, a Delaware limited liability company (“CSV”), MDKMH Partners, Inc., a Delaware corporation (the “Blocker”), Clean Streak Ventures Intermediate Holdco, LLC, a Delaware limited liability company (the “CSV Seller”), MKH Capital Partners Offshore Fund I, LP, a Delaware limited partnership (the “Blocker Seller” together with the CSV Seller, the “Sellers”, Clean Streak Ventures Holdco, LLC, a Delaware limited liability company, as the representative of the Sellers and solely for purposes of Section 11.18 of the Equity Purchase Agreement, Car Wash Partners, Inc., a Delaware corporation (“Guarantor”) (the “Equity Purchase Agreement”), the Buyer and the Sellers have agreed that the Buyer will purchase all of the equity interests in CSV owned by the CSV Seller and all of the shares in Blocker owned by the Blocker Seller; and

WHEREAS, in connection with the transactions contemplated by the Equity Purchase Agreement, the Company desires to purchase the Units held by the Member from the Member, and the Member is willing to sell the Units to the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Purchase and Sale. On the terms and subject to the conditions of this Agreement, the Member hereby sells, transfers and assigns to the Company, and the Company hereby purchases from the Member, all of the Member’s right, title and interest in and to the Units for the consideration specified in Section 2.

2. Purchase Price. The purchase price to be paid by the Company to the Member for the Units shall be $[____] (the “Purchase Price”).

3. Closing. The closing (“Closing”) of the purchase and sale of the Units is taking place prior to the Reorganization which shall take place immediately prior to the closing of the transactions contemplated by the Equity Purchase Agreement (the “EPA Closing”). This Agreement shall terminate and have no further force and effect if the Equity Purchase Agreement is terminated in accordance with its terms.

4. Payment to be Delivered at Closing. At the Closing, the Company shall deliver the Purchase Price to the Member by wire transfer of immediately available funds to an account designated in writing by the Member.

5. Member’s Representations and Warranties. The Member hereby represents and warrants to the Company as follows:

f. The Units are owned of record by the Member, and the Member has the power to convey legal and beneficial ownership of the Units without obtaining the consent or approval of any other person or entity. The Units represent all of the equity securities and other interests the Member holds or owns in the Company.

g. The Member holds the Units free and clear of any mortgage, lien, pledge, charge, security interest, assessment, deed of trust, lease, adverse claim, levy, restriction on transfer, or encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future (“Encumbrances”), other than (i) any restriction on transfer imposed to ensure compliance with federal or state securities laws, and (ii) any Encumbrances under the Operating Agreement. Upon the consummation of the transactions contemplated by this Agreement, the Company will acquire for good and valuable consideration good, valid and marketable title to the Units, free and clear of all Encumbrances.

h. The Member is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Member to sell, transfer, pledge or otherwise dispose of the Units or any other equity interest in the Company.

i. The Member has full legal right, power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by the Member, and (assuming due authorization, execution and delivery by the Company) constitutes the Member’s legal, valid and binding obligation, enforceable against the Member in accordance with its terms, except as limited by applicable bankruptcy, insolvency or other similar laws relating to creditor’s rights generally, now or hereafter in effect, and general principles of equity. Upon consummation of the transactions contemplated by this Agreement and in accordance with the terms hereof, the Company will acquire good and valid title to the Units, free and clear of any Encumbrances, claims or rights or third parties whatsoever, except for any Encumbrances identified in Section 5.b above or created or imposed by the Company.

j. Neither the execution and delivery of this Agreement by the Member nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of

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any government, governmental agency, or court to which the Member is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Member is a party or by which the Member is bound or to which the Units are subject.

6. Company Representations and Warranties. The Company hereby represents and warrants to the Member as follows:

c. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Company has full limited liability company power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Member) constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency or other similar laws relating to creditor’s rights generally, now or hereafter in effect, and general principles of equity.

d. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Company; (ii) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to the Company; (iii) require the consent, notice or other action by any person or entity under any contract to which the Company is a party; or (iv) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

7. Release. Effective as of the Closing, the Member, on behalf of itself and its Affiliates (collectively, the “Releasors”), fully and forever releases, relinquishes and discharges the Company and its Affiliates (the “Company Releasees”), from any and all causes of action in law and equity, claims, surcharges, suits, contracts, debts, obligations, contributions, liens, indemnities, promises, demands, damages, losses, attorneys’ fees, other fees, costs, expenses, loss of service, compensation, injuries or liability of any nature, type or description, whether known or unknown, suspected or unsuspected, patent or latent, fixed or contingent, without limitation, that directly or indirectly arise from or relate to, in whole or in part, any act, omission, event,

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transaction, communication or any other matter related to, arising out of or in connection with the Member’s ownership in the Units or Member’s status as a member of the Company or the Operating Agreement (collectively, the “Released Claims”). In connection with the foregoing, the Member represents and warrants that: (a) the Member has not assigned, transferred, conveyed or otherwise disposed of any Released Claims, or any direct or indirect interest in any such Released Claim, in whole or in part, and (b) to the knowledge of the Member, no other person or entity has any interest in the Released Claims. The Member agrees, for itself and for each of the Releasors, not to initiate any action, suit, proceeding, dispute or litigation against any of the Company Releasees with respect to the Released Claims. For the avoidance of doubt, the Member is not releasing any claims it may have under this Agreement.

8. IRS Form W-9. Prior to Closing, the Member shall deliver a duly executed IRS Form W-9 to the Company. If such form is not delivered, any amounts deducted and withheld from the Purchase Price and paid over to the appropriate taxing authority pursuant applicable tax law shall be treated for purposes of this Agreement as having been paid to the Member.

9. Termination of Rights and Obligations Under Operating Agreement. Effective upon the Closing, the rights and obligations of the Member under the Operating Agreement with respect to the Units are hereby terminated.

10. Termination of Agreements. The Operating Agreement and any other agreements, including management agreements, entered into in connection with the Operating Agreement will be terminated as of the Closing.

11. Reliance. Each Party represents, warrants and acknowledges that in executing this Agreement such Party does not rely and has not relied upon any representation, warranty, covenant, agreement, promise or statement made by the other Party or by the other Party’s agents or representatives with respect to the effect of this Agreement which is not set forth expressly in this Agreement.

12. Survival. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated in this Agreement.

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid in whole or in part under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or the remaining provisions of this Agreement.

14. Further Assurances. Following the Closing, each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions described in this Agreement.

15. Successor and Assigns. The Parties agree that this Agreement is binding upon and shall inure to the benefit of the Parties hereto, and their respective representatives, successors and assigns.

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16. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

17. Complete Agreement. It is expressly understood and agreed that this Agreement constitutes the complete and final agreement among the Parties regarding the matters herein addressed. Any and all prior negotiations, representations, understandings or agreements, whether written or oral, among the Parties, relating to the subject matter of this Agreement are terminated and shall be of no further force or effect.

18. Amendment, Modification, Termination and Waiver. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by all Parties hereto.

19. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

20. Interpretation; Headings. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to any interpretation of this Agreement. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

21. Counterparts. This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

22. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever.

23. Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the date first above written.

COMPANY:

CFCW Curry ford, LLC

By: CFCW OPCO, LLC, its manager

By:

Name:

Title:

member:

TDE CURRY FORD, LLC

By:

Name:

Title:

1

Exhibit B-3

CFCW Red Bug LLC Redemption Agreement

1

UNIT REDEMPTION AGREEMENT

This UNIT REDEMPTION AGREEMENT (this “Agreement”) is made and entered into as of [_______], 2021, by and between CFCW Red Bug, LLC, a Florida limited liability company (the “Company”), and TDE Distributing, LLC, a Florida limited liability company (the “Member”). Each of the Company and the Member are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Defined terms not otherwise defined herein shall have the meanings ascribed to them in the that certain Limited Liability Operating Company Agreement of April 23, 2021 (the “Operating Agreement”).

RECITALS

WHEREAS, the Member is the holder of 200 Units (the “Units”) subject to the Operating Agreement;

WHEREAS, pursuant to and in accordance with that certain Equity Purchase Agreement, dated as of [_________], 2021, by and among Sunshine Acquisition Sub Corp., a Delaware corporation (the “Buyer”), Clean Streak Ventures, LLC, a Delaware limited liability company (“CSV”), MDKMH Partners, Inc., a Delaware corporation (the “Blocker”), Clean Streak Ventures Intermediate Holdco, LLC, a Delaware limited liability company (the “CSV Seller”), MKH Capital Partners Offshore Fund I, LP, a Delaware limited partnership (the “Blocker Seller” together with the CSV Seller, the “Sellers”, Clean Streak Ventures Holdco, LLC, a Delaware limited liability company, as the representative of the Sellers and solely for purposes of Section 11.18 of the Equity Purchase Agreement, Car Wash Partners, Inc., a Delaware corporation (“Guarantor”) (the “Equity Purchase Agreement”), the Buyer and the Sellers have agreed that the Buyer will purchase all of the equity interests in CSV owned by the CSV Seller and all of the shares in Blocker owned by the Blocker Seller; and

WHEREAS, in connection with the transactions contemplated by the Equity Purchase Agreement, the Company desires to purchase the Units held by the Member from the Member, and the Member is willing to sell the Units to the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Purchase and Sale. On the terms and subject to the conditions of this Agreement, the Member hereby sells, transfers and assigns to the Company, and the Company hereby purchases from the Member, all of the Member’s right, title and interest in and to the Units for the consideration specified in Section 2.

2. Purchase Price. The purchase price to be paid by the Company to the Member for the Units shall be $[____] (the “Purchase Price”).

3. Closing. The closing (“Closing”) of the purchase and sale of the Units is taking place prior to the Reorganization which shall take place immediately prior to the closing of the transactions contemplated by the Equity Purchase Agreement (the “EPA Closing”). This Agreement shall terminate and have no further force and effect if the Equity Purchase Agreement is terminated in accordance with its terms.

4. Payment to be Delivered at Closing. At the Closing, the Company shall deliver the Purchase Price to the Member by wire transfer of immediately available funds to an account designated in writing by the Member.

5. Member’s Representations and Warranties. The Member hereby represents and warrants to the Company as follows:

k. The Units are owned of record by the Member, and the Member has the power to convey legal and beneficial ownership of the Units without obtaining the consent or approval of any other person or entity. The Units represent all of the equity securities and other interests the Member holds or owns in the Company.

l. The Member holds the Units free and clear of any mortgage, lien, pledge, charge, security interest, assessment, deed of trust, lease, adverse claim, levy, restriction on transfer, or encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future (“Encumbrances”), other than (i) any restriction on transfer imposed to ensure compliance with federal or state securities laws, and (ii) any Encumbrances under the Operating Agreement. Upon the consummation of the transactions contemplated by this Agreement, the Company will acquire for good and valuable consideration good, valid and marketable title to the Units, free and clear of all Encumbrances.

m. The Member is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Member to sell, transfer, pledge or otherwise dispose of the Units or any other equity interest in the Company.

n. The Member has full legal right, power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by the Member, and (assuming due authorization, execution and delivery by the Company) constitutes the Member’s legal, valid and binding obligation, enforceable against the Member in accordance with its terms, except as limited by applicable bankruptcy, insolvency or other similar laws relating to creditor’s rights generally, now or hereafter in effect, and general principles of equity. Upon consummation of the transactions contemplated by this Agreement and in accordance with the terms hereof, the Company will acquire good and valid title to the Units, free and clear of any Encumbrances, claims or rights or third parties whatsoever, except for any Encumbrances identified in Section 5.b above or created or imposed by the Company.

o. Neither the execution and delivery of this Agreement by the Member nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Member is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice

3

under any agreement, contract, lease, license, instrument, or other arrangement to which either the Member is a party or by which the Member is bound or to which the Units are subject.

6. Company Representations and Warranties. The Company hereby represents and warrants to the Member as follows:

e. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Company has full limited liability company power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Member) constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency or other similar laws relating to creditor’s rights generally, now or hereafter in effect, and general principles of equity.

f. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Company; (ii) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to the Company; (iii) require the consent, notice or other action by any person or entity under any contract to which the Company is a party; or (iv) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

7. Release. Effective as of the Closing, the Member, on behalf of itself and its Affiliates (collectively, the “Releasors”), fully and forever releases, relinquishes and discharges the Company and its Affiliates (the “Company Releasees”), from any and all causes of action in law and equity, claims, surcharges, suits, contracts, debts, obligations, contributions, liens, indemnities, promises, demands, damages, losses, attorneys’ fees, other fees, costs, expenses, loss of service, compensation, injuries or liability of any nature, type or description, whether known or unknown, suspected or unsuspected, patent or latent, fixed or contingent, without limitation, that directly or indirectly arise from or relate to, in whole or in part, any act, omission, event, transaction, communication or any other matter related to, arising out of or in connection with the Member’s ownership in the Units or Member’s status as a member of the Company or the Operating Agreement (collectively, the “Released Claims”). In connection with the foregoing, the

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Member represents and warrants that: (a) the Member has not assigned, transferred, conveyed or otherwise disposed of any Released Claims, or any direct or indirect interest in any such Released Claim, in whole or in part, and (b) to the knowledge of the Member, no other person or entity has any interest in the Released Claims. The Member agrees, for itself and for each of the Releasors, not to initiate any action, suit, proceeding, dispute or litigation against any of the Company Releasees with respect to the Released Claims. For the avoidance of doubt, the Member is not releasing any claims it may have under this Agreement.

8. IRS Form W-9. Prior to Closing, the Member shall deliver a duly executed IRS Form W-9 to the Company. If such form is not delivered, any amounts deducted and withheld from the Purchase Price and paid over to the appropriate taxing authority pursuant applicable tax law shall be treated for purposes of this Agreement as having been paid to the Member.

9. Termination of Rights and Obligations Under Operating Agreement. Effective upon the Closing, the rights and obligations of the Member under the Operating Agreement with respect to the Units are hereby terminated.

10. Termination of Agreements. The Operating Agreement and any other agreements, including management agreements, entered into in connection with the Operating Agreement will be terminated as of the Closing.

11. Reliance. Each Party represents, warrants and acknowledges that in executing this Agreement such Party does not rely and has not relied upon any representation, warranty, covenant, agreement, promise or statement made by the other Party or by the other Party’s agents or representatives with respect to the effect of this Agreement which is not set forth expressly in this Agreement.

12. Survival. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated in this Agreement.

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid in whole or in part under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or the remaining provisions of this Agreement.

14. Further Assurances. Following the Closing, each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions described in this Agreement.

15. Successor and Assigns. The Parties agree that this Agreement is binding upon and shall inure to the benefit of the Parties hereto, and their respective representatives, successors and assigns.

16. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

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17. Complete Agreement. It is expressly understood and agreed that this Agreement constitutes the complete and final agreement among the Parties regarding the matters herein addressed. Any and all prior negotiations, representations, understandings or agreements, whether written or oral, among the Parties, relating to the subject matter of this Agreement are terminated and shall be of no further force or effect.

18. Amendment, Modification, Termination and Waiver. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by all Parties hereto.

19. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

20. Interpretation; Headings. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to any interpretation of this Agreement. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

21. Counterparts. This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

22. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever.

23. Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

[Signature page follows]

6

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the date first above written.

COMPANY:

CFCW RED BUG, LLC

By: CFCW OPCO, LLC, its manager

By:

Name:

Title:

member:

TDE DISTRIBUTING, LLC

By:

Name:

Title:

1

EXHIBIT C

Purchase Price Payment

1

EXHIBIT D

Rules of Engagement for the Firm

If the Firm is engaged pursuant to Section 2.9(c), Buyer and Sellers’ Representative will instruct the Firm to analyze and resolve the parties’ dispute in accordance with the following guidelines unless otherwise agreed to in writing:

For purposes of this Exhibit D, (i) “parties” means Buyer and Sellers’ Representative, and (ii) “party” means each of Buyer and Sellers’ Representative.

Timetable

The timetable for these proceedings will be governed by the following procedures:

• Within thirty (30) calendar days of retaining the Firm, Buyer and Sellers’ Representative shall each submit to the Firm one (1) or more copies of a memorandum (which may include supporting exhibits) setting forth their respective positions of all unresolved disputed items in accordance with Section 2.9(c) of this Agreement (the “Initial Report”). If Sellers’ Representative or Buyer do not submit its Initial Report to the Firm within such thirty (30) calendar day period, such Person or Persons shall have waived their right(s) for such submission and any submission of the Initial Report provided subsequent to the prescribed timeline shall not be considered by the Firm unless written approval is provided by the other party.

• Within one (1) Business Day following receipt of both Buyer’s and Sellers’ Representative’s Initial Reports, the Firm will distribute a copy of each Initial Report to the other party.

• Within fourteen (14) calendar days after receiving the other party’s Initial Report from the Firm, each of Buyer and Sellers’ Representative may (but shall not be required to) submit to the Firm one (1) or more copies of a memorandum responding to the Initial Report submitted to the Firm by the other party (the “Rebuttal Report”). The Rebuttal Report is to be responsive solely to the arguments raised, and information submitted, by the other party in its Initial Report and no party may introduce new arguments or rely on new information in the Rebuttal Report that was not part of such party’s Initial Report or which are not responsive to an argument raised by the other party’s Initial Report, except to the extent such new arguments or new information are used in response to arguments raised and information submitted by the other party in its Initial Report. If Sellers’ Representative or Buyer do not submit their Rebuttal Report to the Firm within such fourteen (14) calendar day period, such Person or Persons shall have waived their right(s) for such submission and any submission of the Rebuttal Report provided subsequent to the prescribed timeline shall not be considered by the Firm unless written approval is provided by the other party.

• Within one (1) Business Day after receipt of both Buyer’s and Sellers’ Representative’s Rebuttal Reports, the Firm will distribute a copy of each Rebuttal Report to the other party.

• At any time before or within fifteen (15) calendar days after the submission of the Initial Reports or any Rebuttal Reports by Buyer and Sellers’ Representative, the Firm may submit written questions to either party following the procedures set forth below in the Section titled “Submission of Questions by the Firm.”

• Upon receipt of the Rebuttal Report or notice waiving the right to file such report from both Buyer and Sellers’ Representative and receipt of all responses to any written questions submitted by the Firm (and responses thereto), the Firm will endeavor to issue a report containing its findings within fifteen (15) calendar days after the later of (i) receiving both Buyer’s and Sellers’ Representative’s Rebuttal Reports or notice waiving the right to file such report, as applicable, or (ii) any responses (if any) to any written questions submitted by the Firm to either party following the procedures set forth below in the Section titled “Submission of Questions by the Firm.”

• Unless requested by the Firm in writing pursuant to the terms of the Section titled “Submission of Questions by the Firm,” neither Buyer nor Sellers’ Representative may present any additional information or arguments to the Firm, either orally or in writing.

• Except as specified herein or in the Agreement, or as otherwise agreed in writing between the parties, the Firm shall render its decision based solely upon the parties’ written submissions without conducting a hearing.

Submission of Questions by the Firm

After receiving both Initial Reports and Rebuttal Reports, if any, the Firm may submit written questions to the parties for written responses or may direct requests for additional information, calculations, or supporting documentation to the parties reasonably needed by the Firm in order to clarify or understand any position or argument made by a party in its written submission, in which case the parties agree to cooperate with such requests (including by ensuring that the Firm is provided copies of all relevant books and records of the Acquired Companies) in the manner and procedural timing described in this paragraph. If any such questions are addressed to only one party, the Firm shall submit the questions to that party, with a copy to the other parties. Once received, the party to whom the questions are addressed shall have five (5) Business Days to answer the Firm’s questions, and shall provide a copy of its written answers to the other parties at the time they are provided to the Firm. In response thereto, the other party may, within five (5) Business Days, submit a response to such answer(s) to the Firm and shall provide a copy of a response to the other parties at the time it is provided to the Firm. If any such questions are addressed to both parties, each party shall have five (5) Business Days from the date of receipt to respond to the Firm and shall provide a copy of its written answers to the other parties at the time they are provided to the Firm. In response thereto, each party may, within five (5) Business Days, submit a response to the other party’s answer(s) to the Firm and shall provide a copy to the other parties at the time it is provided to the Firm.

Adjustment of Time Periods

If the due date for any written submissions to be submitted to the Firm falls on a day that is not a Business Day, the written submission shall take place on the next Business Day. Any party may request the Firm grant a five (5) Business Day extension of time with respect to any deadline referenced in this Exhibit D, with the reasons for the request being specified, and the Firm shall grant such request unless it has already granted a prior request from the same party for the same deadline. Should any party make a second request for another five (5) Business Day extension of any deadline referenced in this Exhibit D for which that party was already granted an extension, it shall specify the reasons for the second request, and the Firm shall grant or deny that request in its sole discretion after considering the reasons given. Any party may make a request for an extension of time at any time in the event of illness or death of a party or party’s counsel or family member of either, or in the event a party or party’s counsel is compelled by an order of court to engage in a conflicting activity which renders it impossible to meet the deadline. Such requests shall be granted by the Firm after considering the reasons given if the Firm determines that the circumstances are as stated and create an unavoidable conflict or disability. Additionally, at any time the parties may by mutual written agreement extend any deadline referenced in this Exhibit D, and upon so doing, shall jointly inform the Firm of the joint extension.

Communication between the Firm and the Parties

The parties agree not to engage in any ex parte communication with the Firm, with the exception of the written submissions of the Initial Report, the Rebuttal Report and responses to questions asked by the Firm.

The Firm will be required to include a representation in its engagement letter that it has not discussed the disputed matter with either party prior to its joint retention by the parties, and to include a covenant in its engagement letter not to engage in ex parte communications with either party throughout the course of the engagement, with the exception of the written submissions of the Initial Report, the Rebuttal Report and responses to questions asked by the Firm.

The engagement letter will specifically require the Firm to review Section 2.9(c) of this Agreement, as well as any other provisions of this Agreement deemed relevant by any of Buyer, Sellers’ Representative or the Firm.

Nature of Review by the Firm

The Firm will make its determination in an objective, impartial manner based solely and in all cases consistent with the Accounting Principles and the terms and procedures specified in this Agreement and this Exhibit D. The Firm’s decision will be a reasoned analysis concluding with a written report of award setting forth the determination as to the items in dispute. As a reasoned decision, the Firm’s written report of award will include the Firm’s reasons for its conclusion(s).

The Firm shall agree that between the time Sellers’ Representative delivered the Objection Notice to Buyer and the date such disputes are resolved, Buyer and Sellers’ Representative may have exchanged certain proposals relating to the disputed items that were intended solely for purposes of facilitating settlement discussions and such proposals were confidential and were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or arbitration hearing, including with respect to the Firm’s engagement in the dispute. The Firm will be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the disputed matter.

Confidentiality

With respect to any information supplied in connection with the Firm’s engagement and designated by either party as confidential, or which either party should reasonably believe is confidential based on the subject matter or the circumstances of its disclosure, the other party agrees to protect such confidential information in a reasonable and appropriate manner, and use such confidential information only to perform its obligations under this Agreement and for no other purpose. This will not apply to information which is: (i) publicly known, (ii) already known to the recipient without breach by the recipient of any obligation of confidentiality, (iii) lawfully disclosed by a third party, (iv) independently developed without use or referring to any confidential information, or (v) disclosed pursuant to legal requirement or order (it being understood that any confidential information that must be disclosed pursuant to legal requirement or order shall remain, and shall continue to be treated as, confidential information). Notwithstanding the foregoing, no information (whether or not designated as confidential) may be provided to the Firm without being made available to all parties in accordance with the requirements of this Agreement and this Exhibit D. The Firm shall not publicly disclose that it has been retained to resolve any dispute relating to this Agreement or that it is involved in the dispute, or any information relating to the dispute, including its determination of the computation of the Purchase Price Adjustment, including each of the components thereof.

At the conclusion of the engagement contemplated hereby, any confidential information made available hereunder, including copies thereof, shall be returned or destroyed upon request by the disclosing party.

Other Procedural Matters

Procedural matters for the conduct of the dispute resolution, other than as specified herein, will be determined by the Firm in consultation with Buyer and Sellers’ Representative; provided, however, that any such procedural matters shall in all cases be consistent with the terms of the Agreement and this Exhibit D. Selection of the specific persons at the Firm assigned to work on the matter shall be determined by the Firm in agreement with Buyer and Sellers’ Representative, provided that if the parties and the Firm are unable to agree, such persons shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

EXHIBIT E

Development Site Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of December 21, 2021 (the “Effective Date”), by and among CLEAN STREAK VENTURES HOLDCO, LLC, a Delaware limited liability company, as the representative of the Sellers (“Sellers’ Representative”), SUNSHINE ACQUISITION SUB CORP., a Delaware corporation (“Buyer”), and FIDELITY NATIONAL TITLE INSURANCE COMPANY (“Escrow Holder”).

RECITALS:

WHEREAS, Clean Streak Ventures Intermediate Holdco, LLC, a Delaware limited liability company (the “CSV Seller”), MKH Capital Partners Offshore Fund I, LP, a Delaware limited partnership (the “CSV Blocker Seller” and together with the CSV Seller, each a “Seller” and together the “Sellers”), Sellers' Representative, Buyer and the other parties thereto entered into that certain Equity Purchase Agreement dated as of December 8, 2021 (as the same may be further amended, the “Equity Purchase Agreement”); all capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Equity Purchase Agreement;

WHEREAS, pursuant to Section 2.5 of the Equity Purchase Agreement, an amount equal to $11,820,000 (the “Development Site Escrow Amount”) was deducted from the amount paid to Sellers at Closing and delivered to Escrow Holder to be held pursuant to the terms of this Agreement.

NOW, THEREFORE, for Ten Dollars ($10) and other good and valuable consideration received by them, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Outstanding Permits Deposit. Concurrently with the execution of this Agreement, and in connection with the Closing, Sellers’ Representative shall, and shall cause Sellers to, direct Escrow Holder to deposit the Development Site Escrow Amount in escrow with Escrow Holder in accordance with this Agreement. The Development Site Escrow Amount in such escrow (the “Escrow”) shall relate to the approvals and permits set forth on Schedule 1 attached hereto as needed for Development Site #24 (Minneola) as is set forth on Exhibit F to the Equity Purchase Agreement (collectively, the “Required Permitting”). As the Required Permitting for an applicable Development Site is completed, Seller has the right to request a distribution of the portion of the Development Site Escrow Amount listed on Schedule 1 pursuant to Section 4 hereof that is attributable to such Development Site (the “Attributable Escrow Amount”) in accordance with the terms of this Agreement. The Development Site Escrow Amount shall be held in an FDIC insured interest-bearing deposit account or US-Treasury money market fund at Pacific Premier Bank. Escrow Holder shall not be liable or responsible for and has no liability (i) in the event of the failure, insolvency, or inability of the depositary to pay said funds, (ii) for any failure, refusal or inability of the depository into which the Development Site Escrow Amount is deposited to pay the Development Site Escrow Amount at Escrow Holder’s direction, or (iii) for levies by taxing authorities based upon the taxpayer identification number used to establish this interest bearing account. Escrow Holder shall not be responsible for any interest except for such interest as is actually received (which interest received shall be added to and considered part of the Development Site Escrow Amount but subject to disbursement as provided in Section 3 below), nor shall Escrow Holder be responsible for the loss of any interest arising from the closing of any account or the sale of any certificate of deposit or other instrument prior to maturity. Sellers and Buyer shall each pay one-half of any escrow fees imposed by Escrow Holder.

2. Required Permitting.

(a) After the Closing under the Equity Purchase Agreement, Sellers shall be obligated to continue to pursue the Required Permitting at their sole cost and expense and, in connection therewith, Sellers shall use reasonable best efforts to complete the Required Permitting process as promptly as practical following the Closing. Buyer shall, or shall cause the applicable Acquired Company to, cooperate with Sellers at Sellers’ sole cost and expense in their efforts to complete the Required Permitting as promptly as practical following the Closing. Such cooperation will include allowing Steven Lipofsky and Colin Raskin to assist Sellers in, and manage on behalf of Sellers, such process following the Closing, including by executing submissions or filings and attending and actively participating in meetings with or hearings before public officials or meetings with interested parties such as homeowners associations, in each case, subject to the terms of this paragraph. During the course of the Required Permitting process, Sellers shall keep Buyer informed as to the status of each Required Permitting attempt, including, without limitation, a reasonable opportunity to review and comment on any filings (it being understood that such review will not be permitted to delay the permitting process so long as Sellers provide Buyer at least three business days' advance notice of any such filings) with the applicable governing agency or municipality and reasonable prior notice of all meetings with or hearings before public officials or meetings with interested parties such as homeowners associations, and Buyer shall have the right to attend such meetings or hearings, and, with the consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed), Buyer may actively participate in such meetings or hearings. For the avoidance of doubt, subject to Buyer’s reasonable approval, Sellers shall be permitted to engage third parties as Sellers deem reasonably necessary to assist Sellers in pursuing the Required Permitting. In no event shall Sellers agree to the imposition of any conditions or restrictions which would restrict or limit Buyer from utilizing a Development Site as a car wash or impose any material cost on Buyer in connection with construction or operation of such car wash, without Buyer’s prior written approval.

(b) Seller shall pay all costs and fees associated with the Required Permitting. Sellers shall pay all costs and fees incurred in connection with any amendment to the purchase and sale agreement associated with Development Site #24 (Minneola) entered into on or after December 8, 2021, provided that, Buyer shall bear the first $10,000 associated with any such amendment to such land purchase agreement (the "Minneola PSA Amendment Cost").

(c) Attached hereto as Schedule 2 is the site plan for Development Site 24 (Minneola) (the "Minneola Site Plan"). Following the Closing Buyer will not amend the Minneola Site Plan in any manner that would adversely alter or otherwise adversely affect (including with respect to timing) the permitting process relating to Development Site 24

(Minneola). Buyer agrees that, once the Minneola Site Plan has been approved by the City of Minneola and the conditional use permit (“CUP”) and any required variances to obtain the approved Minneola Site Plan have been obtained for Development Site 24 (Minneola), Buyer will, and will cause the applicable Acquired Companies to, close on the purchase of such land as soon as reasonably practicable thereafter.

3. Interest. Any and all interest on the Development Site Escrow Amount shall belong to Sellers and Sellers may, at any time and from time to time (but in no event more than one time per calendar quarter), request in writing that the Escrow Holder deliver to Sellers any interest which has accrued on the Development Site Escrow Amount, and Escrow Holder shall deliver such interest to Sellers in accordance with such written request.

4. Release of Funds.

(a) Subject to (x) retention of the Disputed Amount set forth in an Objection Notice from Buyer within the Objection Period (as each term is defined below) and (y) the adjustments to be made pursuant to clause (b) below, Escrow Holder shall release the Attributable Escrow Amount as a single draw to Sellers on the fifth (5th) business day after receipt of a written request from Sellers (each, a “Disbursement Request”), which Disbursement Request shall include the following (collectively, the “Closeout Deliverables”) with respect to the Required Permitting related to a particular Development Site set forth on Schedule 1 for which a disbursement is being requested: (i) certification by an authorized representative of Sellers’ Representative that all Required Permitting related to the Development Site set forth on Schedule 1 for which a disbursement is being requested has been completed; (ii) reasonable evidence that such Required Permitting has been obtained and confirmation that such issuance of Required Permitting is not subject to any appeal or other rescission; and (iii) reasonable evidence of payment of all filing or permit fees related to such Required Permitting; provided that, simultaneously with delivery to the Escrow Holder, the Sellers’ Representative shall provide the Buyer with a copy of each Disbursement Request. If Buyer has a reasonable, good faith basis to believe that the Disbursement Request is improper, invalid and/or does not include all Closeout Deliverables with respect to the Attributable Escrow Amount then being requested for disbursement, Buyer shall have four (4) business days after receipt of such Disbursement Request (the “Objection Period”) to object to the disbursement of the Attributable Escrow Amount to Sellers’ Representative by submitting a notice of objection (the “Objection Notice”) to Sellers’ Representative and Escrow Holder, which Objection Notice shall state with reasonable specificity and any applicable backup documentation, the grounds for disputing the Disbursement Request. If Buyer delivers the Objection Notice prior to the expiration of the Objection Period, then Escrow Holder shall not disburse such disputed amount (subject to Section 5 below). If Buyer fails to deliver such an Objection Notice to Sellers’ Representative and Escrow Holder prior to the expiration of the Objection Period, then Escrow Holder shall disburse the Attributable Escrow Amount requested in the Disbursement Request to Sellers’ Representative on the next business day following the expiration of the Objection Period.

(b) With respect to any disbursement of the Attributable Escrow Amount as provided for in clause (a) above, the following shall apply:

(i) Buyer shall or shall cause the Company to pay to Sellers' Representative an amount equal to the Minneola PSA Amendment Cost; and

(ii) Buyer shall be permitted to deduct from the Attributable Escrow Amount the Minneola CapEx Differential, if any. For purposes hereof, the "Minneola CapEx Differential" means the aggregate amount, if any, by which (x) $400,000 exceeds (y) the aggregate amount incurred, directly or indirectly, by Sellers to obtain the Required Permitting for Development Site #24 (Minneola) (which amount shall include the aggregate amount incurred by the Sellers and/or the Acquired Companies prior to the effective date of the Equity Purchase Agreement, which amount the parties hereby agree shall be equal to $77,443). An illustrative example of the adjustment set forth in this clause (ii) is attached hereto as Schedule 3.

5. Termination of Agreement. This Agreement shall remain in effect until the disbursement of the entire amount of the Development Site Escrow Amount in accordance with the terms hereof.

(a) Notwithstanding anything to the contrary in this Agreement, Buyer shall have the right to terminate this Agreement with respect to Development Site 24 (Minneola) and receive a disbursement from the Escrow Holder for such site if: (i) any of the Required Permitting listed on Schedule 1 for Development Site 24 (Minneola) (other than the acquisition of the Development Site 24 (Minneola)) has been denied by a final, non-appealable order of the applicable permitting authority; or (ii) the Required Permitting listed on Schedule 1 for Development Site 24 (Minneola) (other than the acquisition of the Development Site 24 (Minneola)) for Development Site 24 (Minneola) has not been obtained by June 30, 2022; provided, however, that if the failure to obtain, or the delay in obtaining, the Required Permitting listed on Schedule 1 for Development Site 24 (Minneola) (other than the acquisition of the Development Site 24 (Minneola)) for Development Site 24 (Minneola) is due in whole or in part to Buyer's breach of this Agreement, then Buyer shall not have the right to terminate this Agreement with respect to Development Site 24 (Minneola) or receive a disbursement from the Escrow Holder for such site, and the terms and conditions of this Agreement shall continue to govern all matters related to Development Site 24 (Minneola).

6. Interpleader. In the event that Escrow Holder shall have received conflicting demands or instructions, whether or not litigation has been instituted, then, in any such event, at Escrow Holder’s option, (i) Escrow Holder may refuse to comply with any claims or demands on it and continue to hold the Development Site Escrow Amount until Escrow Holder receives written notice signed by Sellers’ Representative and Buyer directing the disbursement of the Development Site Escrow Amount, in which case Escrow Holder shall promptly disburse the Development Site Escrow Amount in accordance with said direction, and Escrow Holder shall not be or become liable in any way or to any person for its refusal to comply with such claims or demand; or (ii) in the event Escrow Holder shall receive a written notice advising that a litigation over entitlement to the Development Site Escrow Amount has been commenced, Escrow Holder may deposit the Development Site Escrow Amount with the clerk of the court in which said litigation is pending; or (iii) Escrow Holder may (but shall not be required to) take such affirmative steps as it may, at its option, elect in order to deposit the Development Site Escrow Amount in a court of competent jurisdiction and commence an action for interpleader or to substitute another impartial party to hold the Development Site Escrow Amount, the reasonable costs thereof to be borne by whichever of Sellers and Buyer is the losing party and thereupon Escrow Holder shall be released of any and all liability hereunder. Sellers and Buyer jointly and severally agree, if a dispute arises as to the entitlement of the Development Site Escrow Amount, to reimburse Escrow Holder for any and all reasonable expenses incurred in the discharge of its duties hereunder, including, but not limited to, reasonable outside attorneys’ fees and disbursements, and court costs; provided, however, that any payment or reimbursement made by Sellers or Buyer shall be without prejudice to any right which either Sellers or Buyer may have to recover from the other party for any amounts so paid or reimbursed to Escrow Holder hereunder.

7. Limitation of Duties of Escrow Holder. Escrow Holder shall not have any duties or responsibilities except those set forth in this Agreement and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by Escrow Holder in good faith without gross negligence or willful misconduct to be genuine, and Escrow Holder may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so.

8. No Waiver. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure therefrom, shall be effective unless the same be in writing and signed by all parties hereto, and then shall be effective only in the specific instance and the purpose for which given.

9. Severability. Any provision of this Agreement which is declared by a court of competent jurisdiction to be illegal, invalid, prohibited or unenforceable shall be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating the remaining provisions hereof.

10. Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if (a) hand delivered, (b) sent by certified or registered United States mail, postage prepaid, return receipt requested, (c) sent by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) sent by electronic mail, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 10):

(a) To Sellers’ Representative:

c/o MKH Capital Partners

2655 S Le Jeune Road

Suite 910

Miami, Florida 33134

Attention: [___]

Email: [___]

With a copy to:

Holland & Knight LLP
701 Brickell Avenue, Suite 3300
Miami, Florida 33131

Attention: [___]

Email: [___]

(b) To Buyer:

General Counsel

222 E. 5th Street

Tucson, Arizona 85705

Attention: [___]

Email: [___]

With a copy to:

Latham & Watkins LLP
1271 Avenue of the Americas

New York NY 10020

Attention: [___]

Email: [___]

(c) To the Escrow Holder:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

One East Washington Street, Suite 450

Phoenix, Arizona 85004

Attn: [___]

Email: [___]

A notice shall be deemed to have been given: (i) in the case of hand delivery, when delivered; (ii) in the case of registered or certified mail, when delivered or upon the first attempted delivery on a business day; (iii) in the case of expedited prepaid delivery service, when delivered or upon the first attempted delivery on a business day; and (iv) in the case of email, upon the sender’s receipt of confirmation (which may be in the form of an automated electronic response) of delivery or upon the first attempted delivery on a business day. Notices given by counsel to Buyer or Sellers’ Representative shall be deemed given by, respectively, Buyer, or Sellers’ Representative. A party’s counsel shall be permitted to send a notice on such party’s behalf.

11. Accommodation. It is expressly understood that Escrow Holder acts hereunder as an accommodation to Sellers’ Representative and Buyer and as a depository only and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it, or for the form of execution of such instruments or for the identity, authority or right of any person executing or depositing the same or for the terms and conditions of any instrument pursuant to which Escrow Holder or the parties may act.

12. Right to Refrain. Escrow Holder may act or refrain from acting in respect of any matter referred to herein in full reliance upon and by and with the advice of counsel which may be selected by it (including any member of its firm) and shall be fully protected in so acting or refraining from acting upon the advice of such counsel.

13. Indemnity. Sellers’ Representative and Buyer hereby jointly and severally agree to indemnify and save harmless Escrow Holder from and against any and all actual losses, damages, claims, liabilities, judgments, and other costs and expenses of every kind and nature which may be incurred by Escrow Holder by reason of its acceptance of, and its performance under, this Agreement (including, without limitation, reasonable outside attorneys’ fees and disbursements), unless and to the extent the same arises from the gross negligence or willful misconduct of Escrow Holder; provided, however, that the performance of the indemnity obligations hereunder by Sellers’ Representative or Buyer shall be without prejudice to any right which either Sellers’ Representative or Buyer may have to recover from the other party for any amounts paid or reimbursed to Escrow Holder hereunder or otherwise incurred by Sellers’ Representative or Buyer in connection with the performance of such indemnity obligation.

14. Release. Escrow Holder shall not be responsible for any act or failure to act on its part except in the case of its own willful default or gross negligence. Escrow Holder shall be automatically released from all responsibility and liability under the Agreement upon Escrow Holder’s delivery or deposit of the full amount of the Development Site Escrow Amount in accordance with the provisions of this Agreement.

15. Demand for Development Site Escrow Amount. Sellers’ Representative and Buyer agree that if either shall deliver to Escrow Holder a written demand for the then outstanding Development Site Escrow Amount, the party making such demand shall, simultaneously with delivering such demand to Escrow Holder, deliver a copy of such demand to the other party, together with a statement of the facts and circumstances underlying the demand.

16. Conflicting Instructions. In the event that the Escrow Holder shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any person which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep the requested portion of the Development Site Escrow Amount until it shall be directed otherwise in writing by Sellers’ Representative and Buyer or by a final order or judgment of a court of competent jurisdiction.

17. Resignation; Succession. Escrow Holder may resign and be discharged from its duties and obligations hereunder by giving not less than thirty (30) days advance notice in writing of such resignation to Buyer and the Sellers' Representative, and Escrow Holder

may be removed, with or without cause, by mutual agreement of Buyer and the Sellers' Representative at any time by giving not less than thirty (30) days advance joint written notice to the Escrow Holder. Escrow Holder's sole responsibility after such thirty (30) day notice period expires shall be to hold the Development Site Escrow Amount and all related records and documents, and to deliver the same to a designated substitute escrow agent appointed by Buyer and the Sellers' Representative, which escrow agent shall be a national title company, or in accordance with the directions of a court order. If prior to the effective resignation date, Buyer and the Sellers' Representative have failed to appoint a successor escrow agent, or to instruct the Escrow Holder to deliver the Development Site Escrow Amount to another person as provided above, at any time on or after the effective resignation date, Escrow Holder may appoint a successor escrow agent of its own choice, which escrow agent shall be a national title company. Any appointment of a successor escrow agent shall be binding upon Buyer and the Sellers' Representative. Escrow Holder shall deliver the Development Site Escrow Amount to any appointed successor escrow agent, at which time Escrow Holder's obligations under this Agreement shall cease and terminate.

18. Governing Law. The interpretation and construction of this Agreement and all matters relating hereto (including the validity or enforcement of this Agreement), shall be governed by the laws of the State of Arizona without regard to any conflicts or choice of laws provisions of the State of Arizona that would result in the application of the Law of any other jurisdiction.

19. Binding Effect. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns.

20. Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original, and all of which will constitute one agreement. This Agreement may be executed by and through electronic signature technology which is in compliance with the applicable state law governing electronic signatures, including but not limited to DocuSign®. Electronic signatures shall be considered as valid and binding as original, wet signatures. Signatures originally signed by hand but transmitted via email shall also be deemed valid and binding original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLERS’ REPRESENTATIVE:

CLEAN STREAK VENTURES HOLDCO, LLC,
a Delaware limited liability company

By:
Name:
Title:

BUYER: SUNSHINE ACQUISITION SUB CORP.,
a Delaware corporation

By:
Name: John Lai
Title: President

ESCROW HOLDER: FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:
Name:
Title:

Schedule 1

Required Permitting

Development Site	Required Permitting	Attributable Escrow Amount
Minneola

Acquisition of the property in accordance with the terms and conditions under that certain Agreement of Sale and Purchase, dated May 20, 2021, by and between Tropical Minneola, LLC and Clean Streak Ventures, LLC, as amended by that certain First Amendment to Agreement of Sale and Purchase, dated September __, 2021, and as further amended by that certain Second Amendment to Agreement of Sale and Purchase, dated November 18, 2021 (the “Minneola Purchase Agreement”)

Minneola Permitting Requirements are as follows:

Conditional use permit (“CUP”) to allow for a car wash in the B-1 zoning district.

Any variances required for Minneola Site Plan Approval.

City of Minneola Site Plan Approval

Florida Department of Environmental Protection “FDEP” Water & Sewer Exemptions

SJRWMD ERP Modification

FDEP NPDES NOI

FDOT Drainage Permit

FDOT Utility Permit

$11,820,000

Schedule 2

Minneola Site Plan

See attached

Schedule 3

Minneola CapEx Differential

EXHIBIT F

Locations

Clean Machine
Operational	Street Address
1	894 Airport Pulling Rd, Naples, Florida, 34104
2	11899 Bonita Beach Rd SE, Bonita Springs, Florida, 34135
3	8414 Sierra Meadows Blvd. Naples, FL 34113
4	8851 Cody Lee Rd, Fort Myers, FL 33912
5	6051 S Florida Ave, Lakeland, Florida, 33813
6	5735 US-98 N, Lakeland, Florida, 33809
7	29891 State Road 54, Wesley Chapel, Florida, 33543
8	24124 State Road 54, Lutz, Florida, 33559
9	20306 Trout Creek Dr, Tampa, Florida, 33647
10	17501 N Palms Village Pl, Tampa, Florida, 33647
11	12806 W Hillsborough Ave, Tampa, Florida, 33635
12	229 SW Port St Lucie Blvd, Port St. Lucie, FL 34984
13	11201 SW 216th St, Miami, FL 33170
14	9200 US-1, Port St. Lucie, FL 34952
15	17017 FL-50, Clermont, FL 34711
Development	Street Address
16	13601 Goldenwood Dr, Fort Myers, FL 33913
17	2811 Colonial Blvd, Fort Myers, FL 33966
18	3807 Clyde Morris Blvd, Port Orange, FL 32129
19	12561 S. McCall Rd, Port Charlotte, FL 33981
20	8030 Tyson Eye Way, Estero, FL 33967
21	1001 Havendale Blvd NW & 2001 10th St NW, Winter Haven, FL 33881
22	1845 Hypoluxo Rd, Lake Worth, FL 33462
23	3115 US Highway 98 S, Lakeland, FL 33803
24	US Hwy 27 and Southern Breeze Dr, Minneola, FL 34715
Top Dog
Operational	Street Address
25	9900 Curry Ford Rd Orlando, FL 32825
26	11317 Narcoossee Rd, Orlando, FL 32832
27	306 W Mitchell Hammock Rd, Oviedo, FL 32765
28	401 S State Rd 434, Altamonte Springs, FL 32714
29	1405 S Semoran Blvd, Orlando, Florida, 32807
30	14540 E Colonial Dr, Orlando, Florida, 32826
31	530 Cypress Pkwy, Poinciana, FL 34759
32	13785 Landstar Blvd, Orlando, FL 32824
Development	Street Address
33	7249 Red Bug Lake Rd, Oviedo, FL 32765

EXHIBIT G

Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT is entered into as of December [__], 2021 (this “Agreement”), by and among Clean Streak Ventures Holdco, LLC, a Delaware limited liability company, as the representative of the Sellers under the Purchase Agreement (“Seller”), Sunshine Acquisition Sub Corp., a Delaware corporation (“Purchaser,” and each of Seller and Purchaser are sometimes referred to individually as “Party” and, collectively, as the “Parties”), and JPMorgan Chase Bank, NA (the “Escrow Agent”). Reference is made to that Equity Purchase Agreement, dated December 8, 2021 (the “Purchase Agreement”), by and among Purchaser, Clean Streak Ventures, LLC, a Delaware limited liability company, MDKMH Partners, Inc., a Delaware corporation, Clean Streak Ventures Intermediate Holdco, LLC, a Delaware limited liability company, MKH Capital Partners Offshore Fund I, LP, a Delaware limited partnership, Clean Streak Ventures Holdco, LLC, a Delaware limited liability company, as the representative of the Sellers and Car Wash Partners, Inc. (as Guarantor). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement, although the Escrow Agent shall not have any obligation to understand or ascertain the meaning of any capitalized terms not entirely defined in this Agreement.

RECITALS

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Parties have agreed that Purchaser shall deposit in escrow certain funds and the Parties desire such deposit to be subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the promises and mutual covenants and agreements contained in this Agreement and the agreements contained in the Purchase Agreement, the Parties and the Escrow Agent agree as follows:

1. Appointment. The Parties hereby appoint Escrow Agent as their escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Fund; Investment.

(a) Concurrently with the execution and delivery of this Agreement, Purchaser has deposited with Escrow Agent an amount equal to the sum of (x) [___] (the “Purchase Price Adjustment Escrow Amount”) and (y) [***], together with the Purchase Price Adjustment Escrow Amount, the “Escrow Amount”) in immediately available funds, which shall serve as a the sole source of funds with respect to any (i) adjustments to the Purchase Price pursuant to Section 2.9 of the Purchase Agreement, and (ii) [***]. Escrow Agent shall hold the Escrow Amount in a demand deposit account (the “Escrow Account”) and shall invest and reinvest the Escrow Amount and the proceeds thereof (collectively, the “Fund”) in a JPMorgan Money Market Deposit Account (“MMDA”), or a successor investment offered by Escrow Agent. MMDAs have rates of interest or compensation that may vary from time to time as determined by Escrow Agent. The Fund shall at all times be separated from other customers’ funds held by the Escrow Agent (which separation may be accomplished by appropriate entries on the books and records of the Escrow Agent). The Parties recognize and agree that instructions to make any other investment (“Alternative Investment”), and any instructions to change investments must be in a joint writing and executed by an Authorized Representative (as defined in Section 3 below), of each of the Parties and shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity and the Escrow Agent or any affiliated entity may act as counterparty with respect to such investments.

(b) The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee or trade execution fee in connection with each transaction. Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein, and each Party acknowledges that it was not offered any investment, tax or accounting advice or recommendation by Escrow Agent with regard to any investment and has made an independent assessment of the suitability for its own purposes of any investment selected hereunder. Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties. Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment. Except as otherwise provided in this Agreement or in the event of Escrow Agent’s fraud, gross negligence or willful misconduct in failing to execute any Alternative Investment instructions provided under this Section 2(b) was the cause of a direct loss to any Party, Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of an Authorized Representative of the Parties to give Escrow Agent instructions to invest or reinvest the Fund. Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments to the Parties under this Agreement. All interest or other income earned under this Agreement shall be allocated to Purchaser, and shall be reported, by Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Amount by Purchaser, whether or not said income has been distributed during such year. On the earlier of (i) fifteen (15) days following the end of each calendar quarter and (ii) the date on which all amounts remaining in the Fund (including any earnings thereon) are distributed (each, a “Tax Distribution Date”), Escrow Agent shall pursuant to Standing Instructions provided by the Purchaser in Section 3(d) distribute to Purchaser an amount equal to the product of (x) thirty percent (30%) and (y) the Escrow Earnings earned since the later of the date of this Escrow Agreement and the prior Tax Distribution Date. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities that shall be indicated on the monthly statements provided to the Parties. The Parties hereby acknowledge to the Escrow Agent that no other tax withholding or information reporting of any kind other than expressly stated in this Section is expected to be performed by the Escrow Agent under this Agreement.

(c) Upon establishment of the Escrow Account, and thereafter on a monthly basis until the termination of this Agreement, the Escrow Agent shall deliver to each of the Parties a monthly statement setting forth (i) the amount of cash held in the Fund as of the date of such report, (ii) a description of any other property held in the Fund as of the date of such report and (iii) a summary of all payments from the Fund made during the preceding month.

3. Disposition and Termination.

(a) The Escrow Agent shall release the Fund in accordance with this Section 3.

(b) Purchaser Price Adjustment Escrow Amount. Promptly following the determination of the Purchase Price Adjustment pursuant to Section 2.9(d)(ii) of the Purchase Agreement (and in any event within two (2) Business Days following such determination), the Purchaser and the Seller shall deliver to the Escrow Agent the Joint Payment Instructions (as defined below) itemizing the funds to be disbursed in accordance with Section 2.9(d)(ii) of the Purchase Agreement from the Escrow Account to the Purchaser and the Seller, as applicable. The Escrow Agent shall release the Fund in accordance with (i) joint written instructions that are executed by an Authorized Representative of each of (1) Seller, and (2) Purchaser, substantially in the form of Exhibit A-1 annexed hereto (“Joint Payment Instructions”), or (ii) a final non-appealable order of a court of competent jurisdiction that instructs Escrow Agent as to the disbursement of some or all of the Fund (a “Court Order”) accompanied by a (A) written certification of the prevailing Party’s Authorized Representative that such order is final and not subject to any further appeal or proceedings, and a (B) written instruction from an Authorized Representative of the prevailing Party given to effectuate such order. The Escrow Agent shall be entitled to conclusively rely upon any such certification and instruction and shall have no responsibility to review the Court Order to which such certification and instruction refers or to make any determination as to whether such Court Order is final. Copies of any Court Orders will be delivered to Escrow Agent by either an Authorized Representative of Seller or an Authorized Representative of Purchaser and to the other Party.

(c) Indemnity Escrow Amount.

(i) If, at any time and from time to time from the date hereof but not later than 5:00 p.m., eastern time on December [___], 2023 (the “Escrow Release Date”), Purchaser desires to make a claim against the Indemnity Escrow Amount (each, a “Claim”) pursuant to Section [***] of the Purchase Agreement, the Purchaser, on its own behalf or on behalf of such other Buyer Indemnified Party, shall deliver a written notice of the Claim substantially in the form of Exhibit A-2 (a “Claims Notice”) to the Escrow Agent, with a copy to Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such Indemnifiable Loss or claim or demand, and if possible, the amount of such Claim (the “Claimed Amount”). In the event Escrow Agent receives a Claims Notice for indemnity from the Purchaser, Seller shall notify the Escrow Agent with a copy to the Purchaser within thirty (30) calendar days following its receipt of such Claims Notice if Sellers’ Representative disputes the Claim made in the Claims Notice or if the 30th day does not fall on a Business Day on the first Business Day thereafter substantially in the form of Exhibit A-3 (such notice, the “Dispute Notice”). If Seller does not deliver the Dispute Notice to the Escrow Agent with a copy to the Purchaser on or before thirty (30) calendar days after the Escrow Agent’s receipt of the Claims Notice or if the 30th day does not fall on a Business Day on the first Business Day thereafter, the Claim in such Claims Notice shall be conclusively deemed to be conceded and undisputed by Seller, and the Escrow Agent shall release the amount of Escrow Amount having a total aggregate value equal to the amount of any Indemnifiable Losses corresponding to such claim(s) set forth in such Claims Notice (the “Undisputed Claim Amount”) to the Purchaser (or Purchaser’s designee), in accordance with this Agreement and as between the Parties the Purchase Agreement, in accordance with this Agreement or, in the case of any Claims Notice in which the amount of the Claim (or any portion of the Claim) is estimated, on such later date when the amount of such Claim (or such portion of such Claim) becomes finally determined (which final determination shall be set forth in a joint written notice from an Authorized Representative of Purchaser and Seller to the Escrow Agent), in each case, without any further action on behalf of the Purchaser or Seller.

(ii) If Seller delivers a timely Dispute Notice, such Dispute Notice shall either (i) concede liability for the Claim in whole, or (ii) deny liability for the Claim in whole or in part (it being understood that any portion of the Claimed Amount for which Seller has not denied liability shall be deemed to be an Undisputed Claim Amount and released to the Purchaser (or Purchaser’s designee) in accordance with Section 3(c)(i)). If Seller denies liability in whole or in part, such Dispute Notice shall be accompanied by a reasonably detailed description of the basis for such denial and such Claim shall be resolved as provided in Section 3(c)(iii).

(iii) If Seller has denied liability for, or otherwise disputes, the Claimed Amount, in whole or in part, Seller and Purchaser shall attempt to resolve such dispute. If the Purchaser and Seller resolve such dispute, they shall deliver to the Escrow Agent a notice (“Conceded Amount Notice”) signed by an Authorized Representative of each of them to instruct the Escrow Agent to promptly pay to the Purchaser, or Purchaser’s designee, the amount (if any) by which Seller has conceded liability and was agreed to by the Purchaser.

(iv) Within three (3) Business Days after the Escrow Release Date, an Authorized Representative of each of Purchaser and Seller shall deliver to the Escrow Agent a notice (“Release Notice”) signed by each of them to instruct the Escrow Agent to distribute the Escrow Amount to the person and to such account as set forth on such Release Notice, in the portion of the remaining Escrow Amount which is not subject to any Claims pursuant to any Claims Notice delivered by Purchaser on or prior to the Escrow Release Date in accordance with the requirements of Section 3(c) (including any amounts that are the subject of any pending or disputed Claims of which Purchaser has provided a timely Claims Notice to the Escrow Agent with a copy to the Seller).

(v) Notwithstanding anything to the contrary herein, upon receipt of a Claims Notice, Dispute Notice, Conceded Amount Notice, or Release Notice, Escrow Agent shall make payment with respect to Claims related thereto only in accordance with (i) Joint Payment Instructions, or (ii) a Court Order. The Escrow Agent shall be entitled to conclusively rely upon any such certification and instruction and shall have no responsibility to review the Court Order to which such certification and instruction refers or to make any determination as to whether such Court Order is final. Copies of any Court Orders will be delivered to Escrow Agent by either an Authorized Representative of Seller or an Authorized Representative of Purchaser and to the other Party.

(d) Notwithstanding anything to the contrary in Section 8, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Fund, must be in writing and executed by, as applicable, the Purchaser and Seller, as evidenced by the signatures of the person or persons signing this Agreement or one of their designated persons as set forth on the Designation of Authorized Representatives attached hereto as Schedules 1-A and 1-B (each an “Authorized Representative”), and delivered to Escrow Agent only by confirmed facsimile or as a Portable Document Format (“PDF”) attached to an email on a Business Day (or will be deemed delivered on the next Business Day if not sent on a Business Day) only at the fax number or email address set forth in Section 8 below. No instruction for or related to the transfer or distribution of the Fund shall be deemed delivered and effective unless Escrow Agent actually shall have received it on a Business Day (or will be deemed delivered and effective on the next Business Day if not sent on a Business Day) by facsimile or as a PDF attached to an email only at the fax number or email address set forth in Section 8 and in the case of a facsimile as evidenced by a confirmed transmittal to the Party’s or Parties’ transmitting fax number and Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Fund if delivered to any other fax number or email address, including but not limited to a valid email address of any employee of Escrow Agent. The Parties each acknowledge that Escrow Agent is authorized to use the following funds transfer instructions (“Standing Instructions”) (as may be supplemented from time to time as described below) to disburse any funds due to Purchaser or Seller, without a verifying call-back or email confirmation as set forth in Section 3(d) below:

Purchaser: Bank name:
Bank Address:

ABA Number:
Credit A/C Name:

Credit A/C #:

Account Address:

Seller: Bank name:
Bank Address:
ABA Number:
Credit A/C Name:
Credit A/C #: [●]

Credit A/C Address: [●]

If Applicable:

FFC A/C Name: [●]
FFC A/C #: [●]

FFC A/C Address: [●]

(e) In the event any other funds transfer instructions other than Standing Instructions are set forth in a permitted instruction from a Party or the Parties in accordance with this Agreement, Escrow Agent is authorized to seek confirmation of such funds transfer instructions by a single telephone call-back or email confirmation to one of the Authorized Representatives of such Party or Parties and thereafter, such funds transfer instructions shall also be considered the applicable Party’s Standing Instructions hereunder, and Escrow Agent may rely upon the confirmation of anyone purporting to be that Authorized Representative in connection with any of Escrow Agent’s verifying call-backs or email confirmations. The persons designated as Authorized Representatives and telephone numbers for same may be changed only in a writing executed by an Authorized Representative or other duly authorized officer of the applicable Party setting forth such changes and actually received by Escrow Agent via facsimile or as a PDF attached to an email. Except as set forth in Section 3(a) above, no funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone callback or email confirmation. If multiple disbursements are provided for under this Agreement pursuant to any Standing Instructions, only the date, amount and/or description of payments may change without requiring a telephone call-back or email confirmation. The persons designated as Authorized Representatives and telephone numbers and email addresses for same may be changed only in a writing executed by an Authorized Representative or other duly authorized person of the applicable

Party setting forth such changes and actually received by Escrow Agent via facsimile or as a PDF attached to an email. Escrow Agent may confirm any such change in Authorized Representatives by a telephone call-back or email confirmation according to its security procedures. Escrow Agent, any intermediary bank and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in a funds transfer instruction provided by a Party or the Parties and confirmed by an Authorized Representative. Further, the beneficiary’s bank in the funds transfer instructions may make payment on the basis of the account number provided in such Party’s or the Parties’ instruction and confirmed by an Authorized Representative even though it identifies a person different from the named beneficiary.

(f) Notwithstanding anything to the contrary contained in this Agreement, in the event that an electronic signature is affixed to an instruction issued hereunder to disburse or transfer funds, such instruction may be confirmed by a verifying call-back (or email confirmation) to an Authorized Representative. As used in this Section 3, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed. The Parties acknowledge that the security procedures set forth in this Section 3 are commercially reasonable. Notwithstanding anything to the contrary, the Parties acknowledge and agree that Escrow Agent (i) shall have no obligation to take any action in connection with this Agreement on a non-Business Day and any action Escrow Agent may otherwise be required to perform on a non-Business Day may be performed by Escrow Agent on the following Business Day and (ii) may not transfer or distribute the Fund until Escrow Agent has completed its security procedures.

(g) This Agreement will be terminated automatically on the date on which all of the Fund has been distributed. The Agreement may also be terminated at any time by a written agreement executed by each of the Parties. Upon termination of this Agreement, the Fund then held hereunder, if any, will be distributed in accordance with Joint Written Instructions delivered by the Parties to the Escrow Agent.

4. Escrow Agent. Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. Escrow Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any other agreement between the Parties, nor shall Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement shall control the actions of Escrow Agent. Escrow Agent may conclusively rely upon any written notice, document, instruction or request delivered by the Parties believed in good faith by it to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. Any notice, document, instruction or request delivered by a Party but not required under this Agreement may be disregarded by the Escrow Agent. Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that Escrow Agent’s gross negligence, fraud or willful misconduct (including, with respect to tax matters, the intentional and willful disregard of a reporting requirement as specified in Section 2(b) hereof was the cause of any direct loss to either Party. Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. In the event Escrow Agent shall be uncertain, or believes there is some ambiguity, as to its duties or rights hereunder or receives instructions, claims or demands from any Party hereto which in Escrow Agent’s judgment in good faith conflicts with the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the Parties, Escrow Agent shall be entitled either to: (a) refrain from taking any action until it shall be given (i) a joint written direction executed by Authorized Representatives of the Parties which eliminates such ambiguity or conflict or (ii) a Court Order (such Court Order will be accompanied by the documentation referenced in Section 3(b)(ii) above) (it being understood that the Escrow Agent shall be entitled conclusively to rely and act upon any such documentation referenced in Section 3(b)(ii) and shall have no obligation to review such Court Order or determine whether any such Court Order is final); or (b) file an action in interpleader. Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Amount nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. The Parties grant to Escrow Agent a lien and security interest in the Fund in order to secure any indemnification obligations of the Parties or obligation for fees or expenses owed to Escrow Agent hereunder. Anything in this Agreement to the contrary notwithstanding, except to the extent of Escrow Agent’s fraud or willful misconduct, in no event shall Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

5. Resignation; Succession. Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving not less than thirty (30) days advance notice in writing of such resignation to the Parties, and Escrow Agent may be removed, with or without cause, by the Parties at any time by giving not less than thirty (30) days advance joint written notice to the Escrow Agent. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and all related records and documents, and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or in accordance with the directions of a court order, at which time of delivery, Escrow Agent’s obligations hereunder shall cease and terminate. If prior to the effective resignation date, the Parties have failed to appoint a successor escrow agent, or to instruct the Escrow Agent to deliver the Fund to another person as provided above, or if such delivery is contrary to applicable law, at any time on or after the effective resignation date, Escrow Agent either (a) may interplead the Fund with a court located in the State of Delaware and the costs, expenses and reasonable attorney’s fees which are incurred in connection with such proceeding may be charged against and withdrawn from the Fund; or (b) appoint a successor escrow agent of its own choice. Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent. Escrow Agent shall deliver the Fund to any appointed successor escrow agent, at which time Escrow Agent’s obligations under this Agreement shall cease and terminate. Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all of the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6. Compensation; Acknowledgment. Seller, on the one hand, and the Purchaser, on the other hand, agree to pay, on a 50%-50% basis, Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing by Seller and Purchaser, shall be as described in Schedule 2. As between the Parties, Seller, on the one hand, and the Purchaser, on the other hand, will each be responsible for one half of all amounts payable or reimbursable to Escrow Agent under this Section 6 or otherwise provided for in this Agreement. Each of the Parties further agrees to the disclosures and agreements set forth in Schedule 2.

7. Indemnification and Reimbursement. The Purchaser, on the one hand, and Seller, on the other hand, agree jointly and severally to indemnify, defend, hold harmless, pay or reimburse Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”), actually incurred and arising out of or in connection with (a) Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction to have been caused by gross negligence, willful misconduct (including with respect to tax matters, the intentional and willful disregard of a reporting requirement as specified in Section 2(b) hereof), or bad faith of such Indemnitee or that are income or similar taxes imposed upon Escrow Agent with respect to any fees or expenses payable to it hereunder; and (b) Escrow Agent’s following, accepting or acting upon any written instructions or written directions, whether joint or singular, from the Parties received in accordance with this Agreement. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement. Seller and the Purchaser agree, solely among themselves, that irrespective of any joint and several liability that either may have to the Escrow Agent under this Agreement, as between them, the Purchaser, on the one hand and Seller, on the other hand, will each only be liable for one-half of any Losses incurred by Escrow Agent which result in reimbursement or indemnification under this Section 7. As between the Parties, if either the Purchaser, on the one hand, or Seller, on the other hand, incurs greater than one-half of any such Losses, the Purchaser, on the one hand, or Seller, on the other hand, as applicable, will promptly (and in no event later than five (5) Business Days) make payment to the other such that each of the Purchaser, on the one hand, and Seller, on the other hand, have borne one-half of all amounts which are paid to Escrow Agent under this Section 7; provided, however, that to the extent any Losses owed pursuant to this Section 7 result from or are attributable to a Party’s failure to provide tax documentation required to be provided pursuant to this Agreement, such Party shall be solely responsible for indemnifying any Indemnitee for such Losses.

8. Notices. Except as otherwise provided in Section 3, all communications hereunder shall be in writing or set forth in a PDF attached to an email, and all instructions from a Party or the Parties to the Escrow Agent shall be executed by an Authorized Representative, and shall be deemed to have been given when delivered in accordance with the terms of this Agreement on the date personally delivered to the recipient, on the date sent by email or one day after being sent to the recipient by reputable overnight courier service (charges prepaid) only to the appropriate fax number, email address, or notice address set forth for each party as follows (or such other address as the recipient party has specified by prior written notice to the sending party):

If to Seller:

c/o MKH Capital Partners

2655 S Le Jeune Road

Suite 910

Miami, Florida 33134

Attention: [__]

Email: [__]

With a copy (which shall not constitute notice) to:

Holland & Knight LLP

701 Brickell Avenue, Suite 3300

Miami, FL 33131

Attention: [__]

Email: [__]

If to Purchaser:

General Counsel

222 E. 5th Street

Tucson, Arizona 85705

Attention: Lisa Bossard Funk

Email: [__]

With a copy (which shall not constitute notice) to: [__]

Latham & Watkins LLP
1271 Avenue of the Americas

New York NY 10020

Attention: [__]

Email: [__]

If to Escrow Agent:

JPMorgan Chase Bank, N.A.

Escrow Services

575 Washington Blvd, Floor 18

Jersey City, NJ 07310

Attention: [__]

Fax: [__]

Email Address: [__]

9. Compliance with Directives. In the event that a legal garnishment, attachment, levy, restraining notice or court order or other governmental order (a “Directive”) is served with respect to any part of the Fund, or the delivery thereof shall be stayed or enjoined by a Directive, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such Directive so entered or issued, and in the event that Escrow Agent obeys or complies with any such Directive it shall not be liable to any of the Parties hereto or to any other person by reason of such compliance notwithstanding such Directive be subsequently reversed, modified, annulled, set aside or vacated.

10. Miscellaneous.

(a) The provisions of this Agreement may be waived, altered, amended or supplemented only by a writing signed by the Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned by any Party without the prior consent of Escrow Agent and the other Party, provided that (1) the Purchaser may, subject to Escrow Agent’s identity verification, (i) assign its rights under this Agreement to any affiliate, or (ii) assign this Agreement to any entity which acquires substantially all of the assets of the Purchaser, by merger, consolidation or otherwise, and agrees to be bound hereto as a successor to the Purchaser; provided, that in the case of the foregoing clauses (i) and (ii), no such assignment shall be effective until Escrow Agent has completed, to Escrow Agent’s satisfaction, Escrow Agent’s know your customer review and other onboarding processes; and (2) the Purchaser may collaterally assign its interest under this Agreement to any lenders or any agent acting on behalf of lenders to the Purchaser or its affiliates and therefore the Purchaser may direct payments under this Agreement to such lenders or any agent acting on behalf of lenders to the Purchaser or its affiliates. Notwithstanding the foregoing, Purchaser shall remain liable for all of its payment and performance obligations hereunder in the event of any such assignment. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each Party and Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. To the extent that in any jurisdiction any Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Party shall not claim, and hereby irrevocably waives, such immunity. Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for Losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement and any joint instructions from the Parties may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or instruction, as applicable. All signatures of the parties to this Agreement may be transmitted by facsimile or as a PDF attached to an email, and such facsimile or PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties each (individually and only with respect to itself) represent, warrant and covenant that (i) each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations, (ii) such Party has full power and authority to enter into, execute and deliver this Agreement and to perform all of the duties and obligations to be performed by it hereunder; and (iii) the person(s) executing this Agreement on such Party’s behalf and certifying Authorized Representatives in the applicable Schedule 1 have been duly and properly authorized to do so, and each Authorized Representative of such Party has been duly and properly authorized to take the actions specified for such person in the applicable Schedule 1. The Escrow Agent hereby represents and warrants that (i) it has full power and authority to enter into, execute and deliver this Agreement and to perform all of the duties and obligations to be performed by it hereunder and (ii) this Agreement has been duly executed and delivered by it and is a legal, valid and binding obligation of the Escrow Agent, enforceable against the Escrow Agent in accordance with its terms. Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of the Fund or this Agreement.

(b) Information. The Parties authorize the Escrow Agent to disclose information with respect to this Agreement and the account(s) established hereunder, the Parties, or any transaction hereunder if such disclosure is: (i) necessary, in the Escrow Agent’s opinion, for the purpose of allowing the Escrow Agent to perform its duties and to exercise its powers and rights hereunder or for operational or risk management purposes or compliance with legal, tax and regulatory requirements, including, without limitation, FATCA; (ii) to a proposed assignee of the rights of Escrow Agent; (iii) to a branch, affiliate, subsidiary, employee or agent of the Escrow Agent or to their auditors, regulators or legal advisers or to any competent court; (iv) to the auditors of any of the Parties; or (v) permitted or required by applicable law, regardless of whether the disclosure is made in the country in which each Party resides, in which the Fund is maintained, or in which the transaction is conducted. The Parties agree that such disclosures by the Escrow Agent and its affiliates may be transmitted across national boundaries and through networks, including those owned by third parties.

(c) Specific Performance. Solely between the Parties, except as expressly provided in this Agreement, either Party will be entitled to enforce its rights under this Agreement specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by applicable law. Except as expressly provided in this Agreement, all such rights and remedies will be cumulative and non-exclusive, and may be exercised singularly or concurrently. The Parties acknowledge that any breach of this Agreement may cause substantial irreparable harm to the other Parties hereto. Therefore, this Agreement may be enforced in equity by specific performance, temporary restraining order and/or injunction. The rights to such equitable remedies will be in addition to all other rights or remedies that a Party may have under this Agreement or under applicable law. Notwithstanding the foregoing, this provision is not meant to limit or effect in any way, the Escrow Agent’s rights or responsibilities under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PURCHASER:

Sunshine Acquisition Sub Corp., a Delaware corporation

By:

Name: John Lai

Title: President

seller:

Clean Streak Ventures Holdco, LLC, a Delaware limited liability company

By:

Name: []

Title: []

ESCROW AGENT:

JPMORGAN CHASE BANK, NA

By:

Name: Christopher Palermo

Title: Vice President

EXHIBIT A-1
Form of Escrow Release Notice – Joint Instructions

JPMorgan Chase Bank, NA, Escrow Services
4 New York Plaza

575 Washington Blvd, Floor 18

Jersey City, NJ 07310

Attention: [__]

Fax No.: [__]

Email Address: [__]

Date: [________]

Re: Escrow Agreement, dated [__________], 2021

Escrow Account no. [●]

Dear Sir/Madam:

We refer to an Escrow Agreement, dated [ ], 2021, among Clean Streak Ventures Holdco, LLC, Sunshine Acquisition Sub Corp., and JPMorgan Chase Bank, NA, as Escrow Agent (the “Escrow Agreement”).

Capitalized terms in this letter that are not otherwise defined shall have the same meaning given to them in the Escrow Agreement.

Sunshine Acquisition Sub Corp. and Clean Streak Ventures Holdco, LLC instruct[s] the Escrow Agent to release the [Fund], or the portion specified below, to the specified party as instructed below.

Amount
(In writing)
Beneficiary
City
Country

Bank
Bank address
ABA Number:
Credit A/C Name:
Credit A/C #:
Credit A/C Address:
If Applicable:
FFC A/C Name:
FFC A/C #:
FFC A/C Address:

FOR AND ON BEHALF OF PURCHASER:

Sunshine Acquisition Sub Corp.

By:
Name:
Title:

Date:

FOR AND ON BEHALF OF SELLER:

Clean Streak Ventures Holdco, LLC

By:
Name:
Title:

Date:

EXHIBITA-2

FORM OF INDEMNIFICATION CLAIM NOTICE

[Date]

JPMorgan Chase Bank, N.A.

Escrow Services

[Address]

[Fax Number]

Attention: [_______]

[Name and Address of Other Party]

Dear Sir/Madam:

This notice is being delivered pursuant to Section ___ of the [Escrow Agreement, dated ______________, by and among __________________________ (the “Escrow Agreement”). Capitalized terms in this letter that are not otherwise defined shall have their meanings set forth in the Escrow Agreement.

[Party] hereby gives notice pursuant to Section _____________of the Escrow Agreement, of a claim for indemnification made under [underlying agreement]. The amount of the claim is $______________.

The summary for the basis of such claim is as follows:

[Insert details]

[Party] hereby certifies to Escrow Agent that this notice was delivered to [other Party].

[NAME OF PARTY]

By: ________________________

Name :______________________

Title: _______________________

Date: _______________________

EXHIBIT A-3

FORM OF INDEMNIFICATION CLAIM OBJECTION NOTICE

[Date]

JPMorgan Chase Bank, N.A.

Escrow Services

[Address]

[Fax Number]

Attention: [________]

[Name and Address of Other Party]

Dear Sir/Madam:

This notice is being delivered pursuant to Section ___ of the [Escrow Agreement, dated ______________, by and among __________________________ (the “Escrow Agreement”). Capitalized terms in this letter that are not otherwise defined shall have their meanings set forth in the Escrow Agreement.

[Party] hereby objects to the claim for indemnification filed by [other Party], as described in the notice delivered by [other Party] to Escrow Agent dated ___________________, and requests that the amount of such claim not be disbursed to [other Party].

[Party] hereby certifies to Escrow Agent that this notice was delivered to [other Party].

[NAME OF PARTY]

By: ________________________

Name :______________________

Title: _______________________

Date: _______________________

Schedule 1-A

SUNSHINE ACQUISITION SUB CORP.

DESIGNATION OF AUTHORIZED REPRESENTATIVES

The undersigned, John Lai, being the duly elected, qualified and acting President of Sunshine Acquisition Sub Corp. (“Purchaser”), does hereby certify:

1. That each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated [__________], 2021, by and among Purchaser, Clean Streak Ventures Holdco, LLC and JPMorgan Chase Bank, NA, as Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement. Callbacks or emails confirming an instruction shall be made to an Authorized Representative other than the Authorized Representative who issued the instruction unless (a) only a single Authorized Representative is designated below, (b) the information set forth below changes and is not updated by Purchaser such that only the Authorized Representative who issued the instruction is available to receive a callback or email confirmation, or (c) Purchaser is an individual. Purchaser acknowledges that pursuant to this Schedule, Escrow Agent is offering an option for callback or email confirmation to a different Authorized Representative, and if Purchaser nevertheless names only a single Authorized Representative or fails to update Authorized Representative information, Purchaser agrees to be bound by any instruction, whether or not authorized, confirmed by callback or email confirmation to the issuer of the instruction.

NAME	SIGNATURE	TELEPHONE, CELL NUMBERS, & EMAIL
[__________]	____________________________	_____________________________ (cell)________________________ (email)________________________
[__________]	____________________________	_____________________________ (cell)________________________ (email)________________________

2. Email confirmation is only permitted to a corporate email address for purposes of this Schedule. Any personal email addresses provided will not be used for email confirmation.

3. This Schedule may be signed in counterparts and the undersigned certifies that any signature set forth on an attachment to this Schedule is the true and genuine signature of an Authorized Representative and that each such Authorized Representative’s contact information is current and up-to-date at the date hereof.

4. That pursuant to Purchaser’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Purchaser, and that the undersigned has so executed this Designation this [___]th day of [__________], 2021.

5. Notwithstanding the above, if Purchaser is an individual, no signature will be required below.

Signature:
Name:
Title:

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON SCHEDULE 1-A

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature (or electronic signature subject to the conditions set forth in the Escrow Agreement) of the Authorized Representative authorizing said funds transfer on behalf of such Party.

Schedule 1-B

Clean Streak Ventures Holdco, LLC

DESIGNATION OF AUTHORIZED REPRESENTATIVES

The undersigned, [__________], being the duly elected, qualified and acting President of Clean Streak Ventures Holdco, LLC, a Delaware limited liability company (“Seller”), does hereby certify:

1. That each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated [__________], 2021, by and among Sunshine Acquisition Sub Corp., a Delaware corporation, Seller and JPMorgan Chase Bank, NA, as Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement. Callbacks or emails confirming an instruction shall be made to an Authorized Representative other than the Authorized Representative who issued the instruction unless (a) only a single Authorized Representative is designated below, (b) the information set forth below changes and is not updated by Company and Seller such that only the Authorized Representative who issued the instruction is available to receive a callback or email confirmation, or (c) Seller is an individual. Seller acknowledges that pursuant to this Schedule, Escrow Agent is offering an option for callback or email confirmation to a different Authorized Representative, and if Seller nevertheless names only a single Authorized Representative or fails to update Authorized Representative information, Seller agrees to be bound by any instruction, whether or not authorized, confirmed by callback or email confirmation to the issuer of the instruction.

NAME	SIGNATURE	TELEPHONE, CELL NUMBERS & EMAIL
[__________]	____________________________	_____________________________ (cell)________________________ (email)________________________
[__________]	____________________________	_____________________________ (cell)________________________ (email)________________________
_____________________________	____________________________	_____________________________ (cell)_________________________ (email)________________________

2. Email confirmation is only permitted to a corporate email address for purposes of this Schedule. Any personal email addresses provided will not be used for email confirmation.

3. This Schedule may be signed in counterparts and the undersigned certifies that any signature set forth on an attachment to this Schedule is the true and genuine signature of an Authorized Representative and that each such Authorized Representative’s contact information is current and up-to-date at the date hereof.

4. That pursuant to Company's governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Company, and that the undersigned has so executed this Designation this [___]th day of December, 2021.

Signature:
Name: Title:

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON SCHEDULE 1-B

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature (or electronic signature subject to the conditions set forth in the Escrow Agreement) of the Authorized Representative authorizing said funds transfer on behalf of such Party.

Schedule 2

Schedule of Fees for Escrow Agent Services

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . …...$2,500

Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

Annual Administration Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . WAIVED

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

Extraordinary Services and Out-of-Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Escrow Agent’s then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees, and other charges, including those levied by any governmental authority.

Fee Disclosure & Assumptions: Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. The Escrow Agent reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees. Payment of the invoice is due upon receipt

The Escrow Amount shall be continuously invested in a JPMorgan MMDA. MMDAs have rates of interest or compensation that may vary from time to time as determined by the Escrow Agent.

Disclosures and Agreements

Taxes. The Parties shall duly complete such tax documentation or other procedural formalities necessary for Escrow Agent to complete required tax reporting and for the relevant Party to receive interest or other income without withholding or deduction of tax in any jurisdiction. Should any information supplied in such tax documentation change, the Parties shall promptly notify Escrow Agent. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, including without limitation, the Foreign Account Tax Compliance Act (“FATCA”), and shall remit such taxes to the appropriate authorities.

Know Your Customer. To assist in the prevention of the funding of terrorism and money laundering activities, applicable law may require financial institutions to obtain, verify, and record information that identifies each person who opens an account. What this means for the Parties: when the Parties open an account, Escrow Agent may ask for each Party’s name, address, date of birth (for natural persons), and/or other information and documents that will allow Escrow Agent to identify such Party. Escrow Agent may also request and obtain certain information from third party vendors regarding any Party. To fulfill Escrow Agent’s “know your customer” responsibilities and in connection with its performance of this Agreement, Escrow Agent may request information and/or documentation from each Party from time to time, including, without limitation, regarding such Party’s organization, business and, to the extent applicable, beneficial owner(s) of such Party, including relevant natural or legal persons, and such Party shall procure and furnish the same to Escrow Agent in a timely manner. Any information and/or documentation furnished by any Party is the sole responsibility of such Party and Escrow Agent is entitled to rely on the information and/or documentation without making any verification whatsoever (except for the authentication under the security procedures, as applicable). Each Party represents and warrants that all such information and/or documentation is true, correct and not misleading and shall advise Escrow Agent promptly of any changes and, except as prohibited by applicable law, such Party agrees to provide complete responses to Escrow Agent’s requests within the timeframes specified. If any Party fails to provide or consent to the provision of any information required by this paragraph, Escrow Agent may suspend or discontinue providing any service hereunder and resign pursuant to this Agreement.

OFAC Disclosure. Escrow Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including but not limited to regulations issued by the U.S. Office of Foreign Assets Control. Escrow Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom the Escrow Agent is prohibited from doing business by any law or regulation applicable to Escrow Agent, or in any case where compliance would, in Escrow Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures. Where Escrow Agent does not execute a payment order or effect a transaction for such reasons, Escrow Agent may take any action required by any law or regulation applicable to Escrow Agent including, without limitation, freezing or blocking funds. Transaction screening may result in delays in the posting of transactions.

Abandoned Property. Escrow Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property, escheatment or similar law and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations. Without limitation of the foregoing, notwithstanding any instruction to the contrary, Escrow Agent shall not be liable to any Party for any amount disbursed from an account maintained under this Agreement to a governmental entity or public official in compliance with any applicable abandoned property, escheatment or similar law.

THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D. WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.

Acknowledgment of Compensation and Multiple Roles. Escrow Agent is authorized to act under this Agreement notwithstanding that Escrow Agent or any of its subsidiaries or affiliates (such subsidiaries and affiliates hereafter individually called an “Affiliate” and collectively called “Affiliates”) may (A) receive fees or derive earnings (float) as a result of providing an investment product or account on the books of Escrow Agent pursuant to this Agreement or for providing services or referrals with respect to investment products, or (B) (i) act in the same transaction in multiple capacities, (ii) engage in other transactions or relationships with the same entities to which Escrow Agent may be providing escrow or other services under this Agreement, (iii) refer clients to an Affiliate for services or (iv) enter into agreements with clients or third parties for referrals of escrow or related transactions to Escrow Agent.

JPMorgan Chase Bank, N.A. may earn compensation from any of these activities in addition to the fees charged for services under this Agreement.

FDIC Disclosure. In the event Escrow Agent becomes insolvent or enters into receivership, Escrow Agent may provide to the Federal Deposit Insurance Corporation (“FDIC”) account balance information for any account governed by this Agreement, as reflected on Escrow Agent’s end-of-day ledger balance, and the customer name and tax identification number associated with such accounts for the purposes of determining the appropriate deposit insurance coverage. Funds held in such accounts will be insured by the FDIC under its applicable rules and limits.

THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D. WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.

Demand Deposit Account Disclosure. Escrow Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the Fund is held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on Escrow Agent’s general ledger in accordance with U.S. law at no cost to the Parties. Escrow Agent will record the internal accounts and any transfers between them on Escrow Agent’s books and records only. The internal accounts and any transfers between them will not affect the Fund, any investment or disposition of the Fund, use of the escrow demand deposit account or any other activities under this Agreement, except as described herein. Escrow Agent will establish a target balance for the demand deposit internal account, which may change at any time. To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle has already occurred. If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that Escrow Agent has established for the demand deposit internal account. If a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.

MMDA Disclosure and Agreement. If MMDA is the investment for the Escrow Amount as set forth above or anytime in the future, you acknowledge and agree that U.S. law limits the number of pre-authorized or automatic transfers or withdrawals or telephonic/electronic instructions that can be made from an MMDA to a total of six (6) per calendar month or statement cycle or similar period. Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days’ notice prior to a withdrawal from a money market deposit account.

Unlawful Internet Gambling. The use of any account to conduct transactions (including, without limitation, the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.

Recordings. Each Party and Escrow Agent consent to the other party or parties making and retaining recordings of telephone conversations between any Party or Parties on one hand and Escrow Agent on the other hand in connection with Escrow Agent’s security procedures.

Use of Electronic Records and Signatures. As used in this Agreement, the terms “writing” and “written” include electronic records, and the terms “execute”, “signed” and “signature” include the use of electronic signatures. Notwithstanding any other provision of this Agreement or the attached Exhibit and Schedules, any electronic signature that is presented as the signature of the purported signer, regardless of the appearance or form of such electronic signature, may be deemed genuine by Escrow Agent in Escrow Agent’s sole discretion, and such electronic signature shall be of the same legal effect, validity and enforceability as a manually executed, original, wet-inked signature. Any electronically signed agreement shall be an “electronic record” established in the ordinary course of business and any copy shall constitute an original for all purposes. The terms “electronic signature” and “electronic record” shall have the meanings ascribed to them in 15 USC § 7006. This Agreement and any instruction or other document furnished hereunder may be transmitted by facsimile or as a PDF file attached to an email.

EXHIBIT H

[INTENTIONALLY OMITTED]

EXHIBIT I

[INTENTIONALLY OMITTED]

EXHIBIT J

Restrictive Covenant Agreements

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (as the same may be amended, restated, modified or supplemented from time to time, this “Agreement”) is entered into as of December [ □ ], 2021, by and among Clean Streak Ventures, LLC (the “Company”), Sunshine Acquisition Sub Corp. (the “Buyer”) and [ □ ] (the “Restricted Party”). Each of the Company, the Buyer and the Restricted Party are referred to herein individually as a “Party”, and collectively, the “Parties”. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, the Buyer, the Company, MDKMH Partners, Inc., Clean Streak Ventures Intermediate Holdco, LLC (the “CSV Seller”), MKH Capital Partners Offshore Fund I, LP (together with CSV Seller, the “Sellers”) and [ □ ] (as the representative of the Sellers) are entering into an Equity Purchase Agreement, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which and subject to the terms thereof, among other things, the Buyer will purchase from the Sellers all of the issued and outstanding equity interests of the Company (the “Transaction”);

WHEREAS, the Restricted Party will receive significant economic value and other benefits as a result of the Transaction (the “Restricted Party Consideration”);

WHEREAS, the Buyer would not have entered into the Purchase Agreement and would not have agreed to consummate the Transaction without concurrently receiving the benefit of the representations, warranties, covenants and agreements of the Restricted Party as set forth in this Agreement (including, without limitation, to more effectively protect the value and goodwill of the Company);

WHEREAS, as an inducement to the Buyer’s willingness to enter into and consummate the Transaction, the Restricted Party agrees to be bound by the covenants and agreements set forth in this Agreement; and

WHEREAS, the Parties hereto agree and acknowledge that the Buyer would be irreparably harmed should the Restricted Party breach this Agreement.

NOW, THEREFORE, for good and valuable consideration and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

Acknowledgment. The Restricted Party acknowledges that the Buyer is entering into the Purchase Agreement and the Transaction in reliance on the agreements and covenants contained in this Agreement. The Restricted Party agrees and acknowledges that it is necessary and desirable that the Restricted Party undertake the covenants and agreements as provided in this Agreement to protect the value and goodwill of the Company and the other Acquired Companies, and that the Buyer would not have entered into the Purchase Agreement or consummated the Transaction but for such agreements and covenants. The Restricted Party also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (a) the Company and the Buyer and its Affiliates are engaged in a competitive industry, (b) the Restricted Party may have had access to the trade secrets and know-how of the Acquired Companies, including the plans and strategy of the Acquired Companies, and (c) the Restricted Party believes that this Agreement provides no more protection than is reasonably necessary to protect the Buyer’s legitimate interest in the goodwill, trade secrets and confidential information of the Acquired Companies.

Definitions. For purposes of this Agreement:

[Signature Page to Restrictive Covenant Agreement]

Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

“Competing Business” means the business of acquiring, developing and/or operating car wash sites.

“Restricted Period” means the period beginning on the Closing Date and ending on the fourth anniversary of the Closing Date; provided, however, that in the event that it is judicially determined that the Restricted Party has breached any provision of this Agreement, the Restricted Period applicable to each obligation the Restricted Party shall have been determined to have breached shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.

“Restricted Territory” means the State of Florida.

Non-Competition. The Restricted Party covenants and agrees that, during the Restricted Period, the Restricted Party shall not[, and shall cause its Affiliates not to,] and shall not assist any other Person to, in each case, directly or indirectly: (a) engage or participate[, including as an officer, legal representative, employee, agent or counsel,] in any Competing Business in the Restricted Territory; or (b) be or become a member, equityholder, owner, affiliate, co-owner, partner, trustee, promoter, agent, representative, supplier, contractor, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, or participate in or facilitate the financing, operation, management or control of, any Person or business that engages or participates in a Competing Business in the Restricted Territory; provided, that, nothing in this Section 3 shall prevent the Restricted Party’s passive investment of less than five percent (5%) of the securities of a Person listed on a national securities exchange or traded in the over the counter market that is engaged in a Competing Business.

Non-Solicitation of Business Relationships. The Restricted Party covenants and agrees that, during the Restricted Period, the Restricted Party shall not, without the Buyer’s prior written consent, directly or indirectly, encourage, induce, attempt to induce, solicit or attempt to solicit or take any other action that is intended to induce or encourage any Person that is a customer, supplier or vendor of any Acquired Company to enter into any Competing Business with the Restricted Party, nor attempt to convince such Persons to terminate or modify in an adverse manner, their business relationship with the Acquired Companies.

Non-Solicitation of Employees. The Restricted Party covenants and agrees that, during the Restricted Period, the Restricted Party shall not[, and shall cause its Affiliates not to], directly or indirectly, encourage, induce, attempt to induce, recruit, solicit or attempt to solicit or take any other action that is intended to induce or encourage any employee of the Acquired Companies (each, a “Business Associate”) from leaving his or her employment with any Acquired Company, without the prior written consent of the Buyer; provided that the foregoing shall not prohibit the Restricted Party from making a general offer of employment to the public or any such action by search firms, employment agencies or other similar entities in each case that is not targeted or focused on the Business Associates.

Non-Disparagement. The Restricted Party will not, at any time during or after the Restricted Period, directly or indirectly, publicly disparage in any way, or make negative comments of any sort, about the Acquired Companies or their respective employees, customers, vendors or suppliers, whether orally or in writing. Notwithstanding the foregoing, nothing in this Section 6 shall preclude the Restricted Party from making truthful and accurate statements or disclosures that are required by Law or legal process.

Representations and Warranties. The Restricted Party represents and warrants that: (a) the Restricted Party has full power and authority to execute and deliver, and to perform all of the Restricted

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Party’s obligations under, this Agreement and (b) neither the execution and delivery nor the performance of this Agreement will result directly or indirectly in a violation or breach of any agreement or obligation by which the Restricted Party is or may be bound, the violation of which would materially impair the Restricted Party’s ability to perform the Restricted Party’s obligations under this Agreement.

Assignment. The Restricted Party shall not assign any of the Restricted Party’s rights under this Agreement, in whole or in part, to any Person, without first obtaining the prior written consent of the Buyer. The Buyer may assign any of its rights under this Agreement, in whole or in part, to any Affiliate of the Buyer without the consent of the Restricted Party. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Buyer and its successors and assigns.

Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered in person (with written confirmation of receipt), (b) when delivered by overnight delivery service from a national carrier (receipt requested), (c) on the third day after the dated mailed by registered or certified mail (postage prepaid, return receipt requested), or (d) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, to the respective Parties as follows:

If to the Restricted Party to:

the address set forth on the signature page hereto

If to the Company prior to the Closing, to:

c/o MKH Capital Partners

2655 S Le Jeune Road

Suite 910

Miami, Florida 33134

Attention: [__________]

Email: [ ]

with a copy (which shall not constitute notice) to:

Holland & Knight LLP
701 Brickell Avenue, Suite 3300
Miami, Florida 33131

Attention: [ ]

Email: [ ]

If to the Buyer or following the Closing, the Company, to:

General Counsel

222 E. 5th Street

Tucson, Arizona 85705

Attention: [ ]

Email: [ ]

5

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas

New York NY 10020

Attention: [ ]

Email: [ ]

Entire Agreement; Amendments. This Agreement and the Purchase Agreement contain the entire agreement of the Parties respecting the subject matter hereof and supersede all prior agreements among the Parties respecting the subject matter hereof. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and is signed by each Party.

Severability. The covenants and obligations of the Restricted Party set forth in this Agreement shall be construed as (a) a series of separate covenants and (b) independent of any other agreement or arrangement between the Restricted Party, on the one hand, and the Buyer, on the other. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Specific Performance.

(a) The Restricted Party acknowledges that (i) the provisions of Section 3, Section 4, Section 5 and Section 6 are reasonable and necessary to protect the legitimate interests of the Buyer and (ii) any violation of Section 3, Section 4, Section 5 or Section 6 will result in irreparable injury to the Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at Law for any such violation would not be reasonable or adequate compensation to the Buyer for such a violation. Accordingly, the Restricted Party agrees that if the Restricted Party violates the provisions of Section 3, Section 4, Section 5 or Section 6, in addition to any other remedy which may be available at Law or in equity, the Buyer shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.

(b) The rights and remedies of the Buyer under this Agreement are not exclusive of or limited by any other rights or remedies that it may have, whether at Law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Buyer under this Agreement, and the obligations and liabilities of the Restricted Party under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other Laws and under all applicable rules and regulations.

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(c) Nothing in this Agreement shall limit any of the rights or remedies of the Buyer under the Purchase Agreement or any other agreement, and nothing in the Purchase Agreement shall limit any of the Restricted Party’s obligations, or any of the rights or remedies of the Buyer, under this Agreement

Governing Law. The interpretation and construction of this Agreement and all matters relating hereto (including the validity or enforcement of this Agreement), shall be governed by the laws of the State of Florida without regard to any conflicts or choice of laws provisions of the State of Florida that would result in the application of the Law of any other jurisdiction.

Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Consent to Jurisdiction. Subject to Section 15, any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby may be brought in the United States District Court for the Middle District of Florida (or, if the United States District Court for the Middle District of Florida shall be unavailable, any other court of the State of Florida or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Florida), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court, and waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims shall be heard and determined only in any such court, and agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any suit, action or proceeding brought pursuant to this Section 16.

Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in original, .pdf or other electronic counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by email transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by email shall be deemed to be their original signatures for all purposes.

Further Assurances. The Restricted Party shall execute and/or cause to be delivered to the Buyer such agreements, instruments and other documents, and shall take such other actions, as the Buyer may reasonably request at any time for the purpose of carrying out or evidencing any of the provisions of this Agreement.

Termination. This Agreement shall terminate and be of no force or effect upon any termination of the Purchase Agreement in accordance with its terms prior to the Closing.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed by its authorized officer as of the day and year first above written.

THE BUYER

Sunshine Acquisition Sub Corp.

By:

Name:

Title:

THE COMPANY

Clean Streak Ventures, LLC

By:

Name:

Title:

[Signature Page to Restrictive Covenant Agreement]

RESTRICTED PARTY

[__]

Address: _______________________

_______________________

Attn: __________________

Email: _________________

[Signature Page to Restrictive Covenant Agreement]